    Filed with the Securities and Exchange Commission on January 31,1994

                                                 Registration No. 33-51681

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C.  20549

                                F O R M   S - 4/A

                                Amendment No. 1

                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                             BANC ONE CORPORATION
- -------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)
- -------------------------------------------------------------------------------

                                    Ohio
- -------------------------------------------------------------------------------
        (State or other jurisdiction of incorporation or organization)

                                    6711
- -------------------------------------------------------------------------------
           (Primary Standard Industrial Classification Code Number)

                                 31-0738296
- -------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

           100 East Broad Street, Columbus, Ohio 43271, (614) 248-5944
- -------------------------------------------------------------------------------
    (Address, including Zip Code, and telephone number, including area code of Registrant's principal executive offices)

                Roman J. Gerber, Esq., BANC ONE CORPORATION
       100 East Broad Street, Columbus, Ohio 43271, (614) 248-5903
- -------------------------------------------------------------------------------
             (Name, address, including Zip Code, and telephone number,
                     including area code, of agent for service)

                               With Copies to:

                             Bruce Rigelman, Esq.
                             BANC ONE CORPORATION
                             100 East Broad Street
                             Columbus, Ohio 43271
                                 614/248-6045

                              Benny Hughes, Esq.
                         Orgain, Bell & Tucker, L.L.P.
                             470 Orleans Street
                            Beaumont, Texas 77701
                                 409/838-6412

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and all other conditions to the merger of Parkdale Bank with and into a wholly owned subsidiary of the Registrant pursuant to the Merger Agreement described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                             --------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

- -------------------------------------------------------------------------------

                              BANC ONE CORPORATION


                              Cross Reference Sheet

                                                Caption in Prospectus
           Item of Form S-4                     and Proxy Statement
- ------------------------------------       -------------------------------------

A. Information about the Transaction
   ---------------------------------


   Item 1 - Forepart of Registration       Outside Front Cover Page
   Statement and Outside Front Cover       Reference Sheet
   Page of Prospectus


   Item 2 - Inside Front and Outside       Available Information; Incorpora-
   Back Cover Pages of Prospectus          tion by Reference; Table of
                                           Contents


   Item 3 - Risk Factors, Ratio of         Information About the Transaction
   Earnings to Fixed Charges and
   Other Information


   Item 4 - Terms of the Transaction       Merger; Comparative Rights of
                                           Shareholders


   Item 5 - Pro Forma Financial Infor-     Incorporation by Reference
   mation


   Item 6 - Material Contacts with         Merger-Background of Transaction;
   the Company Being Acquired              -Operations After the Merger


   Item 7 - Additional Information         *
   Required for Reoffering by
   Persons and Parties Deemed To Be
   Underwriters


   Item 8 - Interests of Named             Miscellaneous Information-Interests
   Experts and Counsel                     of Named Experts and Counsel


   Item 9 - Disclosure of Commission       *
   Position on Indemnification for
   Securities Act Liabilities




                                               Caption in Prospectus
           Item of Form S-4                    and Proxy Statement
- -----------------------------------        -------------------------------------

B. Information about the Registrant
   --------------------------------


   Item 10 - Information with Respect      Information about BANC ONE
   to S-3 Registrants                      CORPORATION; Comparative Rights
                                           of Shareholders


   Item 11 - Incorporation of Certain      Information about BANC ONE
   Information by Reference                CORPORATION-Incorporation of
                                           Certain Information About
                                           BANC ONE by Reference


   Item 12 - Information with Respect      *
   to S-2 or S-3 Registrants


   Item 13 - Incorporation of Certain      *
   Information by Reference


   Item 14 - Information with Respect      *
   to Registrants Other Than S-2 or
   S-3 Registrants


C. Information about the Company
   Being Acquired
   -----------------------------


   Item 15 - Information with Respect      *
   to S-3 Companies


   Item 16 - Information with Respect      *
   to S-2 or S-3 Companies


   Item 17 - Information with Respect      Information about PARKDALE BANK
   to Companies Other Than S-2 or
   S-3 Companies


D. Voting and Management Information
   ---------------------------------


   Item 18 - Information if Proxies,       The Special Meeting of Stockholders;
   Consents or Authorizations Are To       Voting and Management Information
   Be Solicited


   Item 19 - Information if Proxies,       *
   Consents or Authorizations Are
   Not To Be Solicited or in an
   Exchange Offer




*  Omitted because item is inapplicable or answer to item is negative

                                  PARKDALE BANK


                                    ________, 1993


Dear Fellow Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of Parkdale Bank ("PARKDALE") to be held at __________________________________,
Beaumont, Texas, on________________, 1993, at __________, local time.

The purpose of the Special Meeting is to consider and vote upon a proposed plan of merger (the "Plan of Merger") set forth in a Merger Agreement dated June 7, 1993, pursuant to which PARKDALE will be merged (the "Merger") into a wholly owned subsidiary of BANC ONE CORPORATION. In the Merger, each outstanding share of PARKDALE Common Stock will be converted into BANC ONE Common Stock, as more fully described in the accompanying Prospectus and Proxy Statement.

Your Board of Directors believes that the terms of the Merger are in the best interests of PARKDALE stockholders, will provide significant value to all PARKDALE stockholders, and will enable holders of PARKDALE Common Stock to participate in the expanded opportunities for growth that the merger will make possible. Additional information is contained in the accompanying Prospectus and Proxy Statements, which I urge you to read carefully.

Your Board of Directors recommends that you vote in favor of the approval of the Plan of Merger.

The Merger is subject to certain conditions and rights of termination as described in the Prospectus and Proxy Statement and in the Merger Agreement. If all the conditions are satisfied and the transaction is to be consummated, shareholders will be notified prior to closing regarding procedures for exchange of stock certificates. Please do not send in your stock certificates at this time.


The members of the Board of Directors and officers of PARKDALE may be deemed to have interests in the proposed transaction in addition to their interests as shareholders which are described in the Prospectus and Proxy Statement.


Please indicate your voting instructions, sign and date the enclosed Proxy and mail it promptly in the return envelope provided. Whether or not you plan to attend the meeting, it is important that you return the enclosed Proxy so that your shares of PARKDALE Common Stock are voted.






                                   Sincerely,


                                   /s/ Ben J. Rogers

                                   Ben J. Rogers
                                   Chairman of the
                                   Board of Directors

                                  PARKDALE BANK
                              6025 Eastex Freeway
                              Beaumont, Texas 77726

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD                        , 1993
                            ------------------------

To the shareholders of PARKDALE BANK:

A Special Meeting of the holders of Common Stock of Parkdale Bank ("PARKDALE")
will be held at                       , Beaumont, Texas, on                   ,
               -----------------------                      ------------------
1993, at           , local time, for the purpose of voting on the following
         ----------
matters:

     1. To consider and vote upon a proposed plan of merger (the "Plan of Merger") providing for the merger (the "Merger") of PARKDALE into Bank One, Texas, N.A. ("BANK ONE TEXAS"), a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"). In the Merger, each outstanding share of PARKDALE Common Stock will be converted into BANC ONE Common Stock.
         The Plan of Merger is set forth in a Merger Agreement dated June 7, 1993 (the "Merger Agreement") between PARKDALE and BANK ONE TEXAS, joined in by BANC ONE and Banc One Texas Corporation. The Merger, Plan of Merger and Merger Agreement are summarized in the accompanying Prospectus and Proxy Statement.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof. Management currently knows of no other business to be brought before the Special Meeting.

The PARKDALE Board of Directors has fixed            , 1993 as the record date
                                          -----------
for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Only the holders of record of PARKDALE Common Stock at the close of business on such date are entitled to notice of and to vote at the Special Meeting or at any adjournments thereof.

THE AFFIRMATIVE VOTE OF THE HOLDERS OF NOT LESS THAN TWO THIRDS OF THE OUTSTANDING SHARES OF PARKDALE COMMON STOCK IS REQUIRED FOR APPROVAL OF THE PLAN OF MERGER. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

Stockholders are invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, you are urged to complete and sign the enclosed form of proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States. If a proxy is properly executed, returned to PARKDALE, and not revoked, the shares represented by such proxy will be voted in accordance with the instructions contained therein. If no instruction is given, the proxy will be voted for approval of the Plan of Merger. In addition, a proxy will confer authority on PARKDALE's management to adjourn the Special Meeting to another date (not more than 30 days after the originally scheduled meeting date) and/or place for any purpose (including, without limitation, for the purpose of soliciting additional proxies). FAILURE TO RETURN THE ENCLOSED PROXY OR TO VOTE AT THE MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. If you do attend the Special Meeting and decide that you wish to vote in person, you may revoke your proxy at any time prior to its use.

As more fully described in the accompanying Prospectus and Proxy Statement under "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting Shareholders," holders of PARKDALE Common Stock who vote against the Plan of Merger at the Special Meeting or who, at or before the Special Meeting, deliver to PARKDALE written notice that they dissent from the Plan of Merger, and who comply with certain other requirements of federal law may, as an alternative to receiving BANC ONE Common Stock, dissent from the Plan of Merger and obtain payment in cash of the fair value of their shares of PARKDALE Common Stock. The full text of Section 215a of the National Bank Act, which sets forth the procedures to be followed by PARKDALE shareholders who choose to dissent under federal law, is included as Exhibit A to the accompanying Prospectus and Proxy Statement and should be read in its entirety.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. If the Plan of Merger is approved, you will be sent instructions regarding the mechanics of exchanging your existing PARKDALE Common Stock certificates for new certificates representing shares of BANC ONE Common Stock.


                                   BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/
                                   ----------------------
                    Secretary


               , 1993
- ---------------
Beaumont, Texas

                                   PROSPECTUS

                                 301,161 Shares
                              BANC ONE CORPORATION
                                  Common Stock

                               ------------------


                                  PARKDALE BANK
                                PROXY STATEMENT
                                      for
                        Special Meeting of Shareholders
                                   __________, 1993


This Prospectus and Proxy Statement (this "Prospectus" or "Prospectus and Proxy Statement") relates to the proposed merger (the "Merger") of Parkdale Bank ("PARKDALE") into Bank One, Texas, N.A. ("BANK ONE TEXAS"), a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"). If the Merger is consummated, each outstanding share of PARKDALE Common Stock, par value $1.50 per share ("PARKDALE Common Stock"), will be converted into BANC ONE Common Stock, no par value ("BANC ONE Common Stock"), at a rate which will be determined prior to the date on which the Merger becomes effective but which (assuming a total of 224,100 shares of PARKDALE Common Stock are outstanding immediately before the Merger) will not be less than 1.0973 or more than 1.3439 shares of BANC ONE Common Stock for each share of PARKDALE Common Stock. See "MERGER--Exchange Rate." The Merger is subject to the affirmative vote of not less than two thirds of the outstanding shares of PARKDALE Common Stock entitled to vote thereon and to the satisfaction of certain other conditions, including obtaining regulatory approval. This Prospectus and Proxy Statement does not cover any resales of BANC ONE Common Stock received by affiliates of PARKDALE upon consummation of the Merger, and no person is authorized to make use of this Prospectus and Proxy Statement in connection with any such resale.


                                -----------------




BANC ONE Common Stock is traded on the New York Stock Exchange. The closing price of BANC ONE Common Stock on the New York Stock Exchange on ______________, 1993 was $_________ per share.


                                -----------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                                -----------------


A Special Meeting of Shareholders of PARKDALE will be held at _______________, Beaumont, Texas, on ________________________________, 1993, to consider a proposal to approve the Plan of Merger (as hereinafter defined).




                                -----------------

================================================================================


The date of this Prospectus and Proxy Statement is _____________, 1993.

                              AVAILABLE INFORMATION


  BANC ONE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by BANC ONE can be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 75 Park Place, New York, New York 10007. Reports, proxy and information statements and other information concerning BANC ONE also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto which BANC ONE has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.


                           INCORPORATION BY REFERENCE


  THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY PARKDALE SHAREHOLDER, TO WHOM THIS PROSPECTUS IS DELIVERED UPON ORAL OR WRITTEN REQUEST TO WILLIAM C. LEITER, SENIOR VICE PRESIDENT, BANC ONE CORPORATION, 100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0251, TELEPHONE NUMBER 614/248-5905. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________________, 1993.


  BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1992, BANC ONE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993, and BANC ONE's Current Reports on Form 8-K dated February 4, 1993 (two reports), February 16, 1993, August 20, 1993, November 9, 1993, November 16, 1993, and November 24, 1993, in each cased filed with the Commission pursuant to Section 13 of the Exchange Act, and the description of BANC ONE's Common Stock which is contained in its registration statement filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Proxy Statement by reference.


  All documents filed by BANC ONE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the Special Meeting of Shareholders of PARKDALE shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or superseded by a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


  No person is authorized to give any information or to make any representations other than those contained in this Prospectus and Proxy Statement and, if given or made, such information or representation must not be relied upon as having been authorized by BANC ONE or PARKDALE. This Prospectus and Proxy Statement does not constitute an offering within any jurisdiction to any person to whom it is unlawful to make such offer within such jurisdiction.

                                TABLE OF CONTENTS
                                -----------------


                                                         Page
                                                         ----
A. INFORMATION ABOUT THE TRANSACTION...................  1
   ---------------------------------

   INTRODUCTION........................................  1
     PARKDALE BANK.....................................  1
     BANC ONE CORPORATION..............................  1

   SUMMARY OF THE TRANSACTION..........................  2
     Terms of Merger and Exchange Rate.................  2
     Management After the Merger.......................  2
     Tax Consequences..................................  2
     Vote Required.....................................  2
     Rights of Dissenting Shareholders.................  3
     Differences in Shareholder Rights.................  3
     Regulatory Approvals..............................  3
     Conditions; Termination...........................  3
     Selected Financial Data...........................  4
     Comparative Per Share Data........................  6

   THE SPECIAL MEETING OF SHAREHOLDERS.................  10
     Purpose of the Special Meeting of
      Shareholders.....................................  10
     Record Dates and Voting Rights....................  10
     Proxies...........................................  10

   MERGER..............................................  11
     General...........................................  11
     Exchange Rate.....................................  11
     Fractional Shares.................................  13
     Conversion of Shares and Exchange of
      Certificates.....................................  13
     Operations After the Merger.......................  13
     Background of Transaction.........................  14
     Merger Recommendation and Reasons
      for Transaction..................................  14
     Conditions to the Merger; Termination.............  16
     Federal Income Tax Consequences...................  18
     Resales by Affiliates.............................  19
     Accounting Treatment..............................  19

   COMPARATIVE RIGHTS OF SHAREHOLDERS..................  20
     Description of BANC ONE Stock.....................  20
     Comparison of BANC ONE Common Stock and
      PARKDALE Common Stock............................  23

   MISCELLANEOUS INFORMATION...........................  26
     Transfer and Exchange Agents......................  26
     Interests of Named Experts and
      Counsel..........................................  26
     Sources of Information............................  27
     Registration Statement............................  27

                                                                  Page
                                                                  ----
B. INFORMATION ABOUT BANC ONE CORPORATION...................      27
   -------------------------------------
   General--Business........................................      27
   Recent Developments......................................      28
   Certain Regulatory Matters...............................      29
   Market Prices of and Dividends Paid
    on BANC ONE Common Stock................................      31
   Incorporation of Certain Information
    About BANC ONE by Reference.............................      32

C. INFORMATION ABOUT PARKDALE BANK..........................      32
   -------------------------------
   General..................................................      32
   Description of Business..................................      32
   Selected Quarterly Financial Data........................      33
   Management's Discussion and Analysis
    of Results of Operations and
    Financial Condition of PARKDALE.........................      35
   Market Prices of and Dividends Paid on
    PARKDALE Common Stock...................................      41

D. VOTING AND MANAGEMENT INFORMATION........................      42
   ---------------------------------
   VOTING...................................................      42

   OTHER BUSINESS...........................................      42

   RIGHTS OF DISSENTING SHAREHOLDERS........................      42

   MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF BANC ONE........      43

   MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PARKDALE........      44
     Compensation of Directors and
      Executive Officers....................................      45
     Options/Stock Appreciation Rights......................      45
     Long-Term Incentive Plans..............................      46
     Savings Plan...........................................      46
     Retirement Benefits....................................      46
     Compensation of Directors..............................      46
     Employment Contracts...................................      46
     Board Compensation Committee Report
      on Executive Compensation.............................      46
     Transactions with Management and Owners................      47
     Ownership of Shares....................................      47
     Proposed Merger with BANK ONE TEXAS....................      48

                                                                 Page
                                                                 ----
     PARKDALE BANK Unaudited Financial Statements
      as of September 30, 1993 and 1992. and for the Nine
      Months then Ended.......................................   F-1

     PARKDALE BANK Audited Financial Statements
      as of December 31, 1992 and 1991
      and for Each of the Three Years in the
      Period Ended December 31, 1992..........................   F-13






EXHIBITS
- --------
   Exhibit A     Section 215a of the National Bank Act

   Exhibit B     OCC Banking Bulletin 88-22 -- Stock Appraisals/OCC Valuation
                 Methods

- ------------------------------------------

PROSPECTUS AND PROXY STATEMENT
- ------------------------------


                                 PARKDALE BANK
                                Beaumont, Texas

                               ------------------


                        SPECIAL MEETING OF Shareholders
                        -------------------------------

                      A.  INFORMATION ABOUT THE TRANSACTION


                                  INTRODUCTION


  This Prospectus and Proxy Statement (this "Prospectus" or "Prospectus and Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Parkdale Bank ("PARKDALE"), a bank organized under the laws of Texas with its main office in Beaumont, Texas, to be voted at the Special Meeting of Shareholders of PARKDALE to be held on _____________________, 1993, for the purpose of considering and taking action upon a plan to merge
(the "Merger") PARKDALE into Bank One, Texas, N.A. ("BANK ONE TEXAS"), a national banking association with its main office in Dallas, Texas that is a wholly owned subsidiary of BANC ONE CORPORATION ("BANC ONE"), a registered multi-bank holding company headquartered in Columbus, Ohio, and of BANC ONE's wholly owned subsidiary Banc One Texas Corporation ("TEXAS CORPORATION"), a registered bank holding company likewise headquartered in Columbus, Ohio. This plan of merger (the "Plan of Merger"), which is more fully described below, is set forth in the Merger Agreement dated June 7, 1993 between PARKDALE and BANK ONE TEXAS, joined in by TEXAS CORPORATION and BANC ONE (the "Merger Agreement").

  The principal office of BANC ONE is 100 East Broad Street, Columbus, Ohio 43271 and its telephone number is 614/248-5944. The principal office of PARKDALE is 6025 Eastex Freeway, Beaumont, Texas 77706 and its telephone number is 409/898-2171.

  This Prospectus and the form of proxy are being mailed to PARKDALE's Shareholders for the first time on or about _______________, 1993.


PARKDALE BANK


  PARKDALE is a bank organized under the laws of the State of Texas in 1973 with its main office located at 6025 Eastex Freeway, Beaumont, Texas, and with one branch office located at 995 Washington Boulevard, Beaumont, Texas. PARKDALE has no subsidiaries. As of September 30, 1993, PARKDALE had total assets of approximately $61.1 million, total deposits of approximately $54.3 million, and total capital accounts of approximately $6.6 million (or approximately 10.8% of total assets). See "INFORMATION ABOUT PARKDALE BANK"


BANC ONE CORPORATION


  BANC ONE is a multi-bank holding company incorporated under the laws of the State of Ohio which as of September 30, 1993 had a total of one Arizona, two Kentucky, six Illinois, one Texas, four Michigan, eight Indiana, fourteen Wisconsin, one California, six Colorado, eighteen Ohio, one Utah and sixteen West Virginia commercial bank subsidiaries. These 78 banks operate approximately 1,320 offices in this twelve-state area and, at September 30, 1993, BANC ONE had consolidated total assets of approximately $76.5 billion, consolidated total deposits of approximately $59.1 billion, and consolidated total stockholders' equity of approximately $6.8 billion (or approximately 8.8% of consolidated total assets). BANK ONE TEXAS is a wholly owned direct subsidiary of TEXAS CORPORATION which, in turn, is a wholly owned direct subsidiary of BANC ONE. See "INFORMATION ABOUT BANC ONE CORPORATION", which includes information about pending acquisitions.

                           SUMMARY OF THE TRANSACTION


Terms of Merger and Exchange Rate


  Under the terms of the Plan of Merger, upon the Merger becoming effective, each of the outstanding shares of PARKDALE Common Stock, par value $1.50 per share ("PARKDALE Common Stock"), will be converted into BANC ONE Common Stock, no par value ("BANC ONE Common Stock"), at a rate that will be determined prior to the date on which the Merger becomes effective but which, after giving effect to the 5 shares for 4 shares BANC ONE Common Stock split effective August 31, 1993, and the 10% stock dividend payable March 4, 1994 to BANC ONE Common Stockholders of record as of February 16, 1994, and assuming a total of 224,100 shares of PARKDALE Common Stock are outstanding immediately before the Merger, will not be less than 1.0973 or more than 1.3439 shares of BANC ONE Common Stock for each share of PARKDALE Common Stock (the "Exchange Rate"). See "MERGER--Exchange Rate."


Management After the Merger


  Upon consummation of the Merger in accordance with the Plan of Merger, PARKDALE will be merged into BANK ONE TEXAS and the separate corporate existence of PARKDALE will cease. BANK ONE TEXAS, as the surviving corporation in the Merger and a wholly owned subsidiary of TEXAS CORPORATION and BANC ONE, will continue operations after the Merger under the name "Bank One, Texas, N.A.". BANK ONE TEXAS will operate with BANK ONE TEXAS' current directors, officers and employees, and with its main office in Dallas, Texas. PARKDALE's two offices will become branch offices of BANK ONE TEXAS. See "Merger--Operations After the Merger."


  Under BANC ONE's operating philosophy, BANK ONE TEXAS, like BANC ONE's other bank subsidiaries, has autonomy to match its products and services to the needs of its local communities. BANC ONE bank affiliates have authority to make decisions locally in "people-related" matters such as lending, personnel, charitable contributions and other community and related matters, relying upon BANC ONE and its state holding companies for "paper and computer related" matters such as assistance in accounting, certain legal matters, investment portfolio management, regulatory compliance, data processing and other matters that are generally best performed by specialists on a centralized basis.


Tax Consequences


  Consummation of the Merger is conditioned on receipt by PARKDALE and BANC ONE of an opinion dated the effective date of the Merger from Coopers & Lybrand, independent public accountants, to the effect that no gain or loss will be recognized by PARKDALE's stockholders for Federal income tax purposes as a result of the exchange of their PARKDALE Common Stock for BANC ONE Common Stock in the Merger. The tax consequences of the proposed transaction to stockholders of PARKDALE are summarized below under "MERGER--Federal Income Tax Consequences."


Vote Required


  Not less than two thirds of the outstanding shares of PARKDALE Common Stock entitled to vote thereon must vote in favor the Plan of Merger for the Merger to be approved. As of September 30, 1993, the directors and executive officers of PARKDALE, and those persons who may be deemed to be their respective affiliates and associates, as a group, were entitled to vote 82.9% of the outstanding shares of PARKDALE Common Stock, and each such holder has indicated his or her intent to vote such shares for approval of the Plan of Merger. No shares of PARKDALE Common Stock are held by PARKDALE or its nominees in a fiduciary capacity. It is not necessary for the shareholders of BANC ONE to approve the Plan of Merger. However, TEXAS CORPORATION, as the sole shareholder of BANK ONE TEXAS, has approved the Plan of Merger. For information concerning voting by Shareholders of PARKDALE on the proposed Merger, see "MERGER--General" and "VOTING AND MANAGEMENT INFORMATION--Voting."

Rights of Dissenting Shareholders


  Under the National Bank Act, certain rights are available to a stockholder of PARKDALE who votes against the Merger or who, at or before the Special Meeting, delivers to PARKDALE written notice that he dissents from the Plan of Merger, and who complies with certain other legal requirements. See "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting Shareholders."


Differences in Shareholder Rights


  There are differences between the rights of BANC ONE stockholders and the rights of PARKDALE stockholders. For example, BANC ONE's Articles of Incorporation, unlike PARKDALE's Articles of Association, authorize the issuance of preferred as well as common stock. Texas law gives PARKDALE's shareholders preemptive rights to subscribe for proportionate amounts of any newly issued shares of PARKDALE Common Stock. BANC ONE's stockholders have no such preemptive rights. Ohio law permits directors of an Ohio corporation such as BANC ONE, in determining whether any matter is in the best interests of the corporation, to take account of a wide range of interests and considerations. The Texas Banking Code contains no comparable provision. Ohio law and BANC ONE's Articles of Incorporation also contain a variety of "anti-takeover" provisions to which there are no counterparts in applicable Texas laws or Parkdale's Articles of Association. These anti-takeover provisions include restrictions both on transactions that would involve acquisition of control of BANC ONE, and on transactions with persons or groups who hold more than a certain specified percentage of the outstanding shares of BANC ONE stock. Neither the Texas Banking Code nor PARKDALE's Articles of Association impose any comparable restrictions. There are also a number of other differences between the provisions of Texas and Ohio law, and between the provisions of BANC ONE's Articles of Incorporation and PARKDALE's Articles of Association, governing shareholder rights. See "COMPARATIVE RIGHTS OF SHAREHOLDERS--Comparison of BANC ONE Common Stock and PARKDALE Common Stock."


Regulatory Approvals


  For the Merger to be completed, it must be approved by the Office of the Comptroller of the Currency (the "OCC"). Such approval already has been obtained.


Conditions; Termination


  Consummation of the Merger is subject to satisfaction or waiver of various conditions, including compliance with the respective covenants and confirmation of the respective representations and warranties of the parties in the Merger Agreement, the absence of any material adverse change in the financial condition or business of PARKDALE or BANC ONE, the fulfillment of certain earnings tests and other matters. The Merger Agreement also provides that either party may abandon the Merger if it is not consummated on or before April 5, 1994. See "MERGER--Conditions to the Merger; Termination" for a more complete discussion of the conditions to the Merger.

Selected Financial Data


  The following table presents on a historical basis (a) under the heading "BANC ONE", selected unaudited financial data for BANC ONE which has been restated to reflect BANC ONE's March 30, 1993 acquisition of Valley National Corporation of Phoenix, Arizona ("Valley"), and its May 3, 1993 acquisitions of Key Centurion Bancshares, Inc. of Charleston, West Virginia ("Key") and of First Community Bancorp, Inc. of Rockford, Illinois ("First Community"); (b) under the heading "total", selected unaudited financial data for BANC ONE which has been restated to reflect BANC ONE's acquisitions of Valley, Key and First Community and its pending acquisitions of FirsTier Financial, Inc. of Omaha, Nebraska ("FirsTier"), and of Liberty National Bancorp, Inc. of Louisville, Kentucky ("Liberty"); and (c) under the heading PARKDALE, selected unaudited financial data for PARKDALE. BANC ONE's acquisitions of Valley, Key and First Community were, and its acquisitions of FirsTier, Liberty and PARKDALE will be, accounted for as poolings of interest. BANC ONE also has announced four other pending acquisitions that are not material individually or in the aggregate and, therefore, are not reflected in the following table.

                      SELECTED CONSOLIDATED FINANCIAL DATA



                                                                          SELECTED FINANCIAL DATA (3)
                                                                       $(thousands, except per share)
                                                                                (UNAUDITED)
                                Nine months
                                   ended
                                September 30,                              Year ended December 31,
                                -------------  ------------------------------------------------------------------------
                                    1993           1992           1991           1990           1989           1988
                                -------------  ------------   ------------   ------------   ------------   ------------
  Total interest income
   and other income:

   BANC ONE................     $ 5,398,958    $ 7,358,393    $ 6,828,327    $ 6,151,959    $ 5,473,099    $ 4,844,127
   Total...................       5,876,141      8,003,953      7,516,942      6,821,108      6,105,046      5,369,549
   PARKDALE................           3,665          5,537          5,447          5,165          4,967          3,641


  Income (loss) from
   continuing operations:

   BANC ONE................     $   834,338    $   876,588    $   664,288    $   536,066    $   304,916    $   485,533
   Total...................         907,437        963,637        735,391        571,485        362,406        537,010
   PARKDALE................             752            921            630            567            542            390


  Income (loss) from
   continuing operations
   per common share:

   BANC ONE................     $      2.18    $      2.29    $      1.82    $      1.56    $      0.97(2) $      1.57
   Total (1)...............            2.15           2.29           1.83           1.51           1.04           1.56
   PARKDALE................            3.41           4.17           2.95           2.67           2.55           1.84

  Historical dividends declared
   per common share:

   BANC ONE................     $      0.79    $      0.89    $      0.76    $      0.69    $      0.63    $      0.55
   PARKDALE................            0.16           0.32           0.24           0.24           0.24           0.22

  Total assets (end of period):

   BANC ONE................     $76,461,592    $76,739,119    $73,840,498    $56,610,126    $48,111,384    $46,972,739
   Total...................      84,345,610     84,319,757     81,151,090     63,399,922     54,527,953     52,676,720
   PARKDALE................          61,092         72,019         68,807         59,621         51,621         43,048


  Long-term borrowings
   (end of period):

   BANC ONE................     $ 1,708,953    $ 1,357,462    $   943,726    $   810,197    $   624,232    $   798,177
   Total...................       1,825,547      1,419,972      1,030,364        882,531        707,925        899,860
   PARKDALE................


  Total stockholders' equity
   (end of period):

   BANC ONE................     $ 6,759,920    $ 6,241,586    $ 5,559,370    $ 4,514,652    $ 3,633,542    $ 3,474,513
   Total...................       7,441,530      6,858,573      6,112,293      4,995,566      4,093,256      3,887,676
   PARKDALE................           6,595          5,895          5,051          4,306          3,810          3,352


  (1) Assumes maximum exchange rate is used for Liberty.
  (2) The decrease in 1989's income from continuing operations per common share is due principally to a significant increase in Valley's provision for loan losses.

  (3) Gives effect to the 10% stock dividend on BANC ONE Common Stock payable March 4, 1994 to BANC ONE Common Stockholders of record as of February 16, 1994.

Comparative Per Share Data


  Based upon Exchange Rates of 1.0973, 1.2206 and 1.3439 shares of BANC ONE Common Stock for each outstanding share of PARKDALE Common Stock (these being the minimum, midpoint and maximum exchange ratios, respectively, if a total of 224,100 shares of PARKDALE Common Stock are outstanding immediately before the Merger), the following tables set forth per common share income from continuing operations, dividends, book value, and market value of (i) BANC ONE, (ii) BANC ONE, FIRSTIER, and LIBERTY, combined (Pro Forma); (iii) PARKDALE; and (iv) pro forma equivalent of one share of PARKDALE Common Stock based on BANC ONE Common Stock.


                                                                                             (iv) Per Share of PARKDALE common
                                                                                             stock assuming an exchange rate of one
                                                                                             share of PARKDALE common stock for
                                        (i)               (ii)              (iii)            1.0973 shares of BANC ONE common stock
                                        ------------      ------------      ------------      -------------------------------------
                                            BANC                                                  BANC
                                            ONE            Total (5)          PARKDALE            ONE                     Total
                                        ------------      ------------      ------------      ------------             ------------
Income from continuing
 operations per common share:
     December  31, 1988                   $     1.57        $     1.56        $     1.84       $      1.72              $     1.71
     December  31, 1989                         0.97 (6)          1.04              2.56              1.06                    1.14
     December  31, 1990                         1.56              1.51              2.67              1.71                    1.66
     December  31, 1991                         1.82              1.83              2.95              2.00                    2.01
     December  31, 1992                         2.29              2.29              4.17              2.51                    2.51
     September 30, 1993                         2.18              2.15              3.41              2.39                    2.36

Dividends per common share:
     December  31, 1988                         0.55              0.55              0.22              0.60                    0.60
     December  31, 1989                         0.63              0.63              0.24              0.69                    0.69
     December  31, 1990                         0.69              0.69              0.24              0.76                    0.76
     December  31, 1991                         0.76              0.76              0.24              0.83                    0.83
     December  31, 1992                         0.89              0.89              0.32              0.98                    0.98
     September 30, 1993                         0.79              0.79              0.16              0.87                    0.87

Book value per common share
 as of September 30, 1993                      17.35             17.35             30.11             19.04                   19.04


Market value per common share
 as of June 8, 1993              (1)           37.36 (2)         37.36                   (3)         41.00                   41.00


Market value per common share
 as of February __, 1994         (4)                 (2)                                 (3)


(1) The business day immediately preceding public announcement of the proposed merger.

(2) Based on the closing price of BANC ONE common stock as reported on the New York Stock Exchange, adjusted for the five shares for four shares common stock split effective August 31, 1993.

(3)  No active trading market exists for PARKDALE common stock.

(4)  A recent business day preceding the date of this Prospectus.

(5)  Assumes maximum exchange rate is used for Liberty.

(6) The decrease in 1989's income from continuing operations per common share is due principally to a significant increase in Valley's provision for loan losses.

                                                                                              (iv) Per Share of PARKDALE common
                                                                                              stock assuming an exchange rate of one
                                                                                              share of PARKDALE common stock for
                                         (i)               (ii)              (iii)            1.2206 shares of BANC ONE common stock
                                         ------------      ------------      ------------     --------------------------------------
                                             BANC                                                 BANC
                                             ONE            Total (5)          PARKDALE           ONE                      Total
                                         ------------      ------------      ------------     ------------              ------------


Income from continuing
 operations per common share:
     December  31, 1988                  $      1.57       $      1.56       $      1.84      $      1.92               $      1.90
     December  31, 1989                         0.97 (6)          1.04              2.56             1.18                      1.27
     December  31, 1990                         1.56              1.51              2.67             1.90                      1.84
     December  31, 1991                         1.82              1.83              2.95             2.22                      2.23
     December  31, 1992                         2.29              2.29              4.17             2.80                      2.80
     September 30, 1993                         2.18              2.15              3.41             2.66                      2.62

Dividends per common share:
     December  31, 1988                         0.55              0.55              0.22             0.67                      0.67
     December  31, 1989                         0.63              0.63              0.24             0.77                      0.77
     December  31, 1990                         0.69              0.69              0.24             0.84                      0.84
     December  31, 1991                         0.76              0.76              0.24             0.93                      0.93
     December  31, 1992                         0.89              0.89              0.32             1.09                      1.09
     September 30, 1993                         0.79              0.79              0.16             0.96                      0.96

Book value per common share
  as of September 30, 1993                     17.35             17.35             30.11            21.18                     21.18


Market value per common share
  as of June 8, 1993              (1)          37.36 (2)         37.36                   (3)        45.60                     45.60


Market value per common share
  as of February __, 1994         (4)                (2)                                 (3)


(1) The business day immediately preceding public announcement of the proposed merger.

(2) Based on the closing price of BANC ONE common stock as reported on the New York Stock Exchange, adjusted for the five shares for four shares common stock split effective August 31, 1993.

(3)  No active trading market exists for PARKDALE common stock.

(4)  A recent business day preceding the date of this Prospectus.

(5)  Assumes maximum exchange rate is used for Liberty.

(6) The decrease in 1989's income from continuing operations per common share is due principally to a significant increase in Valley's provision for loan losses.

                                                                                             (iv) Per Share of PARKDALE common
                                                                                             stock assuming an exchange rate of one
                                                                                             share of PARKDALE common stock for
                                        (i)                (ii)              (iii)           1.3439 shares of BANC ONE common stock
                                        ------------       ------------      ------------    --------------------------------------
                                            BANC                                                 BANC
                                            ONE             Total (5)          PARKDALE          ONE                      Total
                                        ------------       ------------      ------------    ------------              ------------


Income from continuing
 operations per common share:
     December  31, 1988                 $     1.57         $     1.56        $     1.84      $     2.11                $     2.10
     December  31, 1989                       0.97 (6)           1.04              2.56            1.30                      1.40
     December  31, 1990                       1.56               1.51              2.67            2.10                      2.03
     December  31, 1991                       1.82               1.83              2.95            2.45                      2.46
     December  31, 1992                       2.29               2.29              4.17            3.08                      3.08
     September 30, 1993                       2.18               2.15              3.41            2.93                      2.89

Dividends per common share:
     December  31, 1988                       0.55               0.55              0.22            0.74                      0.74
     December  31, 1989                       0.63               0.63              0.24            0.85                      0.85
     December  31, 1990                       0.69               0.69              0.24            0.93                      0.93
     December  31, 1991                       0.76               0.76              0.24            1.02                      1.02
     December  31, 1992                       0.89               0.89              0.32            1.20                      1.20
     September 30, 1993                       0.79               0.79              0.16            1.06                      1.06

Book value per common share
 as of September 30, 1993                    17.35              17.35             30.11           23.32                     23.32


Market value per common share
 as of June 8, 1993             (1)          37.36 (2)          37.36                   (3)       50.21                     50.21


Market value per common share
 as of February __, 1994        (4)                (2)                                  (3)



(1) The business day immediately preceding public announcement of the proposed merger.

(2) Based on the closing price of BANC ONE common stock as reported on the New York Stock Exchange, adjusted for the five shares for four shares common stock split effective August 31, 1993.

(3)  No active trading market exists for PARKDALE common stock.

(4)  A recent business day preceding the date of this Prospectus.

(5)  Assumes maximum exchange rate is used for Liberty.

(6) The decrease in 1989's income from continuing operations per common share is due principally to a significant increase in Valley's provision for loan losses.

                      THE SPECIAL MEETING OF SHAREHOLDERS




  This Prospectus and Proxy Statement is being furnished to PARKDALE's Shareholders in connection with the solicitation of proxies by the PARKDALE Board for use at PARKDALE's Special Meeting of Shareholders and at any adjournment or adjournments thereof (the "Special Meeting"). The Special Meeting of Shareholders of PARKDALE will be held on ____________________, 1993, at ________________, local time at _________________________, Beaumont, Texas.


Purpose of the Special Meeting of Shareholders


  At the Special Meeting, the holders of PARKDALE Common Stock will vote on the approval of the Plan of Merger.


Record Dates and Voting Rights


   The PARKDALE Board has fixed the close of business on _______________, 1993, as the record date for determination of Shareholders entitled to notice of and to vote at the Special Meeting. As of the record date, PARKDALE had outstanding and entitled to vote 219,100 shares of PARKDALE Common Stock. Each share of PARKDALE Common Stock is entitled to one vote. At least two thirds of the outstanding shares of PARKDALE Common Stock must be voted in favor of the Plan of Merger to approve the Merger.


  Votes, whether in person or by proxy, will be counted and tabulated by inspectors appointed by PARKDALE. Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Special Meeting, nor will such abstentions and broker non-votes be counted toward determining a quorum. However, in accordance with Texas law and PARKDALE's Articles of Incorporation and Bylaws, such abstentions have the effect of a "no" vote because applicable federal and state law requires the Plan of Merger to be authorized and approved by the affirmative vote of not less than two thirds of the PARKDALE Common Stock entitled to be voted, rather than by two thirds of those shares actually voted.


Proxies


  Proxies for use at the Special Meeting accompany this Proxy Statement. A stockholder may use a proxy whether or not he or she plans to attend the Special Meeting in person. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice to the Secretary of PARKDALE, by submitting a later dated proxy, or by attending and voting in person at the Special Meeting. All proxies validly submitted and not revoked will be voted in the manner specified therein. IF NO SPECIFICATION IS MADE, THE PROXIES WILL BE VOTED IN FAVOR OF APPROVAL OF THE PLAN OF MERGER. The PARKDALE Board is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the meeting it is intended that the shares represented by the accompanying proxy will be voted by the persons named in the proxy in accordance with their best judgment. The shares represented by the accompanying proxy may be voted to adjourn the Special Meeting of Shareholders for the purpose of soliciting additional votes to approve the Merger.


  Solicitation of proxies will be made in person, by mail, or by telephone or telegraph, or by other communications media by present and former directors, officers and employees of PARKDALE and the BANK for which no additional compensation will be paid. PARKDALE will bear the cost of solicitation of proxies from its Shareholders and may reimburse brokers and others for their expenses in forwarding solicitation material to beneficial owners of its voting stock.


  PARKDALE held its 1993 Annual Meeting of Shareholders on March 9, 1993.

                                     MERGER


  The information in this Prospectus and Proxy Statement concerning the terms of the Merger is a summary only and is qualified in its entirety by reference to the Merger Agreement which is an exhibit to the Registration Statement filed by BANC ONE with the Commission in connection with the Merger and which is incorporated herein by reference. See "INCORPORATION BY REFERENCE" for the procedure for obtaining a copy of the Merger Agreement.




General


  The Plan of Merger provides for the Merger of PARKDALE with and into BANK ONE TEXAS, in accordance with the applicable provisions of the National Bank Act, as amended (the "NBA") and the Texas Banking Code of 1943, as amended. BANK ONE TEXAS will be the surviving corporation in the Merger (the "Surviving Corporation"). Upon the effectiveness of the Merger (the "Effective Time"), each outstanding share of PARKDALE Common Stock will be converted into BANC ONE Common Stock at the Exchange Rate which, as adjusted to reflect the 5 shares for 4 shares BANC ONE Common Stock split effective August 31, 1993, and the 10% stock dividend payable March 4, 1994 to BANC ONE Common Stockholders of record as of February 16, 1994, assuming the exercise before the Merger of all 5,000 currently outstanding options to acquire shares of PARKDALE Common Stock, and subject to further adjustment in certain circumstances, will not be less than
1.0973 or more than 1.3439 shares of BANC ONE Common Stock for each share of PARKDALE Common Stock, which shares of BANC ONE Common Stock will be issued as a result of the Merger. See "MERGER--Exchange Rate."


  The affirmative vote of not less than two thirds of the outstanding shares of PARKDALE Common Stock entitled to vote at the Special Meeting is required to approve the Plan of Merger. See "VOTING AND MANAGEMENT INFORMATION--Voting." However, it is a condition to BANC ONE's obligation to consummate the Merger that the total number of shares of PARKDALE Common Stock outstanding immediately before the Merger must not exceed 224,100, and that the total number of shares of such stock that are to be settled in cash, including both fractional share interests and shares whose holders have asserted rights as dissenting shareholders, must not exceed 10% of the total number of shares of BANC ONE Common Stock that BANC ONE would issue in the Merger if there were no such cash settlements. See "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting Shareholders."


  Subject to such stockholder approval and the satisfaction of certain conditions and receipt of all requisite regulatory approvals, in each case as provided for in the Merger Agreement, the Merger will become effective on the date specified by the OCC in the OCC's final certification of its approval of the Merger.


  The Boards of Directors of BANC ONE, TEXAS CORPORATION, BANK ONE TEXAS and PARKDALE have approved the Plan of Merger. TEXAS CORPORATION, as the sole shareholder of BANK ONE TEXAS, also has approved the Plan of Merger. Approval of the Plan of Merger by BANC ONE as the sole shareholder of TEXAS CORPORATION or by the shareholders of BANC ONE is not required for consummation of the Merger.


Exchange Rate


  Under the terms of the Plan of Merger, shares of BANC ONE Common Stock issued by reason of the Merger will be allocated to PARKDALE's Common Shareholders of record as of the Effective Time, with the total number of such shares of BANC ONE Common Stock to be equal to the total number of shares of PARKDALE Common Stock outstanding immediately prior to the Effective Time multiplied by the Exchange Rate. However, it is a condition to BANC ONE's obligation to consummate the Merger that the total number of shares of PARKDALE Common Stock outstanding at the Effective Time must not exceed 224,100 shares.

  As adjusted to give effect to the 5 shares for 4 shares BANC ONE Common Stock split effective August 31, 1993, and the 10% stock dividend payable March 4, 1994 to BANC ONE Common Stockholders of record as of February 16, 1994, and subject to further adjustment in certain circumstances, the Exchange Rate will be calculated by dividing (i) $9,500,000, by (ii) the total number of shares of PARKDALE Common Stock outstanding immediately before the Merger (which under the terms of the Merger Agreement may not be more than 224,100), and then further dividing such quotient by (iii) the average of the daily means of the high and low trade prices of BANC ONE Common Stock on the New York Stock Exchange (the "NYSE") during the "Valuation Period" as reported in The Wall Street Journal for NYSE Composite Transactions (the "Average Price") (which under the terms of the Merger Agreement, and as adjusted to reflect the 5 shares for 4 shares BANC ONE Common Stock split effective August 31, 1993, and the 10% stock dividend payable March 4, 1994 to BANC ONE Common Stockholders of record as of February 16,
1994, and subject to further adjustment in certain will be deemed to be no greater than $38.63 or less than $31.54 per share). Thus, assuming that a total of 224,100 shares of PARKDALE Common Stock are outstanding immediately before the Merger, the maximum exchange rate will be 1.3439 shares of BANC ONE Common Stock per share of PARKDALE Common Stock, and the minimum exchange rate will be
1.0973 shares of BANC ONE Common Stock per share of PARKDALE Common Stock; and (disregarding fractional share interests and shares whose holders exercise dissenters' rights) the total number of shares of BANC ONE Common Stock issuable in exchange for the outstanding shares of PARKDALE Common Stock will be no more than 301,161 and no less than 245,540.


  The term "Valuation Period" means those days of the calendar week immediately preceeding the week during which the Effective Time occurs during which shares of BANC ONE Common Stock are traded on the NYSE. The closing price of BANC ONE Common Stock on _______________, 1993, was $_________ per share.


  At September 30, 1993, a total of 219,100 shares of PARKDALE Common Stock were outstanding. However, a total of 5,000 options to acquire additional shares of such stock also were outstanding at that date. All of these options were held by PARKDALE's former President Calvin H. Spindor, who has indicated that he intends to exercise all of these options before the Merger. If Mr. Spindor does in fact exercise all such options, then a total of 224,100 shares of PARKDALE Common Stock will be outstanding immediately before the Merger. Under the terms of the Merger Agreement, PARKDALE may not issue, sell, grant any option for, or acquire for value any shares of its capital stock except that it may reissue not more than 5,000 shares of PARKDALE Common Stock currently held as treasury shares upon exercise of the outstanding option described above.


  The formula used to compute the Exchange Rate stated above and certain components of the formula are set forth below as mathematical equations, assuming that a total of 224,100 shares of PARKDALE Common Stock are outstanding immediately before the Merger.




IF:                                           THEN:


Average Price less than or equal to $38.63    Exchange Rate = 1.0973


Average Price less than $38.63 and            Exchange Rate = $42.3918 divided
greater than $31.54                           by Average Price



Average Price less than or equal $31.54       Exchange Rate = 1.3439



  Unless BANC ONE declares an additional stock dividend or distribution upon or subdivides, splits up, reclassifies or combines its respective Common Stock or declares a dividend, or makes a distribution, on its respective Common Stock in any security convertible into such Common Stock prior to the Effective Time, no further adjustments will be made to the Exchange Rate. However, in the event of such a transaction, appropriate adjustment will be made to the Exchange Rate.
As noted above, the Exchange Rate, as described herein, already has been adjusted to reflect the 5 shares for 4 shares BANC ONE Common Stock split effective August 31, 1993, and the 10% stock dividend payable March 4, 1994 to BANC ONE Common Stockholders of record as of February 16, 1994.

Fractional Shares


  Under the terms of the Plan of Merger, no fractional shares of BANC ONE Common Stock will be exchanged for shares of PARKDALE Common Stock. In lieu thereof, each stockholder of PARKDALE having a fractional interest resulting from the exchange of PARKDALE Common Stock for BANC ONE Common Stock will be paid by BANC ONE an amount in cash, without interest, equal to the value of such fractional interest based upon the BANC ONE Average Price during the Valuation Period as reported in The Wall Street Journal for NYSE Composite Transactions.


Conversion of Shares and Exchange of Certificates


  Under the terms of the Plan of Merger, upon consummation of the Merger, the outstanding shares of PARKDALE Common Stock will be converted into shares of BANC ONE Common Stock at the Exchange Rate calculated as described under the caption "--Exchange Rate." As soon as practicable after the Merger becomes effective, instructions and forms will be furnished to PARKDALE's Shareholders for use in exchanging their PARKDALE share certificates for certificates of BANC ONE Common Stock. If any certificate for shares of BANC ONE Common Stock is to be issued in a name other than that in which the certificate for shares of PARKDALE Common Stock surrendered for exchange is registered, the certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer and the person requesting such exchange must pay to BANC ONE or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.


  Until so surrendered, certificates formerly representing shares of PARKDALE Common Stock (other than certificates representing treasury shares, or shares subject to the rights of dissenting shareholders) will be deemed for all purposes to evidence the ownership of the number of shares of BANC ONE Common Stock and cash for fractional shares into which such shares have been converted. Dividends and other distributions, if any, that become payable on BANC ONE Common Stock pending exchange of certificates representing shares of PARKDALE Common Stock will be retained by BANC ONE until surrender of such certificates, at which time such dividends and distributions will be paid, without interest. In addition, after the Effective Time the holders of certificates formerly representing shares of PARKDALE Common Stock will cease to have rights with respect to such shares (except such rights, if any, as such certificate holders may have as dissenting Shareholders), and, except as aforesaid, their sole rights will be to exchange such certificates for shares of BANC ONE Common Stock in accordance with the Merger Agreement.


Operations After the Merger


  Under the terms of the Plan of Merger, upon consummation of the Merger PARKDALE will be merged into BANK ONE TEXAS and the separate corporate existence of PARKDALE will cease. As a result of the Merger, all rights, franchises and interests of PARKDALE and BANK ONE TEXAS, respectively, in and to every type of property, real, personal and mixed, and chooses in action, will be transferred to and vested in BANK ONE TEXAS as the Surviving Corporation, by virtue of the Merger and without any deed or other transfer, as provided in the National Bank Act. As the Surviving Corporation, BANK ONE TEXAS also will be responsible for all liabilities of every kind and description of PARKDALE and BANK ONE TEXAS existing as of the Effective Time, except as otherwise provided in the Merger Agreement.


  BANK ONE TEXAS, as the Surviving Corporation and a wholly owned subsidiary of BANC ONE, will continue operations after the Merger under the name "Bank One, Texas, N.A." and will operate with BANK ONE TEXAS' directors, officers and employees immediately before the Effective Time, with BANK ONE TEXAS' Articles of Incorporation and By-Laws as in effect immediately before the Effective Time, with its business being that of a bank, and with its main office at 1717 Main Street, Dallas, Texas. Those of PARKDALE's officers and employees who agree to accept such positions will become officers and employees of BANK ONE TEXAS and, to the extent possible, will continue to hold the same titles and to perform the same duties and functions for BANK

ONE TEXAS after the Merger as they did for PARKDALE before the Merger (subject to such modification as may be necessary to avoid duplication of officer titles, duties and functions). Upon consummation of the Merger, PARKDALE's two banking offices will become branch offices of BANK ONE TEXAS.


  Under BANC ONE's operating philosophy, BANK ONE TEXAS will continue after the Merger, as it does at present, to have autonomy to match its products and services to the needs of its local communities. Like other BANC ONE bank affiliates, it will continue, as it does at present, to have authority to make decisions locally in "people-related" matters such as lending, personnel, charitable contributions and other community and related matters, relying upon BANC ONE and its state holding companies for "paper and computer related" matters such as assistance in accounting, certain legal matters, investment portfolio management, regulatory compliance, data processing and other matters which are generally best performed by specialists on a centralized basis.


Background of Transaction


  In August 1992 PARKDALE Director Victor J. Rogers and another major PARKDALE stockholder discussed with executives of another local bank the possibility of it purchasing PARKDALE. Based on informal discussions in August and September, it appeared that, although the price range might be acceptable, the consideration would consist principally of illiquid stock, which Mr. Rogers and the PARKDALE stockholder found unacceptable.


  In 1992 Mr. Charles Ege of BANK ONE TEXAS told PARKDALE Director Ben Rogers that BANC ONE was interested in purchasing PARKDALE. In late August 1992, PARKDALE Director Victor J. Rogers telephoned Mr. Ege regarding this possibility and, shortly thereafter, meetings took place regarding BANC ONE purchasing PARKDALE.


  After discussing this possible purchase, BANC ONE drafted a letter of confidentiality which was executed by PARKDALE Director Victor J. Rogers on September 1, 1992. BANC ONE then conducted a review of PARKDALE's books and records.


  Meetings ensued to discuss the terms of a possible transaction. On November 17, 1992 PARKDALE received from BANC ONE an "Outline of the Agreement in Principle" signed by BANC ONE. Another meeting was held on November 24, 1992 between a BANC ONE representative, PARKDALE's Victor J. Rogers, and another major PARKDALE stockholder.


  At a December 8, 1992 meeting, PARKDALE's Board of Directors approved the execution of an Agreement in Principle with BANC ONE providing for the acquisition of PARKDALE by BANC ONE. On December 11, 1992, PARKDALE sent all its shareholders a letter describing the proposed transaction with BANC ONE. At the same time, information was exchanged and negotiations continued between PARKDALE and BANC ONE representatives and their counsel.


  On May 18, 1993, PARKDALE's Board of Directors, with Director Thomas W. Harrison dissenting, resolved to enter into the proposed transaction with BANC ONE. Director Harrison has advised PARKDALE that he does not wish to submit a statement for inclusion herein. In June 1993, after further negotiations, the parties signed the Merger Agreement.


Merger Recommendation and Reasons for Transaction


  The terms of the Merger and the Merger Agreement, including the Exchange Rate, were the result of arms length negotiations between PARKDALE and BANC ONE and their respective representatives. In the course of reaching its decision to approve the Merger Agreement, the Board of Directors of PARKDALE consulted with its legal advisors as well as with management of PARKDALE, and, without assigning any relative or specific weights, considered numerous factors, including but not limited to the following:

(1) that the Merger would offer PARKDALE's shareholders the prospect for an active trading market, a higher current trading value for their shares, and better prospects for future growth than if PARKDALE were to remain independent;


(2) economic conditions and prospects for the market in which PARKDALE operates and competitive pressures with the presence of larger more diverse competitors in the financial services industry and the banking industry in particular;


(3) that a business combination with a larger bank holding company, such as BANC ONE, would provide greater long-term value to PARKDALE's shareholders than other alternatives available and would enhance PARKDALE's competitiveness and its ability to serve its depositors, customers, and the community in which it operates;


(4) the benefits to PARKDALE's shareholders in that the market position of BANC ONE Common Stock presented significant possibilities for future appreciation due to BANC ONE's diverse geographical locations which may not be negatively impacted by one economic market;


(5) the bank regulatory environment in general, and the increasing burdens of regulatory compliance especially upon relatively small independent organizations; and


(6) the business, results of operations, asset quality and financial condition of BANC ONE, the future growth prospects of BANC ONE and PARKDALE following the Merger, and the potential synergies and cost savings expected to be realized from the Merger.


  PARKDALE's Board of Directors believes that the affiliation with BANC ONE will result in a competitively stronger combined entity with increased financial and human resources which will lead to enhanced financial performance and a larger and more geographically diverse banking operation.


  As of September 30, 1993, the directors and executive officers of PARKDALE, together with their respective affiliates and associates, as a group, were entitled to vote 82.9% of the total shares of PARKDALE Common Stock outstanding. No shares of PARKDALE Common Stock are held by PARKDALE or its nominees in a fiduciary capacity. PARKDALE believes that all of the directors' and executive officers' shares will be voted in favor of the Merger. These persons will be entitled to receive the same consideration for their shares as any other PARKDALE stockholder upon approval of the Merger. As of September 30, 1993, there were no outstanding unexercised options for shares of PARKDALE Common Stock held by any director or officer of PARKDALE, other than the option to acquire 5,000 shares of PARKDALE Common Stock held by PARKDALE's former President that is described above. After the Merger, the individuals who now serve as directors and/or executive officers of PARKDALE, as a group, will own less than one tenth of 1% of the shares of BANC ONE Common Stock outstanding.


The members of the Board of Directors and officers of PARKDALE may be deemed to have interests in the proposed transaction in addition to their interests as shareholders. See "Management and Principal Shareholders of Parkdale - Transactions with Management and Owners." Also, the Merger Agreement provides that BANK ONE shall indemnify the directors and officers of PARKDALE with respect to various claims or suits which may be asserted against them, including claims or suits based upon, arising out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, and that BANK ONE shall insure that the protection provided to PARKDALE directors and officers under its governing instruments and applicable law shall continue for a period of four years.

  PARKDALE'S BOARD OF DIRECTORS RECOMMENDS THAT THE PLAN OF MERGER BE APPROVED BY PARKDALE'S SHAREHOLDERS.


  BANC ONE believes that the Merger will provide BANK ONE TEXAS with a more meaningful presence in the Beaumont, Texas area and an expansion of BANK ONE TEXAS' customer base and assets. Such expansion will provide BANC ONE with the opportunity to realize increased economies of scale while serving new customers with the expertise and assistance of the capable and experienced staff of BANK ONE TEXAS.




Conditions to the Merger; Termination


  Consummation of the Merger is subject to satisfaction of a number of conditions, including, among others:


(1) the receipt of all necessary approvals of the acquisition by governmental agencies and authorities, including the OCC, and each of such approvals remaining in full force and effect at the Effective Time;


(2) there being no change in the consolidated financial condition, aggregate net assets, shareholders' equity, business or operating results of PARKDALE, or of BANC ONE and its subsidiaries, taken as a whole, from December 31, 1992 to the Effective Time, that has had a material adverse effect;


(3) compliance by PARKDALE, BANC ONE, TEXAS CORPORATION and BANK ONE TEXAS with their respective covenants and confirmation of their respective representations and warranties as set forth in the Merger Agreement, including the agreement of PARKDALE that, except with the approval of BANC ONE or as otherwise permitted by the Merger Agreement,


      (a) beginning with the first calendar quarter of 1993 and for each succeeding calendar quarter thereafter prior to the calendar quarter in which the Effective Time occurs, PARKDALE will not declare or pay any dividends or make any distributions on shares of PARKDALE Common Stock, except that PARKDALE may, if it so elects, pay quarterly cash dividends which shall not exceed, for the second, third and fourth quarters of 1993, $17,334 per quarter in the aggregate for all outstanding shares of PARKDALE Common Stock and, for the first quarter of 1994, $17,500 in the aggregate for all outstanding shares of PARKDALE Common Stock;


      (b) PARKDALE will not declare or pay any dividends or make any distributions in any amount on its Common Stock in the quarter in which the Effective Time occurs and in which the holders of PARKDALE Common Stock are entitled to receive regular quarterly dividends on the shares of BANC ONE Common Stock into which the shares of PARKDALE Common Stock have been converted;


      (c) PARKDALE will not effect any changes in connection with its equity capitalization; and


      (d) PARKDALE will not conduct its banking operations other than in the ordinary course of business;


(4) approval of the Plan of Merger by the requisite vote of Shareholders of PARKDALE Common Stock (see "MERGER-General" and "VOTING AND MANAGEMENT INFORMATION-Voting");


(5) receipt by PARKDALE and BANC ONE of the opinion relative to the Federal income tax consequences referred to under the caption "MERGER-Federal Income Tax Consequences";


(6) receipt by BANC ONE of an opinion from PARKDALE's counsel and receipt by PARKDALE of an opinion from counsel for BANC ONE and BANK ONE TEXAS, which opinions are to be in the general forms annexed to the Merger Agreement;

(7) satisfaction by BANC ONE and PARKDALE of the respective earnings tests set forth in the Merger Agreement or as otherwise agreed between the parties;


(8) the fractional share interests in BANC ONE Common Stock to be paid in cash to former holders of PARKDALE Common Stock (see "MERGER-Fractional Shares"), plus the shares of BANC ONE Common Stock that would have been exchangeable for those PARKDALE shares for which dissenters' rights are asserted, not exceeding 10% of the maximum aggregate number of shares of BANC ONE Common Stock which could be issued as a result of the Merger;


(9) the shares of BANC ONE Common Stock to be issued in exchange for PARKDALE Common Stock having been listed on the NYSE;


(10) receipt of the written opinion of Coopers & Lybrand, independent certified public accountants for BANC ONE, that the transaction contemplated by the Merger Agreement may be properly accounted for as a pooling-of-interests;


(11) receipt by BANK ONE TEXAS of a Phase I Environmental Audit Report with respect to two parcels of real estate securing a certain loan by PARKDALE;


(12) PARKDALE's general ledger reflecting such additional provision for loan and lease losses, not to exceed $1.1 million, as BANK ONE TEXAS may request;


(13) the holders of all credit agreements on which PARKDALE or any of its subsidiaries is the maker, issuer or guarantor and which contain provisions which make the acquisition of PARKDALE by or merger into another entity a condition of default or acceleration, having provided BANC ONE with a written waiver of all such provisions; and


(14) the total number of shares of PARKDALE Common Stock issued and outstanding not exceeding 224,100 shares.


  The provisions of the Merger Agreement, including the foregoing conditions, may be waived at any time by the party entitled to the benefits thereof. However, after PARKDALE's Shareholders have approved the Plan of Merger, PARKDALE may only amend the Merger Agreement if, in the opinion of PARKDALE's Board of Directors, such amendment will not have a material adverse effect on the benefits intended under the Merger Agreement for PARKDALE's Shareholders and will not require resolicitation of proxies from such Shareholders.


  The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by PARKDALE's Shareholders, by written notice from BANC ONE to PARKDALE, or from PARKDALE to BANC ONE, as the case may be, upon the occurrence of any of the following: (i) if any material condition to either party's obligations under the Merger Agreement is not satisfied or waived at the time or times contemplated thereby (each party's right to terminate under this clause (i) shall relate only to conditions to that party's obligations); (ii) in the event of a material breach by a party of any representation, warranty, condition or agreement contained in the Merger Agreement that is not cured within 30 days of the giving of notice to such party by the other party; or (iii) if the Merger shall not have been consummated on or before April 5, 1994. The Merger Agreement also may be terminated, and the Merger thereby abandoned, by the mutual consent of the Boards of Directors of PARKDALE and BANC ONE at any time prior to the effective date of the Merger.


  If the Merger is not consummated other than by reason of a willful breach of any party to the Merger Agreement, PARKDALE, BANC ONE, BANK ONE TEXAS and TEXAS CORPORATION each will pay all of its own expenses incurred incident to such transaction, except for printing expenses, which will be paid by BANC ONE.

Federal Income Tax Consequences


  The following is a summary of certain material U.S. Federal income tax consequences of the Merger, including certain consequences to holders of PARKDALE Common Stock who are citizens or residents of the United States and who hold their shares as capital assets. It does not discuss all tax consequences that may be relevant to PARKDALE Shareholders subject to special Federal income tax treatment (such as insurance companies, dealers in securities, certain retirement plans, financial institutions, tax exempt organizations or foreign persons), or to PARKDALE Shareholders who acquired their shares of PARKDALE Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary also does not address the state, local or foreign tax consequences of the Merger, if any.


  Pursuant to the terms of the Merger Agreement, PARKDALE and BANC ONE will receive the opinion of Coopers & Lybrand, dated as of the Effective Time, to the effect that, for Federal income tax purposes:


(1) The Merger will be viewed as an acquisition by TEXAS CORPORATION of substantially all of the assets of PARKDALE solely in exchange for BANC ONE Common Stock and the assumption of all of the liabilities of PARKDALE by TEXAS CORPORATION followed by the transfer of the assets of PARKDALE to BANK ONE TEXAS and the assumption by BANK ONE TEXAS of the liabilities of PARKDALE;


(2) The acquisition by TEXAS CORPORATION of substantially all of the assets of PARKDALE in exchange solely for shares of BANC ONE Common Stock and the assumption by TEXAS CORPORATION of PARKDALE's liabilities will constitute a reorganization within the meaning of (S)368(a)(1)(A) and
      (a)(2)(D) of the Internal Revenue Code, and will not be disqualified under
      (S)368(a)(2)(D) by reason of the fact that the assets of PARKDALE that were acquired by TEXAS CORPORATION are transferred to BANK ONE TEXAS;


(3) No gain or loss will be recognized by BANC ONE, TEXAS CORPORATION, BANK ONE TEXAS or PARKDALE as a consequence of the transactions contemplated by the Merger Agreement;


(4) No gain or loss will be recognized by PARKDALE's Shareholders on the exchange of their shares of PARKDALE Common Stock for shares of BANC ONE Common Stock (disregarding for this purpose any cash received for fractional share interests to which they may be entitled);


(5) The Federal income tax basis of the BANC ONE Common Stock (including fractional share interests to which they may be entitled) received by holders of PARKDALE Common Stock will be the same as the Federal income tax basis of the PARKDALE Common Stock surrendered in exchange therefor;


(6) The holding period of the BANC ONE Common Stock received by a holder of PARKDALE Common Stock will include the period for which the PARKDALE Common Stock exchanged therefor was held, provided the exchanged PARKDALE Common Stock was held as a capital asset by such holder on the date of the exchange;


(7) Where cash is received by a shareholder of PARKDALE in exchange for all of his PARKDALE Common pursuant to the exercise of his dissenter's rights, the cash will be treated as having been received in redemption of his PARKDALE Common Stock subject to the provisions and limitations of
      (S)302 of the Internal Revenue Code; and


(8) The payment of cash in lieu of fractional share interests of BANC ONE Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by BANC ONE, and will be treated as having been received as distributions in full payment and in exchange for the PARKDALE Common Stock redeemed as provided in (S)302(a) of the Internal Revenue Code.


THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED ON THE INTERNAL REVENUE CODE (AND AUTHORITIES THEREUNDER) AS IN EFFECT ON THE DATE OF THIS PROSPECTUS AND PROXY STATEMENT, WITHOUT CONSIDERATION OF THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR SITUATIONS, AS WELL AS CONSEQUENCES UNDER ANY APPLICABLE STATE, LOCAL OR FOREIGN TAX LAWS.


Resales by Affiliates


  The shares of BANC ONE Common Stock issuable to PARKDALE Shareholders upon consummation of the Merger have been registered under the Securities Act, but such registration does not cover resales by affiliates, within the meaning of Rule 144 under the Securities Act ("Affiliates"), of PARKDALE. BANC ONE Common Stock received and beneficially owned by those PARKDALE Shareholders who are deemed to be Affiliates may be resold without registration as provided in Rule 145 under the Securities Act, or as otherwise permitted. PARKDALE Affiliates would include all persons who, directly or indirectly, control, are controlled by, or are under common control with PARKDALE at the time the Plan of Merger is submitted for approval by a vote of PARKDALE's Shareholders. Each PARKDALE Affiliate who desires to resell the BANC ONE Common Stock received in the Merger must sell such BANC ONE Common Stock either (i) pursuant to an effective registration statement under the Securities Act, (ii) in accordance with the applicable provisions of Rule 145 under the Securities Act or (iii) in a transaction that, in the opinion of counsel for such Affiliate or as described in a "no-action" or interpretive letter from the Staff of the Commission (in each case reasonably satisfactory in form and substance to BANC ONE), is exempt from the registration requirements of the Securities Act.


  Rule 145(d) requires that persons deemed to be Affiliates resell their BANC ONE Common Stock pursuant to certain of the requirements of Rule 144 under the Securities Act if such BANC ONE Common Stock is sold within the first two years after it is acquired. After two years, if such person is not an Affiliate of BANC ONE and BANC ONE is current in filing its periodic reports under the Exchange Act, a former Affiliate of PARKDALE may freely resell the BANC ONE Common Stock received in the Merger without limitation. After three years from the issuance of the BANC ONE Common Stock, if such person is not an Affiliate of BANC ONE at the time of sale or for at least three months prior to such sale, such person may freely resell such BANC ONE Common Stock, without limitation, regardless of the status of BANC ONE's periodic securities law reports.


  PARKDALE has agreed to provide BANC ONE with a list of those persons who may be deemed to be Affiliates at the time of the Special Meeting. PARKDALE will use its best efforts to cause each such person to deliver to BANC ONE prior to the Effective Time a written agreement to the effect that no sale will be made of any shares of BANC ONE Common Stock received in the Merger by an Affiliate of PARKDALE except (i) in accordance with the Securities Act and (ii) if, as it expects to do, BANC ONE utilizes pooling-of-interests accounting in accounting for the Merger, until such time as BANC ONE shall first publish the financial results of at least 30 days of post-merger combined operations of PARKDALE and BANC ONE, provided that BANC ONE shall publish such results not later than four months after the Effective Time. The certificates of BANC ONE Common Stock issued to Affiliates of PARKDALE in the Merger may contain an appropriate restrictive legend, and appropriate stop transfer orders may be given to the transfer agent for such certificates.


Accounting Treatment


  BANC ONE expects to account for the acquisition of PARKDALE as a pooling-of-interests.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS


Description of BANC ONE Stock


  General.  The authorized capital stock of BANC ONE consists of (i) 600,000,000
  --------
shares of BANC ONE Common Stock, and (ii) 35,000,000 shares of Preferred Stock, without par value ("Preferred Stock"), divided into 10,000,000 shares of Class A Preferred Stock (the "Class A Preferred Stock"), 1,000,000 shares of Class B Convertible Preferred Stock ("Class B Preferred Stock") and 24,000,000 shares of Class C Preferred Stock of which the $3.50 Cumulative Convertible Preferred Stock constitutes a series ("Series C Preferred Stock"). As of September 30, 1993, there were issued and outstanding 5,000,000 shares of Series C Preferred Stock and, as adjusted to reflect the effect of the 5 for 4 BANC ONE Common Stock split effective August 31, 1993, 341,046,391 shares of BANC ONE Common Stock; and no shares of Class A or Class B Preferred Stock were issued or outstanding.


  The following summary of the terms of BANC ONE's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the Ohio General Corporation Law (the "OGCL") and BANC ONE's Articles of Incorporation and Code of Regulations.


  Common Stock.  Holders of BANC ONE Common Stock are entitled to receive
  -------------
dividends out of funds legally available therefor as and if declared by the Board of Directors, provided that, so long as any shares of Preferred Stock are outstanding, no dividends (other than dividends payable in BANC ONE Common Stock) or other distributions (including redemptions and purchases) may be made with respect to the BANC ONE Common Stock unless full cumulative dividends on the shares of Preferred Stock have been paid.


  Holders of shares of BANC ONE Common Stock are entitled to one vote for each share for the election of directors and on all other matters. Holders of BANC ONE Common Stock vote together as a class with holders of Class B Preferred Stock (although no shares of Class B Preferred Stock currently are issued or outstanding). With certain limited exceptions, holders of Series C Preferred Stock have no voting rights.


  The issued and outstanding shares of BANC ONE Common Stock are fully paid and nonassessable. Holders of BANC ONE Common Stock are not entitled to preemptive rights, to conversion or redemption rights, or to cumulative voting rights in the election of directors.


  In the event of the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of BANC ONE Common Stock would be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors (including holders of BANC ONE's indebtedness) and holders of Preferred Stock, all the remaining assets of BANC ONE available for distribution.


  Preferred Stock.  BANC ONE's Board of Directors has the authority to issue
  ----------------
each class of Preferred Stock in one or more series and to fix the designations, number of shares, dividends, redemption rights, sinking fund requirements, liquidation prices, conversion rights and other rights, qualifications, limitations or restrictions thereon (except voting rights) as the Board of Directors may from time to time be permitted by law to fix or change.


  Currently, no shares of Preferred Stock except shares of Series C Preferred Stock are outstanding. Holders of Series C Preferred Stock are entitled to receive out of funds legally available therefor cumulative cash dividends at the annual rate of $3.50 per share payable quarterly on the last day of March, June, September and December in each year. In the event that full cumulative dividends on outstanding shares of Series C Preferred Stock have not been paid, no dividends may be declared or paid on, and no amounts may be set aside or applied to the redemption or purchase of, any shares of BANC ONE Common Stock or any other shares of capital stock of

BANC ONE ranking junior to shares of Series C Preferred Stock. Upon the voluntary or involuntary dissolution, liquidation or winding up of BANC ONE, holders of Series C Preferred Stock are entitled to receive a preferential distribution of $50 per share plus accrued and unpaid dividends, if any.


  Generally holders of shares of Series C Preferred Stock have no voting rights. However, the approval of a majority of the outstanding shares of Series C Preferred Stock voting together as a class is required in order to amend BANC ONE's Articles to affect adversely the rights of the holders of the Series C Preferred Stock or to take any action that would result in the creation of or an increase in the number of authorized shares senior or superior with respect to dividends or upon liquidation to the Series C Preferred Stock. Holders of Series C Preferred Stock also have the right to elect two additional directors during any period in which dividends on Series C Preferred Stock are cumulatively in arrears in the amount of six or more full quarterly dividends.


  At the option of the holder of any shares of Series C Preferred Stock, such shares may be converted into shares of BANC ONE Common Stock at the conversion rate then in effect. The present conversion rate, as adjusted to reflect the effect of the 5 for 4 BANC ONE Common Stock split effective August 31, 1993, is
1.5942 shares of BANC ONE Common Stock for each share of Series C Preferred Stock and is subject to adjustment for any additional stock dividends, subdivisions, splits or combinations and for any distribution of rights or warrants to purchase BANC ONE Common Stock at a price per share less than the BANC ONE Common Stock's then-current market value.


  The issued shares of Series C Preferred Stock may be redeemed, in whole or in part, by BANC ONE at its election at any time after April 15, 1995, at a redemption price of $52.10 per share during the period from April 15, 1995, through but not including March 31, 1996, and thereafter at the redemption prices during the 12-month periods beginning on March 31 of the years shown below, plus accrued and unpaid dividends, if any.


    Year                                               Redemption Price
    ----                                               ----------------
    1996   .   .   .   .   .   .   .   .   .   .   .        $51.75
    1997   .   .   .   .   .   .   .   .   .   .   .        $51.40
    1998   .   .   .   .   .   .   .   .   .   .   .        $51.05
    1999   .   .   .   .   .   .   .   .   .   .   .        $50.70
    2000   .   .   .   .   .   .   .   .   .   .   .        $50.35
    2001 and thereafter.   .   .   .   .   .   .   .        $50.00



  Special Voting Requirements for Certain Transactions.  Under the OGCL, a
  -----------------------------------------------------
merger or consolidation by an Ohio corporation generally requires the affirmative vote of shares representing at least two-thirds of the shareholder voting power of the corporation, unless the corporation's articles of incorporation provide for approval by a different proportion not less than a majority. BANC ONE's Articles of Incorporation generally require only majority shareholder approval for such transactions.


  However, Article Eleventh of BANC ONE's Articles incorporates, to a large extent, the provisions of the Ohio "control share acquisition" statute (the "Ohio Control Share Statute"), as set forth in Section 1701.831 of the OGCL. Article Eleventh sets forth procedures for obtaining shareholder consent of "control share acquisitions" subject to the right of the Board of Directors to screen out proposals that do not meet certain standards set forth in Article Eleventh. Article Eleventh defines a "control share acquisition" as any acquisition, directly or indirectly, of shares of BANC ONE which, when added to all other shares of BANC ONE owned or controlled by the acquiror, would entitle the acquiror, alone or with others, to exercise or direct the exercise of voting power in BANC ONE in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third; (b) one-third or more but less than a majority; and (c) a majority or more. A control share acquisition which meets certain criteria set forth in Article Eleventh as determined by the Board of Directors must be presented to a meeting of the shareholders of BANC ONE and approved by the affirmative vote of both (a) a majority of the voting power represented at the meeting and (b) a majority of that portion of such voting power excluding any "interested shares" (that is, those shares held by the acquiring person, executive officers of BANC ONE and employees of BANC ONE who are also directors). Article Eleventh may be amended by a vote of 85% of the votes entitled to be cast by all holders of voting stock.


  BANC ONE's Articles also include a "fair price" provision that is designed to provide reasonable assurances to shareholders that in the event any shareholder or group of shareholders acquires 20% or more of BANC ONE's voting stock (an "acquiror") and then seeks to acquire all or part of the remaining voting stock through a merger or other transaction that would force a change or termination of the other shareholders' ownership interests (a "business combination"), such other shareholders must receive consideration at least equivalent to that paid by the acquiror in acquiring its 20% stock interest, unless the business combination is approved either (i) by a majority of directors who are unrelated to the acquiror or (ii) by the affirmative vote of 75% of all the votes entitled to be cast by all holders of voting stock and 67% of the votes entitled to be cast by all holders of voting stock held by shareholders other than the acquiror (a "special shareholder vote").


  This provision requires that after an acquiror emerges, any business combination which has the effect of requiring shareholders to surrender their shares must satisfy one of the following conditions:


  (a)   Fair Consideration to Shareholders.  The terms of the business
        -----------------------------------
        combination must provide for payment of consideration which is at least equivalent to the highest price paid to other shareholders by the acquiror in acquiring its 20% stock position and must be approved by shareholders as otherwise required by applicable law; or


  (b)   Unrelated Director Approval.  The business combination must be
        ----------------------------
        approved as fair to shareholders by a majority of the directors who are not affiliated with the acquiror and who were directors before the acquiror acquired its 20% stock position or who were nominated or elected to succeed such directors by the other unaffiliated directors ("unrelated directors") and must be approved by shareholders as otherwise required by applicable law; or


  (c)   Special Shareholder Vote.  The business combination must be approved
        -------------------------
        by a special shareholder vote.


  The Article containing this provision may be amended only by a vote of 85% of the votes entitled to be cast by all holders of voting stock, unless the amendment is approved unanimously by the unrelated directors, in which case only majority shareholder approval would be required.


  Chapter 1704 of the OGCL (the "Ohio Business Combination Statute") is similar to the "fair price" provision contained in BANC ONE's Articles. The Ohio Business Combination Statute prohibits an "issuing public corporation" from engaging in a "Chapter 1704 Transaction" with an "interested shareholder" for a period of three years following the date on which the person becomes an interested shareholder unless, prior to such date, the directors of the issuing public corporation approve either the Chapter 1704 Transaction or the acquisition of shares pursuant to which such person became an interested shareholder. After the initial three-year moratorium has expired, an issuing public corporation may engage in a Chapter 1704 Transaction if (i) the acquisition of shares pursuant to which the person became an interested shareholder received the prior approval of the board of directors of the issuing public corporation, (ii) the Chapter 1704 Transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the issuing public corporation and by the holders of at least a majority of voting shares that are not beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or (iii) the Chapter 1704 Transaction meets certain statutory tests designed to ensure that it be economically fair to all shareholders.


  For this purpose, an "issuing public corporation" is any Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices or substantial assets within the State of Ohio.

BANC ONE currently is an issuing public corporation. An "interested shareholder" is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the issuing public corporation. A "Chapter 1704 Transaction" includes any merger, consolidation, combination or majority share acquisition between or involving an issuing public corporation and an interested shareholder or an affiliate or associate of an interested shareholder. A Chapter 1704 Transaction also includes certain transfers of property, dividends and issuance or transfers of shares, from or by an issuing public corporation or a subsidiary of an issuing public corporation to, with or for the benefit of an interested shareholder or an affiliate or associate of an interested shareholder unless such transaction is in the ordinary course of business of the issuing public corporation on terms no more favorable to the interested shareholder than those acceptable to third parties as demonstrated by contemporaneous transactions. Finally, Chapter 1704 Transactions include certain transactions which (i) increase the proportionate share ownership of an interested shareholder, (ii) result in the adoption of a plan or proposal for the dissolution, winding up of the affairs or liquidation of the issuing public corporation if such plan is proposed by or on behalf of the interested shareholder, or (iii) pledge or extend the credit or financial resources of the issuing public corporation to or for the benefit of the interested shareholder.


Comparison of BANC ONE Common Stock and PARKDALE Common Stock


  If the holders of PARKDALE Common Stock approve the Plan of Merger and the Merger is subsequently consummated, holders of PARKDALE Common Stock will become holders of BANC ONE Common Stock. As BANC ONE Common Stockholders, their rights will be somewhat different than those that they currently have as PARKDALE Common Stockholders.


  The rights of BANC ONE shareholders are governed by BANC ONE's Articles of Incorporation and Code of Regulations and by the applicable provisions of the OGCL; the rights of PARKDALE shareholders are governed by PARKDALE's Articles of Association and Bylaws and by the applicable provisions of the Texas Banking Code of 1943, as amended (the "TBC"). The following comparison of PARKDALE and BANC ONE Common Stockholders' rights is based upon the current terms of the governing documents of the two companies, and on the current provisions of the OGCL and the TBC.


  The rights of BANC ONE and of PARKDALE Common Stockholders are similar in several respects: Common Stockholders in both companies are entitled to one vote for each share held on all matters submitted to a vote of Common Stockholders, and also are entitled to receive pro rata any assets distributed to Common Stockholders upon liquidation, dissolution or winding up of the affairs of the company. Likewise, Common Stockholders have no right, in the case of either company, to cumulative voting for the election of directors.


  There are, however, some differences. Although it is impracticable to note all the differences between the governing documents of PARKDALE and BANC ONE, or between the applicable provisions of the OBCL and the TBC, the following discussion summarizes certain significant differences between the rights of PARKDALE Common Stockholders and those of BANC ONE Common Stockholders.


  Preferred Stock.  PARKDALE's Articles of Association, unlike BANC ONE's, do
  ----------------
not authorize the issuance of preferred stock. Instead, PARKDALE's authorized capital stock consists entirely of the 230,055 authorized shares of its Common Stock.


  Preemptive Rights.  Under the TBC, with certain limited exceptions, each
  ------------------
PARKDALE Common Stockholder has the preemptive right to subscribe for a proportionate share of any issuance of additional shares of PARKDALE Common Stock, including stock issuances effected from PARKDALE's own surplus funds or undivided profits. BANC ONE Common Stockholders have no such preemptive rights.


  Directors.  BANC ONE's thirteen directors, like PARKDALE's twelve directors,
  ----------
are elected annually to one-year terms. Directors of the two companies, however, must meet somewhat different qualification requirements. To qualify for election to BANC ONE's Board of Directors, an individual must own a "substantial" number of shares of BANC ONE's capital stock (although no specific number or amount of such shares is prescribed), and must not also serve as a director or officer of or in any other management relationship for any financial institution that is in competition with BANC ONE or any of its subsidiaries. Under the TBC, an individual cannot qualify for election to PARKDALE's Board of Directors unless he owns unencumbered and unpledged shares of PARKDALE stock with an aggregate par value of at least $1,000. Also, an individual cannot qualify for election to PARKDALE's Board if the bank holds a judgment or charged off note against him, or if he has been convicted of a felony. Finally, under PARKDALE's Articles of Association, a majority of PARKDALE's directors must be bona fide residents of the State of Texas.






  Director Discretion.  The OGCL permits the directors (but not the officers) of
  --------------------
an Ohio corporation such as BANC ONE, in determining whether any matter (including a proposed tender offer or business combination) is in the best interests of the corporation, to take into consideration the interests of the corporation's employees, suppliers, creditors and customers, the economy of the state and the nation, community and societal considerations and the long-term and short-term interests of the corporation and its shareholders, including the possibility that such interests may be best served by the continued independence of the corporation. Neither the TBC nor PARKDALE's governing documents include any comparable provision.


  Dividends.  Under the OGCL, BANC ONE is authorized to pay dividends out of
  ----------
retained earnings and surplus, including both earned surplus and capital surplus, in cash, property or shares of the corporation, provided that such dividend payments are not in violation of the rights of any other class of securities and are not made when the corporation is insolvent or there is reasonable ground to believe that by such payment it will be rendered insolvent. Under the TBC, PARKDALE is authorized to pay dividends out of retained earnings and surplus. However, PARKDALE is required to set aside a portion of its surplus as "certified surplus", and is required to transfer to "certified surplus", before payment of any dividend, not less than 10% of its net profits earned since its last dividend was declared until its "certified surplus" at least equals its capital. PARKDALE is prohibited by the TBC from paying any dividend out of its "certified surplus".


  Of course, neither BANC ONE nor PARKDALE could pay a dividend that would reduce its capital below the minimum required by bank regulatory authorities.


  Special Requirements for Certain Transactions.  Unlike the OGCL and BANC ONE's
  ----------------------------------------------
Articles of Incorporation, neither the TBC nor PARKDALE's Articles of Association or Bylaws impose any restrictions on "control share acquisitions", transactions with "interested shareholders" or the like. There is no analogue in the TBC to the Ohio Control Share or Business Combination Statutes, and no analogue in PARKDALE's governing documents to the "control share acquisition" or "fair price" provisions in BANC ONE's Articles of Incorporation.


  As noted above, see "--Description of BANC ONE Stock--Special Voting Requirements for Certain Transactions", under BANC ONE's Articles of Incorporation, only approval by a majority of the outstanding shares of BANC ONE Common Stock generally is required for a merger, consolidation or similar transaction to which BANC ONE is a party. Under the TBC, in contrast, approval by at least two-thirds of the outstanding shares of PARKDALE Common Stock generally is required for a merger, consolidation or similar transaction, including the proposed Merger, to which PARKDALE is a party.


  Amendment of Governing Documents.  BANC ONE's Articles of Incorporation can be
  ---------------------------------
amended by the affirmative vote of the holders of a majority of the voting power of BANC ONE, except that amendments to the "control share acquisition" and "fair price" provisions require a supermajority vote, and the amendment of certain provisions requires that holders of shares of a class vote and approve the amendment as a class. See "--Description of BANC ONE Stock--Special Voting Requirements for Certain Transactions." BANC ONE's Code of Regulations can be amended only by the affirmative vote of a majority of the voting power represented by the outstanding voting stock of BANC ONE present in person or by proxy at an annual or special meeting called for such purpose.

  Under the TBC, PARKDALE's Articles of Association can be amended only with the affirmative vote of at least two-thirds of the outstanding shares of PARKDALE Common Stock, either at a regular meeting or at a special meeting called for the purpose, and only with the approval of the Texas Banking Commissioner. Under the TBC, since the shareholders have not delegated to the Board of Directors authority to do so, PARKDALE's Bylaws can be amended only with the affirmative vote of at least a majority of the outstanding shares of PARKDALE Common Stock at any regular shareholders meeting or at any special meeting called for the purpose.


  Dissenters' Appraisal Rights.  Under both the OGCL and the TBC, a shareholder
  -----------------------------
who dissents from certain transactions is entitled to receive payment of the fair value of his or her shares. However, where, as in the case of the proposed Merger, a Texas-chartered bank is to be merged into a national banking association, the dissenters' appraisal rights of the shareholders of the Texas-chartered bank are governed, not by the TBC, but instead by the National Bank Act. The National Bank Act's provisions governing dissenters' appraisal rights are described below. See "VOTING AND MANAGEMENT INFORMATION--Rights of Dissenting Shareholders."


  Under the OGCL, dissenting shareholders are entitled to appraisal rights in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation and in connection with certain amendments to its articles of incorporation. In addition, shareholders of an Ohio corporation being merged into a new corporation are entitled to appraisal rights, and shareholders of an acquiring corporation are entitled to appraisal rights in a merger, combination or majority share acquisition in which such shareholders are entitled to voting rights.


  Indemnification; Limitation of Liability.  Under the TBC, directors and
  -----------------------------------------
officers of a Texas-chartered bank such as PARKDALE are liable for financial losses sustained by the bank to the extent that directors and officers of other corporations are now responsible for such losses in equity and common law. However, the TBC permits any director or officer who does not approve an act or omission of the bank's board of directors to relieve himself from any personal liability for such act or omission by promptly announcing his opposition thereto and causing such opposition to be noted in the minutes of the appropriate board meeting.


  The TBC permits, but does not require, a Texas-chartered bank to indemnify any person for reasonable expenses in connection with any action, suit, or proceeding to which the person is a party by reason of his being, or having been, a director, officer or employee of the bank, or having served as a director, officer, partner, proprietor, trustee or in any similar capacity for any corporation, partnership, joint venture, sole proprietorship, trust or other enterprise at the request of the bank. However, under the TBC no person may be indemnified who is finally adjudged to have been guilty of, or liable for, willful misconduct, gross neglect of duty or a criminal act. Also, if there is a compromise in any such action or proceeding, indemnification is allowed under the TBC only with the affirmative vote of a majority of the outstanding shares of the bank's capital stock.


  PARKDALE's Bylaws authorize indemnification, by majority vote of the bank's board of directors or, in case of a settlement or compromise, by majority vote of the outstanding shares of PARKDALE Common Stock, to the extent permitted by the TBC, except that PARKDALE's Bylaws do not authorize indemnification for employees, as opposed to directors and officers, or for persons serving at the bank's request as directors, trustees, partners, officers or the like of enterprises other than the bank.


  Under the OGCL, Ohio corporations are authorized to indemnify directors, officers and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors and officers for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests. Ohio law does not authorize payment of expenses or judgments to an officer or other agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director or officer acted in good faith and in a manner he reasonably believed to be in (or not opposed to) the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations or by contract except with respect to the advancement of expenses of directors. The statutory right to indemnity is not exclusive in Ohio. Ohio law provides express authority for Ohio corporations to procure not only insurance policies, but also to furnish protection similar to insurance, including trust funds, letters of credit and self-insurance, or to provide similar protection such as indemnity against loss of insurance.




  BANC ONE's Code of Regulations authorizes BANC ONE to indemnify any director or officer (or former director or officer) of the corporation, and any person who is or has served at BANC ONE's request as a director, officer or trustee of another enterprise, against any expenses, judgments, fines or amounts paid in settlement actually and reasonably incurred by him by reason of the fact that he is or was such a director, officer or trustee, to the full extent and according to the procedures and requirements set forth in the OGCL. BANC ONE's Code of Regulations also authorizes BANC ONE, for such purpose, to obtain insurance and to enter into indemnity agreements, and also to indemnify employees, agents and others.


  Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may only be overcome by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states. There is no counterpart to this provision in the TBC.




                            MISCELLANEOUS INFORMATION


Transfer and Exchange Agents


  Bank One, Indianapolis, N.A., Indianapolis, Indiana, serves as Transfer Agent and as Registrar for BANC ONE Common Stock, and will act as Exchange Agent in connection with the Merger. PARKDALE acts as its own Transfer Agent and Registrar for PARKDALE Common Stock.


Interests of Named Experts and Counsel


  The consolidated financial statements of BANC ONE incorporated by reference in this Prospectus have been audited by Coopers & Lybrand, independent public accountants, to the extent and for the years included in their reports, which reports are included or are incorporated herein, and have been so included or incorporated in reliance upon their reports given on the authority of that firm as experts in accounting and auditing. The financial statements of PARKDALE as of December 31, 1992 and 1991 included in this Prospectus and Proxy Statement have been audited by McClelland Samuel & Fehnel, L.L.P., independent public accountants, to the extent and for the years included in their reports, which reports are included herein, and have been so included in reliance upon their reports given on the authority of that firm as experts in accounting and auditing.


  Certain legal matters will be passed upon for PARKDALE by counsel for PARKDALE, Orgain, Bell & Tucker, L.L.P., Beaumont, Texas. Partners of such law firm own an aggregate of 980 shares of PARKDALE Common Stock and partner Hoke Peacock is a Director of PARKDALE. An opinion on the validity of the BANC ONE Common Stock offered hereby has been passed upon by Roman J. Gerber, General Counsel and Executive Vice President of BANC ONE. Mr. Gerber owns shares of BANC ONE Common Stock and holds options to purchase additional shares of such stock.

Sources of Information


  The information concerning BANC ONE and PARKDALE has been supplied by the management of the respective companies.


Registration Statement


  This Prospectus and Proxy Statement does not include all of the information set forth or incorporated by reference in the Registration Statement on Form S-4 and the exhibits thereto filed by BANC ONE with the Commission under the Securities Act with respect to the Merger. The Registration Statement may be inspected at the principal office of the Commission in Washington, D.C., or at its regional offices, and copies may be obtained upon payment of prescribed fees. See "AVAILABLE INFORMATION" for addresses of the Commission's offices. Reference is hereby made to the Registration Statement and exhibits thereto for further information pertaining to BANC ONE and PARKDALE.




                   B.  INFORMATION ABOUT BANC ONE CORPORATION


General -- Business


  BANC ONE is a multi-bank holding company with bank subsidiaries in Arizona, California, Colorado, Ohio, Illinois, Indiana, Kentucky, Michigan, Wisconsin, Utah, West Virginia and Texas. In addition, BANC ONE has entered into definitive agreements to acquire banks located in Nebraska and Oklahoma. At September 30, 1993, BANC ONE had consolidated total assets of approximately $76.5 billion, consolidated total deposits of approximately $59.1 billion and consolidated total Shareholders' equity of approximately $6.8 billion (or approximately 8.8% of consolidated total assets). At September 30, 1993, BANC ONE ranked eighth among the nation's publicly-owned bank holding companies in terms of period-end assets and ranked sixth among the nation's publicly owned bank holding companies in terms of period-end common equity. For the nine months ended September 30, 1993, BANC ONE's return on average assets was 1.54%.


  At September 30, 1993 BANC ONE owned a total of 78 commercial banks (the "affiliate banks") and, at that date, held through its affiliate banks the largest statewide share of total bank deposits in Arizona and Indiana, the second largest share of such deposits in Ohio, and third largest share of such deposits in Colorado, Wisconsin and Texas. BANC ONE has smaller statewide market shares in the other states in which BANC ONE operates banks. At September 30, 1993, except for Bank One, Texas, N.A., no single BANC ONE affiliate bank accounted for more than 20% of BANC ONE's consolidated total assets. BANC ONE also owns subsidiaries that offer financial services in the areas of mortgage banking, credit card processing, consumer finance, equipment leasing, fiduciary and trust services, credit life insurance, discount brokerage, venture capital and investment and merchant banking.


  Since its formation in 1968, BANC ONE has acquired over 100 banking institutions and the number of banking offices of its affiliate banks has increased from 24 to over 1,300. BANC ONE anticipates that it will continue to expand by acquisition in the future. BANC ONE is frequently in discussions regarding possible acquisitions. See "--Recent Developments" for information with respect to pending and potential acquisitions.


  BANC ONE is a legal entity separate and distinct from its affiliate banks and its nonbanking subsidiaries. Accordingly, the right of BANC ONE, and thus the right of BANC ONE's creditors and shareholders, to participate in any distribution of the assets or earnings of any affiliate bank or other subsidiary is necessarily subject to the prior claims of creditors of the affiliate bank or subsidiary, except to the extent that claims of BANC ONE in its capacity as a creditor may be recognized. The principal source of BANC ONE's revenues is dividends and fees from its affiliates. See "--Certain Regulatory Matters" for a discussion of regulatory restrictions on the ability of the affiliate banks to pay dividends to BANC ONE.

Recent Developments


  In recent years, BANC ONE has pursued an active acquisition program. During 1993, BANC ONE already has completed the acquisition of Valley, Key and First Community, along with several smaller acquisitions. On April 19, 1993 BANC ONE entered into a definitive agreement to acquire all of the outstanding shares of FirsTier Financial, Inc. of Omaha, Nebraska ("FirsTier"), in exchange for approximately 14.4 million shares of BANC ONE Common Stock. FirsTier owns all the outstanding capital stock of four banks located, respectively, in Omaha, Lincoln, Scottsbluff and Norfolk, Nebraska, and all the outstanding stock of a savings bank located in Omaha, Nebraska. As of June 30, 1993 FirsTier had consolidated total assets of approximately $3.0 billion, consolidated total deposits of approximately $2.4 billion, and consolidated total shareholders' equity of approximately $283 million. For the year ended December 31, 1992 FirsTier had consolidated net income of approximately $41 million. The transaction is subject to regulatory and shareholder approval and is presently anticipated to be completed during the first quarter of 1994. The transaction will be accounted for as a pooling-of-interests.


  On May 20, 1993 BANC ONE entered into a definitive agreement to acquire all of the outstanding shares of Central Banking Group, Inc. of Oklahoma City,
Oklahoma ("Central"), in exchange for approximately 2.4 million shares of BANC ONE Common Stock. Central owns all the outstanding capital stock of two banks, both located in the Oklahoma City area, and as of June 30, 1993 had consolidated total assets of approximately $537 million, consolidated total deposits of approximately $481 million, and consolidated total shareholders' equity of approximately $54 million. For the year ended December 31, 1992 Central had consolidated net income of approximately $7 million. The transaction is subject to regulatory and shareholder approval and is presently anticipated to be completed during the fourth quarter of 1993. The transaction will be accounted for as a pooling-of-interests.


  On November 3, 1993 BANC ONE entered into a definitive agreement to acquire all of the outstanding shares of Liberty National Bancorp, Inc. of Louisville, Kentucky ("Liberty"), in exchange for approximately 21,837,000 shares of BANC ONE Common Stock. Liberty owns nine banks, eight located in Kentucky and one located in Indiana, as well as several additional corporations that engage in leasing, brokerage, consumer finance and insurance. As of September 30, 1993 Liberty had consolidated total assets of approximately $4.8 billion, consolidated total deposits of approximately $3.9 billion, and consolidated total shareholders' equity of approximately $388 million. For the year ended December 31, 1992 Liberty had consolidated net income of approximately $46 million. The transaction is subject to regulatory and shareholder approval and is presently anticipated to be completed during the second quarter of 1994. The transaction will be accounted for as a pooling-of-interests.


  BANC ONE also has announced three other acquisitions, which are not financially material to BANC ONE either individually or in aggregate. At September 30, 1993, none of the entities being acquired in these three transactions had total assets exceeding $500 million, and the aggregate total assets of all three entities did not exceed $1 billion.


  BANC ONE continues to explore opportunities to acquire banks and nonbank companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on relating to the acquisition of bank-related companies and other banks. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. BANC ONE's acquisition strategy is flexible in that it does not require BANC ONE to effect specific acquisitions so as to enter certain markets or to attain specified growth levels. Rather than being market driven or size motivated, BANC ONE's acquisition strategy reflects BANC ONE's willingness to consider potential acquisitions wherever and whenever such opportunities arise based on the then-existing market conditions and other circumstances. Banks to be acquired must be of sufficient size to support and justify having management of a caliber capable of making lending and other management decisions at the local level under BANC ONE's operating philosophy. BANC ONE also is willing from time to time to acquire a smaller bank when it can be acquired through a reorganization into an existing affiliate. BANC ONE's interest in the acquisition of non-bank companies has been limited to bank-related services with which BANC
ONE already has familiarity. BANC ONE's acquisitions may be made by the exchange of stock, through cash purchases, and with other consideration.


  Other than as described above, BANC ONE does not currently have any definite understandings or agreements for any acquisitions material to BANC ONE. However, BANC ONE anticipates that it will continue to expand by acquisition in the future.


Certain Regulatory Matters


  General.  BANC ONE is subject to the supervision of, and to regular inspection
  --------
by, the Board of Governors of the Federal Reserve System (the "Federal Reserve"). BANC ONE's principal bank affiliates are organized as national banking associations, which are subject to regulation by the OCC. In addition, various state authorities regulate BANC ONE's state bank affiliates, and all of BANC ONE's bank affiliates are subject to regulation in some degree by the Federal Reserve and the Federal Deposit Insurance Corporation (the "FDIC"). In addition to banking laws, regulations and regulatory agencies, BANC ONE and its affiliates are subject to various other laws, regulations and regulatory agencies, all of which directly or indirectly affect BANC ONE's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect BANC ONE.


  Proposals to change the laws and regulations governing the banking industry are frequently raised in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any changes and the impact such changes might have on BANC ONE and its subsidiaries are difficult to determine.


  According to Federal Reserve policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Furthermore, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of BANC ONE or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of BANC ONE may be assessed for the FDIC's loss, subject to certain exceptions.


  BANC ONE's banks are affected by various state and federal laws and by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve. An important purpose of these policies is to curb inflation and control recessions through control of the supply of money and credit. The Federal Reserve uses its powers to regulate reserve requirements of its member banks, the discount rate on its member bank borrowings, interest rates on time and savings deposits of its member banks, and to conduct open market operations in United States government securities so as to exercise control over the supply of money and credit. These policies have a direct effect on the amount of bank loans and deposits and on the interest rates charged on loans and paid on deposits, with the result that such policies have a material effect on bank earnings. Future policies of the Federal Reserve and other authorities cannot be predicted, nor can their effect on future bank earnings be predicted. Similarly, future changes in state and federal laws and wage, price and other economic restraints of the federal government cannot be predicted nor can their effect on future bank earnings be predicted.


  Capital Requirements.  BANC ONE is subject to capital ratios, requirements and
  ---------------------
guidelines imposed by the Federal Reserve, which are substantially similar to the ratios, requirements and guidelines imposed by the OCC and the FDIC on the banks within their respective jurisdictions.


  These capital requirements are designed to require more capital of banks and bank holding companies that are subject to greater risks. For this purpose, a bank's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of risk that such assets or commitments are thought to carry. A bank's or holding company's capital, in turn, is divided into two tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock and related surplus (excluding auction rate issues), and minority interests in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets; and supplementary ("Tier 2") capital, which includes, among other items, cumulative and limited-life preferred stock, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.


  BANC ONE, like most other bank holding companies, currently is required to maintain total capital equal to at least 8% and Tier 1 capital equal to at least 4% of its total risk-weighted assets. At September 30, 1993 BANC ONE met both requirements, with total capital equal to 14.22% and Tier 1 capital equal to 10.42% of its total risk-weighted assets.


  The Federal Reserve also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3%, if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the holding company does not meet these requirements. To date the Federal Reserve has not notified BANC ONE of any minimum leverage ratio (other than the standard 3% ratio) that BANC ONE is required to meet. At September 30, 1993 BANC ONE met this requirement with a leverage ratio of 8.61%..


  The Federal Reserve may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital ratios including tangible capital positions well above the minimum levels. The Federal Reserve has not, however, imposed any such special capital requirement on BANC ONE.


  Dividend Restrictions.  Various federal and state statutory provisions limit
  ----------------------
the amount of dividends BANC ONE's affiliate banks can pay to BANC ONE without regulatory approval. The approval of the appropriate bank regulator is required for any dividend by a national bank or state member bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. Under these provisions and various state law restrictions, BANC ONE's affiliate banks could have declared, as of December 31, 1992, without obtaining prior regulatory approval, aggregate dividends of approximately $814 million. In addition, federal bank regulatory authorities have authority to prohibit the affiliate banks from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of BANC ONE's affiliate banks to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies and capital guidelines.


  FDICIA.  The Federal Deposit Insurance Corporation Improvement Act of 1991
  -------
(the "FDICIA"), which became law on December 19, 1991, revises several banking statutes, including the Federal Deposit Insurance Act, affecting bank regulation, deposit insurance and provisions for funding of the Bank Insurance Fund (the "BIF") administered by the FDIC. Under FDICIA the bank regulators' authority to intervene is linked to the deterioration of a bank's capital level. In addition, FDICIA places limits on real estate lending and brokered deposit activities, expands audit and reporting requirements, and imposes limitations and requirements on various banking functions. BANC ONE believes that the deposit insurance and brokered deposit limitations under FDICIA will not have any material impact on the liquidity or funding of BANC ONE or its affiliate banks.


  Deposit Insurance Assessments.  The deposits of each of BANC ONE's banks are
  ------------------------------
insured up to regulatory limits by the FDIC. Accordingly, BANC ONE's banks are subject to deposit insurance assessments to maintain the BIF of the FDIC.

  FDICIA requires the FDIC to establish a schedule to increase the reserve ratio of the BIF to 1.25% of insured deposits over a 15 year period, and to increase the assessment rate on banks, if necessary, to achieve that ratio.


  As also required by FDICIA, the FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based (i) on the bank's capitalization and (b) on supervisory risk factors based on the FDIC's consideration of supervisory evaluations provided by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it has been classified by the FDIC. There is an eight basis point spread between the highest and lowest assessment rates, so that banks classified as strongest by the FDIC are subject to a rate of $0.23 per $100 of deposits and banks classified as weakest by the FDIC are subject to a rate of $0.31 per $100 of deposits.


  It is possible that BIF assessments will be further increased and it is possible that there may be special additional assessments in the future.


Market Prices of and Dividends Paid on BANC ONE Common Stock


  BANC ONE Common Stock is, and the shares offered hereby will be, listed on the New York Stock Exchange. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of BANC ONE Common Stock on the NYSE Composite Tape and cash dividends per share of BANC ONE Common Stock. The dividend and stock price information for 1991 has not been adjusted to reflect the 10% stock dividend on BANC ONE Common Stock effective February 14, 1992, and none of the dividend and stock price information set forth below has been adjusted to reflect the 10% stock dividend payable March 4, 1994 to BANC ONE Common Stockholders of record as of Feburary 16, 1994.
However, the dividend and stock price information for 1991, 1992 and the first two quarters of 1993 has been adjusted to reflect the 5 for 4 BANC ONE Common Stock split effective August 31, 1993.


                                    Price Range of Common Stock
                                    ---------------------------
                              High             Low             Dividends
                              ----             ---             ---------
1991
- ----
  First Quarter . . . . .   $26.54            $18.10             $0.21
  Second Quarter  . . . .    29.46             25.09              0.21
  Third Quarter . . . . .    35.27             28.00              0.21
  Fourth Quarter  . . . .    38.36             30.54              0.21

1992
- ----
  First Quarter . . . . .   $40.00            $33.82              0.23
  Second Quarter  . . . .    38.00             33.80              0.23
  Third Quarter . . . . .    37.70             33.70              0.26
  Fourth Quarter  . . . .    42.80             35.00              0.26

1993
- ----
  First Quarter . . . . .   $46.50            $40.00              0.28
  Second Quarter. . . . .    49.20             40.40              0.28
  Third Quarter . . . . .    46.41             38.00              0.31
  Fourth Quarter. . . . .    49.20             35.50              0.31


  BANC ONE intends to continue its present policy of paying quarterly cash dividends to its shareholders so that dividends as a percentage of income will average between 35 and 45 percent of net income. The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of BANC ONE and its subsidiaries, applicable government regulations and other factors deemed relevant by the Board of Directors. Certain debt instruments to which BANC ONE is a party limit its ability to pay dividends on BANC ONE Common Stock. Under the most restrictive of these limitations, BANC ONE would have been permitted to pay cash dividends on BANC ONE Common Stock in excess of its $814 million of retained earnings as of December 31, 1992. As described under "--Certain Regulatory Matters," various state and federal laws limit the ability of affiliate banks to pay dividends to BANC ONE.


Incorporation of Certain Information About BANC ONE By Reference


  BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1992, BANC ONE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September 30, 1993, and BANC ONE's Current Reports on Form 8-K filed February 4, 1993 (two reports), February 16, 1993, August 20, 1993, November 9, 1993, November 16, 1993, and November 24, 1993, in each case filed with the Commission pursuant to Section 13 of the Exchange Act, and the description of BANC ONE Common Stock which is contained in BANC ONE's registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, are incorporated into this Prospectus and Proxy Statement by reference.


                      C.  INFORMATION ABOUT PARKDALE BANK


General


  PARKDALE is a bank organized under the laws of the State of Texas with its main office located at 6025 Eastex Freeway, Beaumont, Texas, and with one branch office located at 995 Washington Boulevard, Beaumont, Texas. As of September 30, 1993, PARKDALE had total assets of approximately $61.1 million, total deposits of approximately $54.3 million, and total capital accounts of approximately $6.6 million (or approximately 10.8% of total assets). As of this same date PARKDALE held 2.25% of the total deposits of banks competing in the Beaumont banking market and 2.10% of the total deposits of banks and thrifts competing in the Beaumont banking market.


Description of Business


  PARKDALE is an independent bank organized under the laws of Texas with its main office at 6025 Eastex Freeway, Beaumont, Jefferson County, Texas, and one branch office located at 995 Washington Boulevard, Beaumont, Jefferson County, Texas. PARKDALE was chartered on September 4, 1973. PARKDALE serves the local community generally defined as Beaumont, Texas, with secondary markets defined as parts of Jefferson, Orange and Hardin Counties. PARKDALE offers a wide variety of services to its commercial and consumer customers in its trade area.


  Deposit services include traditional commercial and consumer checking accounts, commercial and consumer NOW and Money Market checking accounts, club checking accounts with packaged services and one monthly fee, special checking accounts for senior citizens, commercial and consumer savings accounts, commercial and consumer time deposits, and low cost "basic checking" accounts. Deposit and withdrawal services are provided off-site through a PULSE ATM network affiliation and after-hours depositories at each location. PARKDALE is an authorized depository for public funds, both time and demand, and federal tax deposits. PARKDALE also sells and redeems U.S. Savings Bonds and sells cashier's checks, money orders and traveler's checks; provides merchant credit card services for VISA and Mastercard and is an authorized depository for American Express charge sales; provides safekeeping services and safe deposit boxes; acts as agent for collection services for drafts, notes and related items; and provides both domestic and international wire transfer services.

  Consumer lending services include personal loans -- both secured and unsecured
- -- VISA and Mastercard lines of credit, real estate and home loans, and student loans. Commercial lending services include working capital loans, Small
Business Administration loans, letters of credit, revolving lines of credit, real estate loans, accounts receivable financing, and other secured and unsecured loans.


  Loans outstanding at September 30, 1993, before deduction of unearned discount and allowances for loan and lease losses, totalled approximately $19.2 million, and included approximately $5.0 million of commercial, $9.7 million of real estate mortgage, $4.1 million of consumer installment and $427,000 of credit card loans. Approximately 11.42% of its loans (including loans to related entities) and 17.39% of its deposits (including indirectly controlled deposits) were to directors and principal shareholders, the loss of which could have a material adverse effect.


Selected Quarterly Financial Data


  The following tables contain selected unaudited financial data for PARKDALE for the quarterly periods indicated. The summaries below should be read in conjunction with the financial statements of PARKDALE and related notes thereto and the management's discussion and analysis that are set forth below.

                                 PARKDALE BANK
                       SELECTED QUARTERLY FINANCIAL DATA

                                                                                       Quarters
                                            1993                                    1992
$(thousands)                   Third     Second    First     Fourth    Third     Second    First     Fourth
- ------------                   ------    ------    ------    ------    ------    ------    ------    ------
Condensed income statement:
Interest income:
  Taxable securities            347         427       415       427       446       472       518       545
Tax exempt securities            17          16        16        20        20        27        35        38
                                ---------------------------------------------------------------------------
                                364         443       435       447       473       507       556       587
Securities income
  Commercial loans              103         108       120       126       126       124       157       160
  Real estate loans             231         234       327       264       279       291       248       225
  Installment loans              82          83        89        92        90        83        85        86
  Credit card loans              15          15        14        12        15        15        16        17
                                ---------------------------------------------------------------------------
                                431         440       550       494       510       513       506       488
Loan income
  Income from deposits with
   other financial
   institutions                  10          14        14        19        22        33        49        53
  Income from federal funds
   sold                          52          39        84       102       104       125       110       113
Total interest income           857         936     1,083     1,062     1,109     1,178     1,221     1,241

  Demand deposits               120         131       157       164       188       203       235       273
  Savings deposits               28          31        31        31        35        44        45        54
  Time deposits:
    CD's under $100,000          67          74        77        89       104       112       128       155
    CD's $100,000 and over       40          53        65        66        78        93       103       127
                                ---------------------------------------------------------------------------
  Total interest expense        255         289       330       350       405       452       511       609
                                ---------------------------------------------------------------------------

Net interest income             602         647       753       712       704       726       710       632
Provision for loan losses         8                     7         8         7         8         7         8
                                ---------------------------------------------------------------------------
Net funds function              594         647       753       705       696       719       702       625

Other income:
 Service charges on deposit
  accounts                      225         234       240       211       209       213       194       183
 Other service charges and
  fees                           12          12        15        13        14        12        14        10
 Securities gains(losses)                               1        21                             5       (66)
 Other non-interest income       17          18        15        13        18        16        15        14
                                ---------------------------------------------------------------------------
Total other income              254         264       271       258       241       241       228       141

Other expense:
  Salaries and benefits         283         294       289       346       269       272       258       297
  Other non-interest expense    252         248       317       323       307       354       327       314
                                ---------------------------------------------------------------------------
Total other expense             535         542       606       669       576       626       585       611

Income before income taxes      313         369       418       294       361       334       345       155
Income tax (provision) benefit (104)       (120)     (132)      (93)     (115)      (89)     (116)      (46)
                                ---------------------------------------------------------------------------
Income before extraordinary
 items and other
  adjustments                   209         249       286       201       246       245       229       109
Extraordinary items and other                         7
                                ---------------------------------------------------------------------------
  adjustments
Net income                      209         249       286       208       246       245       229       109
                                ===========================================================================




                                      1991

$(thousands)                  Third   Second   First
- ------------                  ------  ------   -----
Condensed income statement:
Interest income:
  Taxable securities            532     519    454
Tax exempt securities            42      39     38
                                ------------------
                                571     557    492
Securities income
  Commercial loans              186     198    203
  Real estate loans             202     203    210
  Installment loans              82      77     66
  Credit card loans              15      15     16
                                ------------------
                                485     493    495
Loan income
  Income from deposits with
   other financial
   institutions                  51      48     13
  Income from federal funds
   sold                         106      90    176
Total interest income         1,213   1,188  1,176

  Demand deposits               268     226    223
  Savings deposits               50      48     50
  Time deposits:
    CD's under $100,000         169     181    194
    CD's $100,000 and over      116     176    220
                                ------------------
  Total interest expense        603     631    687
                                ------------------

Net interest income             610     557    489
Provision for loan losses         7              8
                                ------------------
Net funds function              602     550    481

Other income:
 Service charges on deposit
  accounts                      175     150    140
 Other service charges and
  fees                           11      13     10
 Securities gains(losses)       (29)    (10)     0
 Other non-interest income        8       8     12
                                ------------------
Total other income              165     161    162

Other expense:
  Salaries and benefits         230     227    233
  Other non-interest expense    219     244    235
                                ------------------
Total other expense             449     471    468

Income before income taxes      318     240    175
Income tax (provision) benefit  (95)    (69)   (48)
                                ------------------
Income before extraordinary
 items and other
  adjustments                   223     171    127
Extraordinary items and other
                                ------------------
  adjustments
Net income                      223     171    127
                                ==================


Management's Discussion and Analysis of Results of Operations and Financial Condition of PARKDALE


                                  Introduction




Included in this review are the following sections:


   I.  Overview of Operations


  II.  Net Interest Income


 III.  Other Income, Other Expense and Income Taxes


  IV.  Asset Quality


   V.  Liquidity and Interest Rate Sensitivity


  VI.  Capital


This discussion should be read together with the financial statements, notes and tables included elsewhere in this Prospectus and Proxy Statement. Definitions of terms used in this discussion include:


  Average Balances:  All average balances are calculated based on daily
  -----------------
averages. Interim period annualizations are based on actual days in the relevant period.


  Fully Taxable Equivalent Basis (FTE):  Income on earning assets that is
  -------------------------------------
subject to either a reduced rate or zero rate of income tax, adjusted to give effect to the incremental federal income tax rate of 34% and adjusted for nondeductible carrying costs. Where appropriate, yield calculations include these adjustments.


  Net Interest Income:  Interest and related fee income on earning assets (FTE
  --------------------
basis where appropriate) reduced by total interest expense on interest-bearing liabilities.


  Net Interest Margin:  Net interest income on a FTE basis expressed as a
  --------------------
percent of average earning assets.


  Total Shareholder Return:  The increase in book value of a share of PARKDALE
  -------------------------
stock from one year end to the next, plus dividends per share paid during the year.


  Liquidity Ratio:  The total of (a) the book value of marketable securities,
  ----------------
(b) fed funds sold, (c) deposits in other banks, and (d) cash; less (i) required reserves, and (ii) secured liabilities; divided by total unsecured deposits.


                            I. Overview of Operations
                            -------------------------


  Net income for 1992 was $927,874, or $4.21 per share, increasing from $629,914, or $2.95 per share during 1991 and $567,124, or $2.67 per share in
1990. Factors which contributed to the 1992 earnings increase included a strong net interest margin of 4.29% compared to 4.21% in 1991, increased earning assets, improved credit quality, and a 28% increase in non-interest income (excluding net investment securities gains and losses). Details of changes in earnings per common share for 1991 and 1992 are presented in Table 1.

Table 1   Analysis of Net Income Per Common Share




                                     1991-92    1990-91
                                     -------    -------
Net income per common share,
 prior year                            $2.95      $2.67
Increase (decrease) from
 changes in:
  Earning asset volume                  3.02       3.91
  Net interest margin, other           (0.42)     (2.74)
  Provision for loan and lease
   losses                                          0.42
  Other income                          0.98       0.47
  Securities transactions               0.61      (0.30)
  Other expense                        (2.14)     (1.26)
  Provision for federal income
   taxes                               (0.73)     (0.18)
  Extraordinary item-utilization
    of capital loss carry
     forward                            0.03
                                       ------------------
                                       $4.30      $2.99
Change in average common shares        (0.09)     (0.04)
Net income per common share             4.21      $2.95
                                       ==================

  Key performance measures increased during the year. Return on average assets increased to 1.34% from 1.02% in 1991 which was down from 1.11% in 1990. Return on average equity also increased to 16.85% in 1992 from 13.54% in 1991 which was also down from 13.95% in 1990. The ending ratio of tangible capital to net assets increased to 8.19% in 1992 from 7.34% in 1991 and 7.22% in 1990. These results were due to strong earnings and limited dividend payments during these years.

                            II. Net Interest Income
                            -----------------------

  Interest-earning assets at year-end increased to $67.5 million in 1992 from $65.6 million in 1991 and $51.5 million in 1990. Investment securities increased to $32.5 million from $30.6 million in 1991 and $23.7 million in 1990. Loans increased to $21.2 million from $18.6 million in 1991 and $17.4 million in 1990. The loan growth was due, in part, to the addition of a commercial loan officer to PARKDALE's staff in early 1991.


Table 2   Analysis of Changes in Net Interest Income

                                                            Year Ended December 31,
                                                            -----------------------
                                             1992 Over 1991                        1991 Over 1990
                                             --------------                        --------------
                                   Volume        Rate         Total       Volume        Rate         Total
                                  ---------    ---------    ---------    ---------    ---------    ---------
Increase (decrease) in
 interest income:
  Short term investments            160,321     (247,543)     (87,222)       4,391     (315,980)    (311,589)
  Securities                        248,221     (482,705)    (234,484)     748,389     (154,928)     593,461
  Loans                             234,786     (171,772)      63,014       78,771     (107,489)     (28,718)
                                    -------------------------------------------------------------------------
    Total                           643,328     (902,020)    (258,692)     831,551     (578,397)     253,154
                                    -------------------------------------------------------------------------
Increase (decrease) in
 interest expense:
  Deposits                          133,084     (945,555)    (812,471)     383,317     (378,603)       4,714
                                    -------------------------------------------------------------------------
    Total                           133,084     (945,555)    (812,471)     383,317     (378,603)       4,714
                                    -------------------------------------------------------------------------
Increase (decrease) in net
 interest income                    510,244       43,535      553,779      448,234     (199,794)     248,440
                                    =========================================================================

  Lower interest rates in 1992, compared to 1991, resulted in a reduction in interest earned on assets of $258,692 after an increase of $253,154 in 1991. Despite lower rates, loan interest income increased by $63,014 due to a $2.6 million growth in loans outstanding. The decline in total interest income for 1992 was more than offset by an even larger decline in PARKDALE's interest expense which fell $812,471 compared to a modest increase of $4,714 in 1991. The resulting effect in 1992 was an increase in net interest income of $553,779 over 1991, although earning assets grew only $1.9 million. This compares to an increase of only $248,440 in 1991 over 1990, although earning assets grew by $14.1 million during that period.


Table 3   Rate Yield Analysis


                         1992     1991     1990
- --------------------------------------------------
Earning Assets Yield     7.03%    8.68%    9.97%

Deposit Cost             2.74%    4.47%    5.42%


  PARKDALE has historically enjoyed a high non-interest bearing to total deposit ratio. This coupled with the aggressive management of PARKDALE's interest rate sensitivity during 1991 and 1992 resulted in a net interest margin that benefited from the falling rate environment. PARKDALE was positioned at the end of 1991 to take full advantage of falling interest rates. From 1990 to 1992 the Earning Asset Yield dropped from 9.89% to 6.96%, a decrease of 293 basis points or 29.6%. However, during this same period Deposit Cost dropped from 5.42% to 2.74%, a decrease of 268 basis points or 49.4%.

  Securities and Short-term Investments.  PARKDALE's securities portfolio grew
  --------------------------------------
from $23.7 million at year-end 1990 to $32.5 million at year-end 1992, a two year increase of $8.8 million or 37.1%. This was due in part to weak loan demand and the investment of excess funds generated as a result of deposit growth. This increase represented 54.0% of the total earning asset growth during the period. Most of this growth occurred in U.S. Government and Government Agency obligations. These classes of securities represented 60.3% of the portfolio at year-end 1991 and 79.7% at year-end 1992. The securities portfolio accounted for $2.0 million of PARKDALE's $4.6 million in interest income in 1992, or 43.4%. This compares to $1.6 million or 35.4% in 1990 and $2.2 million or 45.8% in 1991. Short-term investments totaled $13.9 million at year-end 1992 compared to $16.4 million in 1991 and $10.4 million in 1990. Short-term investments accounted for 12.3% of total interest income in 1992 compared to 13.5% in 1991 and 21.1% in 1990. Short-term investments represented 20.6% of earning assets at year-end 1992 compared to 25.2% in 1991 and 20.4% in 1990.

  Loan Portfolio.  Interest income on loans increased by $63,014 in 1992 after a
  ---------------
decrease of $28,718 in 1991. A growth of $2.2 million in net outstanding loans helped maintain loan interest income despite falling rates in 1992.


Table 4   Loan Concentrations


                                    1992                        1991
                           --------------------------------------------------
                          Balance at    Percent of    Balance at    Percent of
$(thousands)               Year End       Loans        Year End       Loans
- ------------------------------------------------------------------------------
Commercial                  6,199         29.27%        5,764         30.92
Real estate                10,685         50.45%        9,341         50.11%
Installment loans, net of   3,797         17.93%        3,034         16.28%
  unearned discount
Credit card loans             497          2.35%          503          2.70%


Loan concentrations remained virtually unchanged from year-end 1991 to 1992. PARKDALE's real estate loans grew by $1.3 million, commercial loans by $435 thousand, and installment loans by $763 thousand. Credit card loans decreased by $6 thousand. PARKDALE's loan to deposit ratio was 31.8% at year end 1990, fell to 29.7% in 1991 and was back up to 32.3% in 1992.

Table 5   Maturity Schedule of Loans at December 31, 1992





$(thousands)                   Fixed      Variable
- --------------------------------------------------
1993                           3,594       10,150
1994 through 1997              6,128
After 1997                     1,723
                              -------------------
                              11,445       10,150
                              ===================


Table 5 represents the maturities of certain loans at December 31, 1992. Excluded are credit card loans and overdrafts. Variable rate loans are slotted at the earlier of repricing or maturity date.


  Deposits.  PARKDALE has historically enjoyed a non-interest bearing to total
  ---------
deposit ratio that was higher than its peer group. At year end 1992, non-interest bearing deposits were 25.0 % of total deposits, 24.8% in 1991 and 26.9% in 1990. Certificates of Deposits declined as a percent of total deposits from 37.7% at year-end 1990, to 31.4% at year-end 1991, and to a low of 24.8% at year-end 1992. As interest rates declined in 1992, depositors moved funds into more liquid deposit products. As a result, Money Market and NOW accounts were 32.1% of total deposits at year-end 1990, but grew to 39.3% at year-end 1991 and 44.2% at year-end 1992. Savings accounts grew from 3.3% of total deposits at year end 1990 to 4.6% at year-end 1991 and 5.9% at year-end 1992. This shift in funds between deposit products helped produce an overall lower cost of funds which increased PARKDALE's net interest margin and net interest income.


               III.  Other Income, Other Expense and Income Taxes
                  --------------------------------------------


  Non-interest income (excluding securities gains and losses) has increased over the last three years from $633,569 in 1990 to $733,361 in 1991 and $941,970 in 1992. This represents an increase of 16.3% in 1991 and a 28.4% increase in 1992. PARKDALE has a high volume of commercial checking account business. By regularly reviewing service charges for commercial accounts and the local market for these charges, PARKDALE has been able to maximize service charge revenue from these accounts. Other service charges and fees account for only a small portion of the annual increases. As a percentage of average assets, non-interest income was 1.13% in 1990, 1.16% in 1991, and 1.39% in 1992.


Table 6   Analysis of Changes in Other Income and Other Expenses


                                          $Change        $Change
                                          1992-1991      1991-1990
                                          ---------      ---------
Other income:
  Service charges on deposit accounts     $178,975        $104,291
  Other service charges and fees             9,384           5,090
  Other                                     20,250          (9,589)
                                          ------------------------
    Total other income                     208,609          99,792
                                          ------------------------

Other expenses:
  Salaries and employee benefits           157,747         128,041
  Net occupancy expense, exclusive
   of depreciation                          13,622          16,029
  Depreciation and amortization             16,187          15,071
  Outside services and processing          177,348          42,651
  Marketing and development                 29,397         (16,216)
  Communication and transportation           8,964           6,804
  Other                                     53,406          74,868
                                          ------------------------
    Total other expense                    456,671         267,248
                                          ------------------------
    Net non-interest expense              $248,062        $167,456
                                          ========================


  As a percentage of average assets, non-interest expense was 3.18% in 1990, 3.25% in 1991, and 3.54% in 1992. Salary expense increased $128,041 in 1991 and $157,747 in 1992. This category accounted for 47.9% of the total increase in 1991, but only 34.5% in 1992. The increase was a result in staff additions to maintain service quality as PARKDALE's deposits grew.


  The year 1992 showed a $177,348 increase in outside services and processing. This amount includes an extraordinary increase in "due from bank service charges" resulting from an arrangement with a correspondent bank that served as PARKDALE's cash letter end-point. Because of the deteriorating condition of the correspondent bank, PARKDALE endeavored to maintained a zero or negative ledger balance in its checking account with the correspondent bank. This was to protect PARKDALE in the event of the failure of the correspondent bank and allowed PARKDALE to continue its check clearing arrangement. PARKDALE was charged for any overdraft and the use of "uncollected funds" at a rate substantially equal to the fed fund rate. However, because of this arrangement PARKDALE was able to sell additional fed funds daily, the interest income from which offset the charge from the correspondent bank. This arrangement did, however, inflate non-interest expense for the year.


  Pre-tax income for 1990 was $787,539. After taxes of $220,415, or 28.0%, net income was $567,124. In 1991, pre-tax income before securities transactions was $992,413. Securities losses of $104,713 reduced this amount to $887,700. Taxes for 1991 were $257,786, or 29.0%, which resulted in after tax income of $629,914, 11.1% more than 1990. The 1991 securities loss was the result of a loss provision on a block of municipal securities and the partial sale of a mutual fund owned by PARKDALE. 1992 pre-tax income before securities transactions was $1,308,246 or $315,833 ahead of 1991. Securities gains of $25,500, also from the sale of mutual funds, resulted in total pre-tax income of $1,333,746, $446,046 ahead of 1991. Taxes of $412,842 or 31%, resulted in after tax income of $920,904. Utilization in 1992 of a capital loss carry-forward generated by the 1991 sale of mutual funds resulted in extraordinary income of $6,970 and increased net income for 1992 to $927,874, 47% greater than 1991.
The increase in the effective tax rate for PARKDALE during these years was the result of a decrease in non-taxable investment income due to the maturity of tax-exempt municipal bonds in the investment portfolio.


                               IV.  Asset Quality


  At year-end 1990, loans past due over 90 days totaled only $2 thousand with non-accrual loans of $128 thousand. Combined, these totaled less than 1% of outstanding loans. Charge-offs for 1990 were $93 thousand with recoveries of $27 thousand and an ending loan loss reserve of $542 thousand, 3.11% of outstanding loans. By year-end 1991, past dues had grown to $451 thousand and non-accrual totaled $95 thousand. Combined, these loans had risen to almost 3% of outstanding loans. Charge-offs for the year were $64 thousand with recoveries of $7 thousand. With a provision of $30 thousand for the year, the year-end balance of the loan loss reserve was $516 thousand or 2.77% of loans. Loan quality improved in 1992 with year-end past-dues of only $28 thousand and non-accruals of $33 thousand. Combined, these totaled only .28% of outstanding loans. Recoveries of $39 thousand exceeded charge-offs of $32 thousand. With a 1992 provision of $30 thousand, the year-end loan loss reserve balance of $552 thousand was 2.61% of outstanding loans. PARKDALE's Board of Directors certified that the balance of the Loan Loss Reserve was adequate considering the relative risk in the loan portfolio as of year-end. However, reserve calculation methodologies are subject to change, from time to time, at the discretion of the Board. Such a change could result in an increase or decrease in the level of reserves considered to be adequate in relation to the risk of loss in the loan portfolio.


  At year-end 1990, PARKDALE had $1,398 thousand in internally identified classified loans, of which $1,120 thousand were classified substandard and $13 thousand were classified doubtful. By year-end 1991, classified loans totaled $1,493 thousand, of which $873 thousand were identified as substandard with no loans classified as doubtful. By year-end 1992, classified loans were down to $1,233 thousand with $924 thousand in substandard and $33 thousand as doubtful.


  PARKDALE has one sub-standard investment security, a block of Southeast Texas Housing Finance Corporation Bonds with an original cost of $98 thousand. PARKDALE established a specific reserve of $77 thousand in 1990. The bond is currently carried at a net book value of $21 thousand. As of year-end 1992, this bond was on non-accrual and had a market value of $49 thousand. No other securities in PARKDALE's investment portfolio are classified and at year-end the portfolio had an appreciated value in excess of book of $290 thousand.


                  V.  Liquidity and Interest Rate Sensitivity
                      ---------------------------------------

  PARKDALE's Investment, Liquidity and Funds Management Policy state that PARKDALE will endeavor to maintain a liquidity ratio in excess of 20%. PARKDALE has historically maintained a high liquidity ratio. This is due in part to the commercial nature of our deposit base. PARKDALE also has deposit relationships with individuals who control large blocks of PARKDALE's deposits. Liquidity management at PARKDALE has always required a ready source of funds sufficient to liquidate these relationships on demand if called upon to do so. PARKDALE has generally maintained a net fed funds sold position equal to the total balances of these relationships. PARKDALE's liquidity ratio was 70.1% at year-end 1990, 73.7% at year-end 1991, and 75.1% at year-end 1992.


Table 7      Asset and Liability Repricing Schedule

                                          Within         Four          Seven        One to         Over
                                           Three        to Six       to Twelve       Five          Five
$(thousands)                              Months        Months        Months         Years         Years         Total
- ------------                              ------        ------       ---------       ------        -----         -----
Earning Assets:
  Federal funds sold                     $  12,300                                                             $  12,300
  Deposits with other financial
   institutions                                288     $   1,260                   $     100                       1,648
  Securities:
    Variable rate                           10,013     $     500         5,027                   $     419        15,959
    Fixed                                    2,866         1,012         6,989         5,522           128        16,517
  Total securities                          12,879         1,512        12,016         5,522           547        32,476
  Loans:
    Variable rate                           10,613                                                                10,613
    Fixed                                    1,203           683         1,231         6,322         1,073        10,512
  Total loans                               11,816           683         1,231         6,322         1,073        21,125
                                            ----------------------------------------------------------------------------
   Total earning assets                     37,283         2,195        14,507        11,944         1,620        67,549
                                            ----------------------------------------------------------------------------
Interest bearing liabilities:
  Demand-interest bearing                    9,265                                                                 9,265
  Regular and money market savings          19,907         3,889                                                  23,796
  CD's                                       8,263         4,771         3,075            61                      16,170

  Total interest bearing
   liabilities                              37,435         8,660         3,075                                    49,231
                                            ----------------------------------------------------------------------------
Gap                                          (152)        (6,465)       11,432        11,883         1,620        18,318
                                            ============================================================================
Cumulative gap                               (152)        (6,617)        4,815        16,698        18,318
                                            ============================================================================
Cumulative gap as a percent
 of earning assets                           (.23)%       ( 9.80)%        7.13%        24.72%        27.12%
                                            ============================================================================

  PARKDALE's Investment, Liquidity and Funds Management Policy states that it shall be PARKDALE's goal to not allow the cumulative Gap at any maturity to exceed ten percent of all interest sensitive assets until substantially all interest sensitive liabilities have been matched. At year-end 1992, PARKDALE was almost evenly matched in the three month time frame. Rate sensitive assets being only $152 thousand less than rate sensitive liabilities. This negative "Gap" was .23% rate sensitive assets. However, at six months, the cumulative gap was a negative $6.6 million, or 9.80% of rate sensitive assets. With interest rates falling at year-end 1992, Bank management felt the negative gap would enhance PARKDALE's net interest margin in the upcoming months. The twelve month cumulative gap was positive at $4.8 million or 7.13% of interest sensitive assets. Rate sensitive liabilities, except $61 thousand maturing after one year, were covered, as required by the policy, within the twelve month period.


                                  VI.  Capital


  PARKDALE strives to maintain a strong equity position. At year-end 1992, PARKDALE's equity capital ratio was 8.19% of total assets, up .85% from year-end 1991. This was due to strong earnings in 1992 of $928 thousand and modest dividend payments of $70 thousand. PARKDALE's Total Capital to Total Risked Weighted Assets was 19.3% at year-end 1992, two and a half times greater than regulatory requirements.


Market Prices of and Dividends Paid on PARKDALE Common Stock


  As of June 30, 1993, there were approximately 87 holders of record of PARKDALE Common Stock.


  There is no established public trading market for PARKDALE Common Stock. PARKDALE Common Stock is not traded on a registered national stock exchange and there are no published bid and asked quotations on PARKDALE Common Stock. The most recent price at which shares changed hands between a willing buyer and a willing seller was approximately $16 per share involving a total of 100 shares in a transaction that took place on March 19, 1991.


  Quarterly dividends paid with respect to PARKDALE Common Stock from the first quarter of 1990 through the third quarter of 1993 are shown below:



  Quarter              1990            1991          1992          1993
  -------              ----            ----          ----          ----
First                 $0.05           $0.05          $0.05        $0.08
Second                 0.05            0.05           0.05         0.08
Third                  0.05            0.05           0.05           --
Fourth                 0.09            0.09           0.17           --

 TOTAL                $0.24           $0.24          $0.32        $0.16



  The Merger Agreement provides that, beginning with the first calendar quarter of 1993 and for each succeeding calendar quarter before the quarter in which the Merger occurs, PARKDALE may not declare or pay any dividends or make any distributions on shares of PARKDALE Common Stock, except that PARKDALE may, if it so elects, pay quarterly cash dividends in the second, third and fourth quarters of 1993 in an aggregate amount not to exceed $17,334 per quarter for all outstanding shares of PARKDALE Common Stock and, for the first quarter of 1994, in an aggregate amount not to exceed $17,500 for all outstanding shares of PARKDALE Common Stock. The Merger Agreement further provides, however, that PARKDALE may not declare or pay any dividend or make any distributions on shares of PARKDALE Common Stock in the quarter in which the Merger occurs and in which PARKDALE shareholders are entitled to receive regular quarterly dividends on the shares of BANC ONE Common Stock into which the shares of PARKDALE Common Stock have been converted.

                      D.  VOTING AND MANAGEMENT INFORMATION


  BANC ONE will pay the costs of preparing and printing this Prospectus and Proxy Statement and PARKDALE will bear the cost of soliciting proxies for the Special Meeting. Solicitation of proxies will be made in person, by mail, or by telephone, telegraph or other electronic medium by present and former directors, officers and employees of PARKDALE for which no additional compensation will be paid. PARKDALE will bear the cost of solicitation of proxies from its Shareholders. Copies of the form of proxy and Notice and this Prospectus will
be mailed to Shareholders on or about                    , 1993.
                                      -------------------


                                     VOTING


  The proxy accompanying this Prospectus is solicited by the Board of Directors of PARKDALE and, if properly executed and returned, will be voted in accordance with the instructions given therein. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL TO APPROVE THE MERGER AGREEMENT. In addition, a proxy will confer authority on PARKDALE's management to adjourn the Special Meeting to another date (not more than 30 days after the originally scheduled meeting date) and/or place for any purpose including, without limitation, for the purpose of soliciting additional proxies. Any proxy may be revoked at any time before it is voted by furnishing PARKDALE with either written notice of revocation or a subsequently dated proxy or appearing at the Special Meeting and electing to vote in person.


   The PARKDALE Board has fixed the close of business on                       ,
                                                         ----------------------
1993, as the record date for the determination of Shareholders entitled to notice of and to vote at the Special Meeting. As of the record date,
                                                                     -----------
shares of PARKDALE Common Stock were outstanding, each of which entitled its holder to one vote at the Special Meeting. The affirmative vote of two thirds of the outstanding shares of PARKDALE Common Stock entitled to vote thereon is required for approval of the Merger Agreement.


  The Directors of PARKDALE have approved the Merger Agreement, with one Director dissenting, and each director has indicated an intention to vote all of his shares in favor of the Merger Agreement.


                                 OTHER BUSINESS


  As of the date of this Proxy Statement, the Board of Directors and management of PARKDALE are not aware of any matter which will come before the Special Meeting other than the Plan of Merger. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the person or persons entitled to vote the shares represented by such proxy discretionary authority to vote the same with regard to any other matter in accordance with their best judgment in the interest of PARKDALE.


                        RIGHTS OF DISSENTING SHAREHOLDERS


  The following summary does not purport to be a complete statement of the procedures to be followed by PARKDALE shareholders desiring to exercise dissenters' rights and is qualified in its entirety by reference to the provisions of Section 215A of the National Bank Act, 12 U.S.C. (S)215a, the full text of which is attached hereto as Exhibit A. Because the preservation and exercise of dissenters' rights requires strict adherence to these provisions, PARKDALE shareholders who might desire to exercise such rights should review these provisions carefully, timely consult their own legal advisors and strictly adhere to the provisions' requirements.


  Under the provisions of Section 215a of the National Bank Act, each PARKDALE shareholder who objects to the Merger has the right to demand that he be paid in cash the value of his shares (as of the time the Merger becomes effective), if and when the Merger is consummated, subject to the following conditions:

  (1) A shareholder will have the right to such payment only if he either votes against the Plan of Merger at the Special Meeting or gives written notice to PARKDALE at or before the Special Meeting that he dissents from the Plan of Merger, which notice may be addressed to _____________;


  (2) Any shareholder seeking to exercise dissenters' rights must, within 30 days after the effective date of the Merger, make a written request for payment to BANK ONE TEXAS, the surviving entity in the Merger, which request may be addressed to _________________________ (PARKDALE's shareholders will be notified of the effective date of the Merger); and


  (3) The written request for payment must be accompanied by surrender of the certificate(s) representing the PARKDALE shares in question.


  Thus a PARKDALE shareholder who does not either (a) vote against the Plan of Merger at the Special Meeting or (b) give PARKDALE written notice at or before the Special Meeting that he dissents from the Merger, or who does not within 30 days after the effective date of the Merger send BANK ONE TEXAS a written request for payment accompanied by the certificate(s) for the PARKDALE shares in question, will be deemed to have waived his right to demand payment in cash for his PARKDALE shares.


  The value of dissenting shares will be determined by three appraisers, one to be selected by majority vote of the owners of the shares involved, one to be selected by the Board of Directors of BANK ONE TEXAS, and the third to be chosen by the other two. The evaluation agreed upon by any two appraisers will govern. If the appraisal is not completed within 90 days after the Merger becomes effective, the OCC will, upon request, cause an appraisal to be made. If the value fixed by the appraisers is not satisfactory to any dissenting shareholder who has requested payment, the shareholder may, within five days after being notified of such value, appeal to the OCC which will cause a reappraisal to be made. Such reappraisal will be final and binding as to the value of the shares of the person so appealing. The OCC's expenses in making any such appraisal or reappraisal, as the case may be, will be borne by BANK ONE TEXAS. Failure to comply with any of the foregoing conditions will result in the loss of the rights described above.


  The shares of BANC ONE Common Stock which would have been delivered to any dissenting shareholders had they not requested payment will be sold at an advertised public auction and, if such shares are sold at a price greater than the amount paid to such dissenting shareholders, based on the appraisal, the excess in such sale price will be paid to such dissenting shareholders. The OCC has issued a Bulletin describing its appraisal methods, a copy of which is attached hereto as Exhibit B.


  The full text of Section 215a of the National Bank Act is set forth as Exhibit A to this Prospectus and Proxy Statement. Since the foregoing description is not a complete summary of its provisions, any shareholder who may be considering exercising his rights as a dissenter is urged to refer to such text. The provisions of Section 215a of the National Bank Act require strict compliance, and any PARKDALE shareholder who wishes to object to the Merger and demand payment for his shares should consider consulting his own advisor.


  If a shareholder fails to perfect his dissenter's rights by failing strictly to comply with the applicable statutory requirements, he will be bound by the terms of the Merger Agreement. An executed proxy on which no voting direction is made will be voted FOR approval of the Merger, so a dissenting shareholder who wishes to have his shares represented by a proxy at the Special Meeting but preserve his dissenters' rights must mark his proxy card either to vote against the Merger or to abstain from voting thereon, in addition to complying with the other requirements as described herein.


                MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF BANC ONE


  Information concerning the directors and executive officers of BANC ONE, compensation of directors and executive officers of BANC ONE and any related transactions in which they have an interest, together with information related to principal shareholders of BANC ONE, is set forth in BANC ONE's Proxy Statement, dated March 11, 1993, incorporated herein by reference to BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1992. See "Incorporation by Reference."




                MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PARKDALE


  The names and ages of the directors and executive officers of PARKDALE, their current positions and offices, if any, held with PARKDALE, their past business experience and certain other information, together with their ownership of PARKDALE Common Stock as of September 30, 1993, are as follows:



                                   Shares of
Name, Age, Positions               PARKDALE
and Offices with PARKDALE        Common Stock            Principal Occupations for
and Year Became Director      Beneficially Owned    Past Five Years and Other Information
- -------------------------     ------------------    -------------------------------------
Ronnie Anderson--46                 900             President, Anderson Co. (real estate)
Director--1980

Charles B. Childress--46            800             President, Market Place of Texas (convenience store
Director--1991                                      operator, petroleum distribution)

Thomas W. Harrison--40             1,000            Executive Vice President, ALLCO, Inc.
Director--1989                                      (commercial construction)

George O. Hudspeth--61             1,067            Sales Representative, New York Life Insurance Co.
Director--1977

Victor J. Patrizi--76              1,200            Patrizi Investments (restaurants)
Director--1977

J. Hoke Peacock II--52               667            Senior Partner, Orgain, Bell & Tucker, L.L.P. (law firm)
Director--1974

Ben J. Rogers--80                 20,771            Partner, Rogers Brothers Investments (real estate,
Director--1974                                      banking investments)
Chairman of the Board

J.W. Rogers--41                    9,240            Self-employed, investments, attorney
Director--1991

Victor J. Rogers--72              17,825            Partner, Rogers Brothers Investments (real estate, banking
Director--1974                                      investments)

Bentley P. Stansbury--76           3,900            Self-employed, real estate, insurance, investments
Director--1976
Secretary to the Board

Tommy G. Warren--52                1,567            President, T. Warren, Inc. (commercial construction)
Director--1982


Travis C. Riley--43                  50
Senior Vice President and Cashier

Ben D. Orgain, Jr.--37              400
President and Chief
 Executive Officer


Compensation of Directors and Executive Officers

  The following table sets forth the individual compensation paid to PARKDALE's Chief Executive Officer and to PARKDALE's only other executive officer for services rendered in all capacities during the fiscal years ended December 31, 1992, 1991 and 1990.


                                                    Annual Compensation           Long-Term Compensation
                                            ------------------------------   ---------------------------------
                                                                                           Awards
                                                                   -----------------------------------------------------
                                                                                                     Long Term     All
                                                                   Other     Restricted    Stock     Incentive     Other
                                                                   Annual    Stock         Options    Pay-         Comp
Name and Principal Position         Year    Salary($)   Bonus($)   Comp($)   Awards($)      (#)       outs ($)     ($)
                                    ----    ---------   --------   -------   ----------    -------   ---------     -----
Calvin H. Spindor     Pres. & CEO   1992     $110,000    $47,000   $3,000      5,000        -0-        -0-         -0-
                      Pres. & CEO   1991      104,000     44,600    3,000      9,000        -0-        -0-         -0-
                      Pres. & CEO   1990       97,600     42,400    2,850        -0-        -0-        -0-         -0-

Travis C. Riley Sr.V.P. & Cashier   1992       55,000      5,000      -0-        -0-        -0-        -0-         -0-
                Sr.V.P. & Cashier   1991       52,500      5,000      -0-        -0-        -0-        -0-         -0-
                Sr.V.P. & Cashier   1990       48,000      3,000      -0-        -0-        -0-        -0-         -0-



Options/Stock Appreciation Rights

  PARKDALE has no formal stock option or stock appreciation right plan.
However, on March 10, 1992, PARKDALE and its then-President Calvin H. Spindor entered into an agreement which granted Mr. Spindor the option to acquire and purchase 5,000 shares of PARKDALE Common. The option was vested immediately and irrevocable until the earlier of (a) thirty days following the termination, for any reason, of Mr. Spindor's employment with PARKDALE, or (b) December 31, 1996. The option is exercisable at the sole discretion of Mr. Spindor any time before termination. The exercise price payable for the shares is $21.43 per share, an amount equal to the book value per share of PARKDALE Common on the date the option was granted.


  On August 10, 1993, PARKDALE and Mr. Spindor each agreed to an amendment to this stock option agreement which extended the termination date of the option until "240 days following the termination, for any reason, of Spindor's employment with Parkdale." Mr. Spindor's employment with PARKDALE terminated on August 10, 1993, and Mr. Spindor has indicated that he will exercise his option rights prior to consummation of the Merger.


  Other than the options granted to Mr. Spindor, PARKDALE currently has no unexercised options to acquire shares of PARKDALE Common outstanding, did not issue or grant any such options during fiscal year 1992 and has not issued or granted any such options during the current fiscal year. Other than Mr. Spindor's options, no such options were exercised during fiscal year 1992 and no such options have been exercised during the current fiscal year.

Long-Term Incentive Plans


  PARKDALE did not during fiscal year 1992 have in place any long-term incentive compensation plan, has not adopted any such plan during the current fiscal year and, apart from the options described above that were awarded to Mr. Spindor in March 1992, has not made any long-term incentive awards since the end of fiscal year 1991.


Savings Plan


  PARKDALE has established a 401(k) Profit Sharing Plan and Trust for the purpose of rewarding eligible employees for long and loyal service by providing them with retirement benefits. Employees are eligible to participate in the plan on the first day of the plan year after completing six months of service and attaining the age of 21-1/2 years. Participants may elect to defer a percentage of their compensation, up to the maximum amount allowed by law, instead of receiving that amount in cash. Each year, PARKDALE contributes to the plan (a) the entire amount of the salary reduction elected by each participant; (b) a discretionary matching contribution, determined by PARKDALE, equal to a percentage of the amount of the salary reduction each participant elected to defer; and (c) a discretionary amount determined each year by PARKDALE. PARKDALE's discretionary contribution to the plan was $27,878 in 1991 and $47,604 in 1992. Participants are immediately vested for the full amount of their plans funded by elected salary deferral. There is no vesting in the employer-contributed portion of participants' plans until the participant completes three full years of service with PARKDALE, at which time participants become 100% vested. As of December 31, 1992, the plan had total net assets available for plan benefits of $298,267.


Retirement Benefits


  Apart from the 401(k) plan described above, PARKDALE currently provides no retirement benefits to its officers or employees.


Compensation of Directors


  Each PARKDALE Director (including inside Directors) receives $400 for each regularly scheduled, and $50 for each specially called, meeting of the Board of Directors. Travis C. Riley, as secretary to the Board, receives $400 for each regularly scheduled meeting of the Board. Outside Directors who are members of the Board's Audit and/or Loan & Discount Committees also receive $50 for each Committee meeting they attend.


Employment Contracts


  PARKDALE has no employment contracts currently in effect. However, at its July 13, 1993 meeting PARKDALE's Board of Directors voted to pay President and Chief Executive Officer Ben D. Orgain a one-time retention bonus of $17,000 upon the closing of the Merger. And at its August 10, 1993 meeting PARKDALE's Board granted a similar one-time retention bonus of $2,500 to Travis C. Riley, Senior Vice President and Cashier of PARKDALE.


Board Compensation Committee Report on Executive Compensation


  The Executive Committee of PARKDALE's Board of Directors meets annually to review the performance of the bank's President and Chief Executive Officer, set his salary for the upcoming year, and determine the amount of bonus to be paid for the current year. In making their decision, the Committee considers the performance of the bank for the current year compared to previous years, the performance of the bank in terms of Return on Assets and Return on Equity, and the performance of the Bank relative to its peers.

Transactions with Management and Owners


  PARKDALE leases land on which a portion of the bank building is located under a long term lease with Director Ben J. Rogers, as trustee for certain other related Directors and major shareholders of PARKDALE. The lease expires December 31, 2003, although PARKDALE has an option to extend the lease for an additional ten years. In addition to minimum rental payments, the lease requires PARKDALE to pay property taxes, insurance, and maintenance costs relating to the property. Total rental expense was $14,600 per annum for the years 1990-92.


  PARKDALE Director Victor J. Rogers and affiliates own BANC ONE Common Stock which represents less than one one-hundredth of 1% of the total shares of such stock outstanding. Mr. Rogers also has a minor borrowing relationship with Bank One Texas.


  PARKDALE has entered into transactions with its executive officers, directors and significant shareholders, and their affiliates ("Related Parties"). Such transactions include direct and indirect loans that were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal risk of collectability or present other unfavorable features. Indirect loans aggregating approximately $213,059 as of September 30, 1993, to Director Hoke Peacock, have been reported as problem loans. Relationships with Related Parties also include transactions in which PARKDALE provides services as a bank depository of funds.


Ownership of Shares


  No person is known to PARKDALE to be the beneficial owner of more than 5% of any class of PARKDALE shares at June 30, 1993, except as follows:



Name and Address of                                     % of Total
Beneficial Owner                No. of Shares        Outstanding Shares
- ----------------------          -------------        ------------------
Ben J. Rogers                      20,171                  9.0%
P.O. Box 1310
Beaumont, Texas 17704

Dr. N. J. Rogers                   23,815                 10.6%
P.O. Box 1310
Beaumont, Texas 17704

Regina J. Rogers                   54,901                 24.5%
121 North Post Oak Lane
Apt. 2401
Beaumont, Texas 17704

Dr. S. J. Rogers                   16,500                  7.4%
P.O. Box 1310
Beaumont, Texas 17704

Victor J. Rogers                   17,925                  8.0%
P.O. Box 1310
Beaumont, Texas 17704

Rogers Family Members
 who own less than 5% *            40,815                 18.2%


* Identification of this ownership is not to be construed as an admission of beneficial ownership or action as a group by the Rogers family or any individual family members named in the table.




Proposed Merger with BANK ONE TEXAS


  On June 7, 1993 PARKDALE entered into the Merger Agreement providing for the Merger of PARKDALE into BANK ONE TEXAS on the terms, and subject to the conditions, described above. The Merger is subject, among other things, to shareholder and regulatory approval. It is anticipated that the Merger will be
consummated in the       quarter of 199   .
                   -----               --

                        November 11, 1993



To the Stockholders and the Board of Directors
Parkdale Bank
Beaumont, Texas


We have compiled the accompanying balance sheets of Parkdale Bank as of September 30, 1993 and 1992, and the related statements of income, changes in stockholders' equity and cash flows for the nine months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of Bank management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

                                      /s/ McClelland Samuel S. Fehnel, L.L.P.

PARKDALE BANK
BALANCE SHEETS
(UNAUDITED)
SEPTEMBER 30

                                                        1993           1992
                                                    -------------  ------------
ASSETS

Cash and due from banks                               $ 3,789,891   $ 1,028,501
Interest bearing deposits with other
 financial institutions                                   195,000     1,553,000
Federal funds sold                                     12,800,000    13,700,000
Investment securities (approximate
 market value of                                      $23,997,773
  and $30,268,943 at September 30,
   1993 and 1992) (Note 3)                             23,660,592    29,776,195
Loans, less allowance for loan
 losses of $548,214 and $520,925 at
 September 30, 1993 and 1992
 (Note 4)                                              18,325,303    20,268,733
Bank premises and equipment, net
 (Note 5)                                               1,882,369     1,942,014
Interest earned not collected                             275,281       294,315
Other assets                                              163,227       214,157
                                                      -----------  ------------
  Total assets                                        $61,091,663   $68,776,915
                                                      ===========  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Non-interest bearing                              $13,000,943  $14,528,399
    Interest bearing                                   41,292,649   47,986,713
                                                      -----------  -----------
    Total deposits                                     54,293,592   62,515,112

  Short-term borrowings                                                 66,925
  Accrued interest payable                                 50,878       87,121

  Other liabilities                                   151,862          362,048
                                                  -----------      -----------
    Total liabilities                              54,496,332       63,031,206
                                                  -----------      -----------

  Commitments and contingencies (Notes 11
   and 12)

STOCKHOLDERS' EQUITY
  Common stock                                        345,083          345,083
  Additional paid in capital                           58,604           58,604
  Surplus                                           2,569,250        2,569,250
  Retained earnings                                 3,704,828        2,857,706
                                                  -----------      -----------
                                                    6,677,765        5,830,643
  Less treasury stock, 10,955 shares
   (Note 14)                                     (     16,433)  (       16,433)
  Less net unrealized depreciation on equity
   securities                                    (     66,001)  (       68,501)
                                                  -----------      -----------
    Total stockholders' equity                      6,595,331        5,745,709
                                                  -----------      -----------

    Total liabilities and stockholders'
     equity                                       $61,091,663      $68,776,915
                                                  ===========      ===========



PARKDALE BANK
STATEMENTS OF INCOME
(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30


                                                    1993               1992
                                                 -----------       -----------
INTEREST INCOME
  Interest and fees on loans                      $1,422,026        $1,528,042
  Investment securities:
    Taxable                                        1,189,434         1,435,952
    Tax exempt                                        53,453           100,368
  Other interest income                              217,503           445,446
                                                  ----------        ----------
    Total interest income                          2,882,416         3,509,808
                                                  ----------        ----------

INTEREST EXPENSE ON DEPOSITS                         874,146         1,366,967
                                                  ----------        ----------
    Net interest income                            2,008,270         2,142,841

PROVISION FOR LOAN LOSSES                                               22,500
                                                                    ----------

    NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES                               2,008,270         2,120,341
                                                  ----------        ----------

OTHER INCOME
  Service charges and fees                           737,884           655,896
  Securities gains (losses)                      (       600)            5,000
  Other income                                        45,651            47,030
                                                  ----------        ----------
    Total other income                               782,935           707,926
                                                  ----------        ----------

OTHER EXPENSES
  Salaries and related costs                         866,407           799,028
  Occupancy expenses, exclusive of
   depreciation                                      107,743           110,408
  Depreciation                                        81,567            78,826
  Outside services and processing                    177,944           327,044
  Other                                              449,713           471,816
                                                  ----------        ----------
    Total other expenses                           1,683,374         1,787,122
                                                  ----------        ----------

    INCOME BEFORE INCOME TAXES                     1,107,831         1,041,145
INCOME TAX (PROVISION) BENEFIT
  Income excluding securities transactions       (   356,516)      (   318,232)
  Securities transactions                                204       (     1,700)
                                                  ----------        ----------



    INCOME BEFORE CUMULATIVE EFFECT
    OF ACCOUNTING CHANGE                             751,519           721,213

Cumulative effect of accounting change on
 periods prior to 1993                          (     27,800)
                                                  ----------

    NET INCOME                                    $  723,719        $  721,213
                                                  ==========        ==========

Net income per common share                            $3.28             $3.27
                                                  ==========        ==========

Weighted average common shares outstanding           220,340           220,473
                                                  ==========        ==========

PARKDALE BANK
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992


                                            Par
                                Shares     Value                                                     Unrealized
                              Authorized   $1.50   Additional                                       Depreciation      Total
                                 and        Per     Paid-in                  Retained     Treasury   on Equity     Stockholders'
                                Issued     Share    Capital      Surplus     Earnings      Stock     Securities       Equity
                              ---------  --------  ----------  -----------   ----------  ---------   -----------   ------------
Balance, December 31, 1991     220,500   $330,750   $ 58,604   $1,869,250    $2,858,403  $(  2,100)  $( 64,001)    $5,050,906

Net income                                                                      721,213                               721,213
Cash dividends, $.10 per
 share                                                                        (  21,910)                             ( 21,910)
Net change in unrealized
 depreciation on equity
 securities                                                                                            ( 4,500)      (  4,500)
Additional shares
 authorized and issued as
 treasury stock                  9,555     14,333                                         ( 14,333)
Transfer to surplus                                               700,000     ( 700,000)
                               -------   --------   --------   ----------    ----------   --------    --------     ----------
Balance, September 30,
 1992                          230,055   $345,083   $ 58,604   $2,569,250    $3,016,165   $(16,433)   $(68,501)    $5,745,709
                               =======   ========   ========   ==========    ==========   ========    ========     ==========


Balance, December 31, 1992     230,055   $345,083   $ 58,604   $2,569,250    $3,016,165   $(16,433)   $(77,501)    $5,895,168

Net income                                                                      723,719                               723,719
Cash dividends, $.16 per
 share                                                                       (   35,056)                            (  35,056)

Net change in unrealized
 depreciation on equity
 securities                                                                                             11,500         11,500
                               -------   --------   --------   ----------    ----------   --------    --------     ----------
Balance, September 30,
 1993                          230,055   $345,083   $ 58,604   $2,569,250    $3,704,828    $(16,433)  $(66,001)    $6,595,331
                               =======   ========   ========   ==========    ==========   ========    ========     ==========


See accountants' compilation report.
The accompanying notes are an integral part of the financial statements.

PARKDALE BANK
STATEMENTS OF CASH FLOWS
(UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30

                                                     1993             1992
                                                ---------------  --------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                        $    723,719    $    721,213
    Adjustments to reconcile net income
    to net cash provided by operating activities:

  Depreciation                                         105,928         110,729
  Provision for loan losses                                             22,500
  Net investment securities (gains) losses                 600        (  5,000)
  Net decrease in deferred income taxes                 23,719
  Net decrease in accrued income and other
   assets                                              242,070         311,605
  Net increase (decrease) in accrued expenses
   and other liabilities                          (    264,756)         70,742
                                                  ------------    ------------

    NET CASH PROVIDED BY OPERATING ACTIVITIES          831,280       1,231,789
                                                  ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease in interest bearing deposits
 with other financial institutions                   1,453,000       1,819,100
Net increase in federal funds sold               (     500,000)   (    700,000)
Proceeds from maturities of investment
 securities                                         14,749,775      16,386,469
Purchases of investment securities               (   5,925,778)    (15,613,159)
Net (increase) decrease in loans                     2,300,157    (  2,164,506)
Additions to bank premises and equipment         (      30,225)   (    105,172)
                                                  ------------    ------------

  NET CASH PROVIDED (USED) BY INVESTING
   ACTIVITIES                                       12,046,929    (    377,268)
                                                  ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in demand deposit and savings
 accounts                                         (  3,957,616)   (    217,012)
Net increase (decrease) in money market
 accounts                                         (  5,387,815)      2,918,458
Net decrease in time deposits                     (  2,017,263)    ( 3,017,474)
Net decrease in other borrowed funds                              (    479,177)
Cash dividends paid                               (     35,056)   (     21,910)
                                                  ------------    ------------

  NET CASH USED BY FINANCING ACTIVITIES            (11,397,750)    (   817,115)
                                                  ------------    ------------

Net increase in cash and cash equivalents            1,480,459          37,406
Cash and cash equivalents January 1,                 2,309,432         991,095
                                                  ------------    ------------

Cash and cash equivalents at September 30,        $  3,789,891    $  1,028,501
                                                  ============    ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
 INFORMATION:
Interest paid                                     $    887,161    $  1,424,352
                                                  ============    ============

Income taxes paid                                 $    555,346    $    126,534
                                                  ============    ============

PARKDALE BANK
(UNAUDITED)
NOTES TO FINANCIAL STATEMENTS


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Parkdale Bank ("the Bank") conform to generally accepted accounting principles and to general practice within the bank industry. The accompanying unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of results for the interim periods. A summary of the more significant accounting policies follows.

Investment Securities:

Investment debt securities are those securities which the Bank has the ability and intent to hold to maturity. However, in the future management may determine that certain investments should be sold prior to maturity in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Marketable equity securities are valued at the lower of cost or market.

 Allowance for Loan Losses:

 The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses are charged to expense.

 Bank Premises and Equipment:

 Bank premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposal of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized.

 Income Recognition:

 Income earned is recognized principally on the accrual basis of accounting. Interest income on installment loans is recognized under the sum-of-the-months-digits method. Under this method, the finance charge is reported in decreasing amounts each month which provides an approximately level rate of return on the outstanding principal balance. Discounts on loans purchased are recognized as interest income over the term of the loans computed by the effective interest method. Certain fees, principally service, are recognized as income when billed. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is charged against income. In future periods, interest will be included in income to the extent received only if principal recovery is reasonably assured.


 PARKDALE BANK
 (UNAUDITED)
 NOTES TO FINANCIAL STATEMENTS


 Income Taxes:

 Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes.

 Off Balance Sheet Financial Instruments:

 In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

 Statement of Cash Flows:

 For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

 Net Income Per Common Share:

 Net income per common share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period.


 Note 2 - PENDING MERGER

 On June 7, 1993, the Bank entered into an Agreement and Plan of Merger, a wholly-owned subsidiary of Banc One Texas Corporation ("BOTNA") which Bank One, Texas, n.a. ("Bank One Texas") is a wholly-owned subsidiary of Banc One Corporation. Upon the effective date of the merger, Bank One Texas will be the surviving corporation, and the Bank will become a branch of Bank One Texas. Under the merger agreement, all common stockholders of the Bank will receive common stock of Banc One Corporation. The merger will be accounted for as a pooling of interests and is subject to stockholder and regulatory approval.


 Note 3 - INVESTMENT SECURITIES

 The carrying amounts and approximate market values of investment securities are as follows:

                                                     September 30, 1993
                                  --------------------------------------------------------
                                                   Gross          Gross       Approximate
                                    Carrying     Unrealized     Unrealized       Market
                                     Amount        Gains          Losses         Value
                                  ------------  ------------  --------------  ------------
U.S. Treasury and government
 agency securities                 $20,081,360      $165,832         $ 8,055   $20,239,137
Mortgage-backed securities           2,035,593        31,122           6,426     2,060,289
Tax-exempt securities                  986,941       154,708                     1,141,649
Foreign government securities           25,000                                      25,000
Other                                  531,698       531,698
                                   -----------      --------         -------  ------------

                                   $23,660,592      $351,662         $14,481   $23,997,773
                                   ===========      ========         =======  ============

PARKDALE BANK
(UNAUDITED)
NOTES TO FINANCIAL STATEMENTS


                                                    September 30, 1992
                                  ------------------------------------------------------
                                                   Gross          Gross      Approximate
                                   Carrying     Unrealized     Unrealized      Market
                                    Amount         Gains         Losses         Value
                                  -----------  -------------  -------------  -----------
U.S. Treasury and government
 agency securities                $21,243,747     $  346,319        $34,327  $21,555,739
Mortgage-backed securities          6,274,313        121,012         18,942    6,376,383
Tax-exempt securities               1,203,937         75,608                   1,279,545
Foreign government securities          25,000          3,078                      28,078
Other                               1,029,198      1,029,198
                                  -----------     ----------        -------  -----------

                                  $29,776,195     $  546,017        $53,269  $30,268,943
                                  ===========     ==========        =======  ===========

 Securities carried at approximately $3,515,525 and market value of $3,552,407 at September 30, 1993, were pledged to secure public deposits. Included in other securities is one marketable equity security, carried at the lower of cost or market, with an original cost of $496,509 at September 30, 1993, and approximate market value of $430,508.

 Gross realized gains and (losses) on sales and maturities of securities were:


                                                    September 30,
                                         ---------------------------------
                                             1993                1992
                                         ---------------   ---------------
     Mortgage backed securities         $(           600)  $
     State and municipal securities     $                  $         5,000

 The contractual maturities of investment securities held at September 30, 1993, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                          Approximate
                                              Carrying      Market
                                               Amount       Value
                                             -----------  ------------
Due in one year or less                      $ 2,094,591   $ 2,134,303
Due from one to five years                     7,460,893     7,631,125
Due from five to ten years                     1,510,161     1,596,274
Due after ten years                              330,842       344,992
                                             -----------   -----------
                                              11,396,487    11,706,694
Variable rate securities                      11,732,407    11,759,381
Marketable equity and other securities           531,698       531,698
                                             -----------   -----------

                                             $23,660,592   $23,997,773
                                             ===========   ===========


PARKDALE BANK
(UNAUDITED)
NOTES TO FINANCIAL STATEMENTS


Note 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES



An analysis of loans follows:

                                                        September 30,
                                               -------------------------------
                                                  1993                1992
                                               -----------         -----------
  Commercial                                   $ 4,968,255         $ 6,348,615
  Real estate - mortgage                         9,720,936          10,463,942
  Installment                                    4,132,501           3,887,129
  Credit card loans                                427,024             492,414
                                               -----------         -----------
                                                19,248,716          21,192,100
  Unearned discount                         (      375,199)      (     402,442)
                                               -----------         -----------
                                                18,873,517          20,789,658
  Allowance for loan losses                 (      548,214)      (     520,925)
                                               -----------         -----------

                                               $18,325,303         $20,268,733
                                               ===========         ===========

The maturities of fixed rate loans at September 30, 1993, were as follows:


  Due in one year or less                      $ 2,364,302
  Due from one to five years                     5,455,914
  Due from five to ten years                       757,981
  Due after ten years                              308,713
                                               -----------
                                                 8,886,910
  Variable rate loans                            9,986,607
                                               -----------

                                               $18,873,517
                                               ===========

Loans on which the accrual of interest has been discontinued amounted to $4,965 at September 30, 1993.

An analysis of the change in the allowance for loan losses follows:


                                               Nine Months Ended September 30,
                                               -------------------------------
                                                  1993                1992
                                               -----------         -----------
  Balance at January 1,                        $   552,292         $   515,513
  Loans charged off                            (    14,498)        (    21,643)
  Recoveries                                        10,420               4,555
  Provision for loan losses                         22,500
                                               -----------         -----------

  Balance at September 30,                     $   548,214         $   520,925
                                               ===========         ===========


PARKDALE BANK
(UNAUDITED)
NOTES TO FINANCIAL STATEMENTS


Note 5 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment, at cost, and related accumulated depreciation are as follows:



                                              September 30,
                                       --------------------------
                                          1993            1992
                                       ----------      ----------
  Land                                 $  586,668      $  586,668
  Buildings and improvement             1,408,171       1,361,748
  Furniture and equipment                 745,430         705,544
  Automobile                               24,952          24,952
                                       ----------      ----------
                                        2,765,221       2,678,912
  Less accumulated depreciation        (  882,852)     (  768,748)
                                       ----------      ----------
                                        1,882,369       1,910,164
  Construction in progress                                 31,850
                                       ----------      ----------

                                       $1,882,369      $1,942,014
                                       ==========      ==========

Note 6 - DEPOSITS

The major categories of deposits are as follows:


                                            September 30,
                                    ----------------------------
                                        1993           1992
                                    -------------  -------------
Non-interest bearing                  $13,000,943    $14,528,399
                                      -----------    -----------
Interest bearing:
  Demand                                8,975,292      8,090,581


  Savings                               3,646,382      3,585,521
  Money market accounts                14,398,672     19,621,993
  Time                                 14,272,303     16,688,618
                                      -----------    -----------
    Total interest bearing
     deposits                          41,292,649     47,986,713
                                      -----------    -----------

Total deposits                        $54,293,592    $62,515,112
                                      ===========    ===========


Note 7 - INCOME TAXES

The FASB has issued Statement 109, "Accounting for Income Taxes". Prior to January 1, 1993, the Bank accounted for income taxes under APB 11, having elected not to adopt Statement 109 before its effective date. Statement 109 changed the Bank's method of accounting for income taxes from the deferred method required under APB 11 to the asset and liability method. Under the deferred method, annual income tax expense is matched with pretax accounting income by providing deferred taxes at current rates for timing difference between the determination of net income for financial reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

PARKDALE BANK
(UNAUDITED)
NOTES TO FINANCIAL STATEMENTS


Statement 109 is effective for fiscal years beginning after December 15, 1992. The Bank has elected not to retroactively restate financial statements for years before the effective date. The effect of initially applying this new pronouncement is reported as a cumulative effect of a change in accounting principle in the 1993 results of operations. The cumulative effect of the change in accounting principle results in a charge against operations of $27,800 for 1993.

The provision for income taxes consisted of the following:


                                       Nine Months Ended September 30,
                                     ------------------------------------
                                           1993               1992
                                     -----------------  -----------------

Federal amount currently payable              $344,680           $319,932
Deferred federal tax                            11,632
                                     -----------------  -----------------

                                              $356,312           $319,932
                                     =================  =================

The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34 percent due to the following:


                                              Nine Months Ended September 30,
                                          ----------------------------------------
                                                  1993                 1992
                                          --------------------  ------------------

   Tax based on statutory rate                      $ 376,663           $ 353,989
   Effect of tax-exempt income              (          21,081)   (         37,474)
   Loan loss provision                                           (          7,650)
   Depreciation                                                  (          3,697)
   Expense accruals                         (          10,139)             13,050
   Interest and other nondeductible
    expenses                                            1,206               2,738


Other (net)                             (            1,969)   (          1,024)
                                                 ---------           ---------

                                                 $ 344,680           $ 319,932
                                                 =========           =========

The components of deferred income taxes were principally related to the allowance for loan losses and depreciation.

The Bank has available at September 30, 1993, an unused capital loss carryforward of $45,415 which may be applied against future capital gains through December 31, 1996.


PARKDALE BANK
(UNAUDITED)
NOTES TO FINANCIAL STATEMENTS


Note 8 - PROFIT SHARING PLAN

The Bank has a profit sharing plan that covers the employees of the Bank. Contributions to the plan are at the discretion of the Board of Directors. Accruals for expected contributions to the plan, charged to operations, were $38,111 and $35,015 for the nine months ended September 30, 1993 and 1992.


Note 9 - LEASE

The Bank leases land on which a portion of the bank building is located under a long term lease which expires December 31, 2003, with an option to extend the lease for an additional ten years. In addition to minimum rental payments, the lease requires the Bank to pay property taxes, insurance, and maintenance costs relating to the property.

The future minimum rental commitment at September 30, 1993, under the lease are as follows:


   Due in the three months ending December 31,     1993   $  3,306
   Due in the year ending December 31,             1994     19,000
                                                   1995     19,000
                                                   1996     19,000
                                                   1997     19,000
                                                   1998     19,000
   Due in the remaining term of the lease                   95,000
                                                          --------

                                                          $193,306
                                                          ========

The total rental expense was $11,294 and $10,950 for the nine months ended September 30, 1993 and 1992, respectively.


Note 10 - RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at September 30, 1993, was $2,092,793 and $2,705,017 at September 30, 1992.

The Bank leases land under a long-term agreement as described in Note 8 from principal shareholders and directors of the Bank.



PARKDALE BANK
(UNAUDITED)
NOTES TO FINANCIAL STATEMENTS


Note 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Bank enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the balance sheets. These transactions are referred to as "off-balance sheet commitments". The Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit which involve elements of credit risk in excess of the amounts recognized in the balance sheets. The Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval monitoring procedures.

The Bank enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially, all of the Bank's commitments to extend credit are contingent upon customers meeting specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for possible loan losses. Because these commitments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

Outstanding commitments and standby letters of credit at September 30, 1993, are as follows:


     Commitments to extend credit secured by real estate       $      -0-
     Credit card arrangements                                  $1,365,302
     Other commitments to extend credit                        $1,226,474
     Standby letters of credit                                 $   43,520


Note 12 - CONTINGENT LIABILITIES

Employees of the Bank are entitled to paid vacation, paid sick days, and personal days off, depending on job classification, length of service, and other factors. It is impracticable to estimate the amount of compensation for future absences, and accordingly, no liability has been recorded in the accompanying financial statements. The Bank's policy is to recognize the cost of compensated absences when actually paid to employees.

Note 13 - CONCENTRATION OF CREDIT

Substantially all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area, which is Beaumont, Texas, and the surrounding counties. Most customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within Texas. The concentrations of credit by type of loan are set forth in Note 4. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $725,000.


PARKDALE BANK
(UNAUDITED)
NOTES TO FINANCIAL STATEMENTS


Note 14 - STOCK OPTION PLAN

In 1992 the Bank established a stock option plan for an officer of the Bank with an option to purchase 5,000 shares of the Bank's common stock at $21.43 per share through December 31, 1996. As of September 30, 1993, the option had not been exercised, but is expected to be exercised prior to the merger described in Note 2.

Outstanding stock options have been considered as common stock equivalents in the computation of earnings per share.

See accountants' compilation report.

                     January 29, 1993

Independent Auditor's Report
- ----------------------------

To the Stockholders and the Board of Directors
Parkdale Bank
Beaumont, Texas

We have audited the accompanying balance sheets of Parkdale Bank as of December 31, 1992 and 1991, and the related statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parkdale Bank at December 31, 1992 and 1991, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

                                   /s/ McClelland Samuel & Fehnel, L.L.P.

PARKDALE BANK
BALANCE SHEETS
DECEMBER 31

                                                   1992                 1991
                                             ------------------  ------------------
ASSETS

Cash and due from banks                             $ 2,309,432     $   991,095
Interest bearing deposits with other
 financial institutions                               1,648,000       3,372,000
Federal funds sold                                   12,300,000      13,000,000
Investment securities (approximate
 market value of $32,788,821 and
 $31,311,032 at December 31, 1992 and
 1991)  (Note 3)                                     32,498,050      30,581,008
Loans, less allowance for loan losses
 of $552,292 and $515,513 at December
 31, 1992 and 1991 (Note 4)                          20,625,460      18,126,727
Bank premises and equipment, net (Note
 5)                                                   1,933,639       1,915,668
Interest earned not collected                           485,866         582,446
Other assets                                            218,431         237,631
                                                    -----------  --------------
  Total assets                                      $72,018,878     $68,806,575
                                                    ===========  ==============


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Non-interest bearing                         $16,426,229       $15,576,396
    Interest bearing                              49,230,057        47,254,744
                                                 -----------       -----------
    Total deposits                                65,656,286        62,831,140

  Short-term borrowings                                                546,102
  Accrued interest payable                            63,893           144,506
  Other liabilities                                  403,531           233,921
                                                 -----------       -----------
    Total liabilities                             66,123,710        63,755,669
                                                 -----------       -----------

  Commitments and contingencies (Notes 11
   and 12)

STOCKHOLDERS' EQUITY
  Common stock                                       345,083           330,750
  Additional paid in capital                          58,604            58,604
  Surplus                                          2,569,250         1,869,250
  Retained earnings                                3,016,165         2,858,403
                                                 -----------       -----------
                                                   5,989,102         5,117,007
  Less treasury stock, 10,955 shares at
   December 31, 1992, and 1,400 shares at
   December 31, 1991 (Note 14)                    (   16,433)  (        2,100)
  Less net unrealized depreciation on
   equity securities                              (   77,501)  (       64,001)
                                                 -----------       -----------
    Total stockholders' equity                     5,895,168         5,050,906
                                                 -----------       -----------

    Total liabilities and stockholders'
     equity                                      $72,018,878       $68,806,575
                                                 ===========       ===========

PARKDALE BANK
STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31


                                                                       1992              1991              1990
                                                                 ----------------  ----------------  ----------------
INTEREST INCOME
  Interest and fees on loans                                          $2,023,538        $1,960,524        $1,989,242
  Interest and dividends on:
    Mortgage-backed, asset backed and other securities                 1,862,832         2,049,783         1,467,958
    Tax exempt securities                                                119,672           157,089           151,563
  Interest on federal funds sold                                         440,779           485,879           805,818
  Interest on deposits with other financial institutions                 122,916           165,038           156,688
                                                                      ----------        ----------        ----------
    Total interest income                                              4,569,737         4,818,313         4,571,269
                                                                      ----------        ----------        ----------

INTEREST EXPENSE
  Demand and savings deposits                                          1,014,691         1,237,141         1,056,291
  Time deposits                                                          703,222         1,293,243         1,469,379
                                                                      ----------        ----------        ----------
    Total interest expense                                             1,717,913         2,530,384         2,525,670
                                                                      ----------        ----------        ----------
    Net interest income                                                2,851,824         2,287,929         2,045,599

PROVISION FOR LOAN LOSSES                                                 30,000            30,000           120,000
                                                                      ----------        ----------        ----------

    NET INTEREST INCOME AFTER
    PROVISION FOR LOAN LOSSES                                          2,821,824         2,257,929         1,925,599
                                                                      ----------        ----------        ----------

OTHER INCOME
  Service charges on deposit accounts                                    826,314           647,339           543,048


  Other service charges and fees                                          53,493            44,109            39,019
  Securities gains (losses)                                               25,500       (   104,713)     (     40,000)
  Other income                                                            62,163            41,913            51,502
                                                                      ----------        ----------        ----------
    Total other income                                                   967,470           628,648           593,569
                                                                      ----------        ----------        ----------

OTHER EXPENSES
  Salaries and related costs                                           1,144,700           986,953           858,912
  Occupancy expenses, exclusive of depreciation                          145,078           131,456           115,427
  Depreciation                                                           112,132            95,945            80,874
  Outside services and processing                                        405,352           228,004           185,353
  Marketing and development                                              109,448            80,051            96,267
  Communication and transportation                                        51,426            42,462            35,658
  Other                                                                  487,412           434,006           359,138
                                                                      ----------        ----------        ----------
    Total other expenses                                               2,455,548         1,998,877         1,731,629
                                                                      ----------        ----------        ----------

    INCOME BEFORE INCOME TAXES                                         1,333,746           887,700           787,539
INCOME TAX (PROVISION) BENEFIT
  Income excluding securities transactions                           (   404,172)      (   293,388)      (   234,015)
  Securities transactions                                            (     8,670)           35,602            13,600
                                                                      ----------        ----------        ----------

    INCOME BEFORE EXTRAORDINARY ITEM                                     920,904           629,914           567,124

Extraordinary item - utilization of capital loss carryforward              6,970
                                                                      ----------

    NET INCOME                                                        $  927,874        $  629,914        $  567,124
                                                                      ==========        ==========        ==========

Net income per common share                                                $4.21             $2.95             $2.67
                                                                      ==========        ==========        ==========

Weighted average common shares outstanding                               220,621           213,366           212,762
                                                                      ==========        ==========        ==========

PARKDALE BANK
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1992, 1991, AND 1990




                                            Par
                             Shares        Value                                                         Unrealized
                            Authorized     $1.50    Additional                                          Depreciation     Total
                                and         Per       Paid-in                 Retained       Treasury    on Equity   Stockholders'
                              Issued       Share      Capital    Surplus      Earnings        Stock      Securities     Equity
                             --------    ---------   --------  -----------   -----------    ----------    ----------  -----------
Balance, December 31, 1989    220,500    $ 330,750   $          $1,869,250   $ 1,762,165    $ (15,570)    $( 135,951) $ 3,810,464
Net income for 1990                                                              567,124                                  567,124
Cash dividends declared,
 $.24 per share                                                              (    50,400)                               (  50,400)
Net change in unrealized
 depreciation on equity
 securities                                                                                               (  21,149)    (  21,149)
                             --------    ---------   --------  ----------    -----------    ---------    ----------   -----------
Balance, December 31, 1990    220,500      330,750              1,869,250      2,278,889      (15,570)   (  157,100)    4,306,039

Net income for 1991                                                              629,914                                  629,914
Cash dividends declared,
 $.24 per share                                                               (   50,400)                (   50,400)
Net change in unrealized
 depreciation on equity
 securities                                                                                                  93,099        93,099
Issuance of 9,100
 treasury shares under
 exercise of a stock
 option                                                58,604                                  13,650                      72,254
                             --------    ---------   --------  ----------    -----------    ---------    ----------   -----------
Balance, December 31, 1991    220,500      330,750     58,604   1,869,250      2,858,403     (  2,100)     ( 64,001)    5,050,906

Net income for 1992                                                              927,874                                  927,874
Cash dividends declared,
 $.32 per share                                                               (   70,112)                              (   70,112)
Net change in unrealized
 depreciation on equity
 securities                                                                                                ( 13,500)   (   13,500)
Additional shares authorized
 and issued as treasury
 stock                          9,555       14,333                                           ( 14,333)
Transfer to surplus                                              700,000      (  700,000)
                             --------    ---------   --------  ----------    -----------    ---------    ----------   -----------
Balance, December 31, 1992    230,055    $ 345,083   $ 58,604  $2,569,250    $ 3,016,165    $( 16,433)   $(  77,501)  $ 5,895,168
                             ========    =========   ========  ==========    ===========    =========    ==========   ===========

The accompanying notes are an integral part of the financial statements.


Cash dividends declared,
 $.32 per share                                                                              (   70,112)  ( 70,112)
Net change in unrealized
 depreciation on equity
 securities                                                                                  (   13,500)  ( 13,500)
Additional shares
 authorized and issued
 as treasury stock              9,555       14,333    (14,333)
Transfer to surplus                                                                             700,000   (700,000)
                             --------    ---------   --------   ----------    ----------   ------------  ---------  --------------

Balance, December 31,
 1992                         230,055    $ 345,083   $ 58,604   $2,569,250    $3,016,165      $ (16,433) $( 77,501) (   $5,895,168)

                             ========    =========   ========   ==========  ============   ============   ========  ==============

PARKDALE BANK
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31


                                     1992             1991            1990
                                ---------------  --------------  --------------

CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income                        $    927,874    $    629,914    $    567,124
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Depreciation                         112,132          95,945          80,874
  Provision for loan losses             30,000          30,000         120,000
  Charge off of unrealized
   depreciation on investment
   debt security                                        38,798          40,000
  Net investment securities
   (gains) losses                (      25,500)         65,915
  Net (increase) decrease in
   deferred income taxes         (      15,713)         11,796    (     40,733)
  Net (increase) decrease in
   accrued income and other
   assets                              131,493       (  80,283)   (    170,615)
  Net increase (decrease) in
   accrued expenses and other
   liabilities                          88,997       (  28,583)   (     78,330)
  Other, net                            30,846       (  21,840)   (     94,793)
                                  ------------    ------------    ------------

    NET CASH PROVIDED BY
     OPERATING ACTIVITIES            1,280,129         741,662         423,527
                                  ------------    ------------    ------------

CASH FLOWS FROM INVESTING
 ACTIVITIES
Net (increase) decrease in
 interest bearing deposits
 with other financial
 institutions                        1,724,000    (  2,872,000)      3,872,000
Net (increase) decrease in
 federal funds sold                    700,000    (  3,100,000)  (      80,000)
Proceeds from sales of
 investment securities               1,020,392         437,576
Proceeds from maturities of
 investment securities              19,175,048       9,475,271       5,858,887
Purchases of investment
 securities                        (22,130,228)    (16,819,108)    (14,816,531)
Net (increase) decrease in
 loans                            (  2,528,733)   (  1,265,412)        653,188
Additions to bank premises
 and equipment                    (    131,203)   (    132,287)   (    567,092)
Proceeds from sales of other
 real estate                                                             3,338
                                  ------------    ------------    ------------

  NET CASH USED BY INVESTING
   ACTIVITIES                      ( 2,170,724)    (14,275,960)    ( 5,076,210)
                                  ------------    ------------    ------------

CASH FLOWS FROM FINANCING
 ACTIVITIES
Net increase in demand
 deposit and savings accounts        3,158,720       4,122,001       8,435,578
Net increase (decrease) in
 money market accounts               3,082,952       4,801,851      (2,273,324)
Net increase (decrease) in
 time deposits                     ( 3,416,526)    ( 1,000,179)      1,401,560
Net increase (decrease) in
 other borrowed funds             (    546,102)        546,102
Cash dividends paid               (     70,112)   (     50,400)   (     31,500)
Exercise of stock option                                72,254
                                  ------------    ------------    ------------

  NET CASH PROVIDED BY
   FINANCING ACTIVITIES              2,208,932       8,491,629       7,532,314
                                  ------------    ------------    ------------

Net increase (decrease) in
 cash and cash equivalents           1,318,337      (5,042,669)      2,879,631
Cash and cash equivalents
 January 1,                            991,095       6,033,764       3,154,133
                                  ------------    ------------    ------------


Cash and cash equivalents at
 December 31,                     $  2,309,432    $    991,095    $  6,033,764
                                  ============    ============    ============

CASH PAID DURING THE YEAR FOR:
Interest                          $  1,798,525    $  2,581,536    $  2,497,885
                                  ============    ============    ============

Income taxes                      $    180,294    $    284,521    $    318,185
                                  ============    ============    ============

PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS


Note 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investment Securities:

Investment debt securities are those securities which the Bank has the ability and intent to hold to maturity. However, in the future management may determine that certain investments should be sold prior to maturity in response to changes in interest rates, changes in prepayment risk, the need to increase regulatory capital or other similar factors. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Gains or losses on disposition are based on net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Marketable equity securities are valued at the lower of cost or market.

Allowance for Loan Losses:

The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon review of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses are charged to expense.

Bank Premises and Equipment:

Bank premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposal of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized.

Income Recognition:

Income earned is recognized principally on the accrual basis of accounting. Interest income on installment loans is recognized under the sum-of-the-months-digits method. Under this method, the finance charge is reported in decreasing amounts each month which provides an approximately level rate of return on the outstanding principal balance. Discounts on loans purchased are recognized as interest income over the term of the loans computed by the effective interest method. Certain fees, principally service, are recognized as income when billed. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is charged against income. In future periods, interest will be included in income to the extent received only if principal recovery is reasonably assured.

Income Taxes:

Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes.

PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS


Off Balance Sheet Financial Instruments:

In the ordinary course of business the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Statement of Cash Flows:

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

Net Income Per Common Share:

Net income per common share is calculated by dividing net income available to common stockholders by the average number of common shares outstanding for the period.


Note 2 - PENDING MERGER

On December 9, 1992, the Bank signed a letter of intent with Bank One, Texas, N.A., whereby both parties agreed to enter into negotiations for the merger of the Bank with Bank One, Texas, N.A. Under the terms of the letter, Parkdale Bank would exchange all its issued and outstanding common stock for shares of Banc One, the parent company of Bank One, Texas, N.A. The merger will be accounted for as a pooling of interest and is subject to stockholder and regulatory approval.


Note 3 - INVESTMENT SECURITIES

The carrying amounts and approximate market values of investment securities at December 31, 1992 and 1991, are as follows:


                                                    Gross          Gross      Approximate
                                    Carrying     Unrealized     Unrealized      Market
                                     Amount         Gains         Losses         Value
                                  ------------  -------------  -------------  -----------
                                                             1992
                                                          -----------
U.S. Treasury and government
 agency securities                 $25,889,729       $246,655       $131,710  $26,004,674
Mortgage-backed securities           4,909,866         77,628         21,572    4,965,922
Tax-exempt securities                1,153,257        117,092                   1,270,349


Foreign government securities           25,000          2,678                      27,678
Other                                  520,198                                    520,198
                                   -----------       --------       --------  -----------

                                   $32,498,050       $444,053       $153,282  $32,788,821
                                   ===========       ========       ========  ===========


PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS


                                                   Gross          Gross       Approximate
                                   Carrying     Unrealized      Unrealized      Market
                                    Amount         Gains          Losses         Value
                                  -----------  -------------  --------------  ----------
                                                           1991
                                                        -----------
U.S. Treasury and government
 agency securities                $18,435,699       $408,101         $ 3,724  $18,840,076
Mortgage-backed securities          9,308,468        212,281          12,177    9,508,572
Tax-exempt securities               2,310,243        122,723             413    2,432,553
Foreign government securities          25,000          3,233                       28,233
Other                                 501,598                                     501,598
                                  -----------       --------         -------  -----------

                                  $30,581,008       $746,338         $16,314  $31,311,032
                                  ===========       ========         =======  ===========

Securities carried at approximately $1,808,000 and market value of $1,868,000 at December 31, 1992, were pledged to secure public deposits. Included in other securities is one marketable equity security, carried at the lower of cost or market, with an original cost of $496,509 at December 31, 1992, and approximate market value of $419,008.

Gross realized gains and (losses) on sales of securities were:


                                        1992             1991
                                   ---------------  ---------------

State and municipal securities             $ 5,000  $
Marketable equity security                 $20,500   (      65,915)

The contractual maturities of investment securities held at December 31, 1992, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


  Approximate
                                             Carrying       Market
                                               Amount        Value
                                            -----------  -------------

Due in one year or less                     $ 2,971,118    $ 3,023,833
Due from one to five years                   14,786,212     14,952,252
Due from five to ten years                    1,761,352      1,847,447
Due after ten years                           2,539,198      2,570,281
                                            -----------    -----------
                                             22,057,880     22,393,813
Mortgage-backed securities                    9,919,972      9,874,810
Marketable equity and other securities          520,198        520,198
                                            -----------    -----------

                                            $32,498,050    $32,788,821
                                            ===========    ===========


PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS

Note 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

 Loans at December 31, 1992 and 1991 are as follows:


                                                     1992             1991
                                                ---------------  --------------
  Commercial                                       $ 6,199,171     $ 5,763,575
  Real estate - mortgage                            10,684,732       9,341,263
  Installment                                        4,213,392       3,433,563
  Credit card loans                                    497,183         503,114
                                                   -----------     -----------
                                                    21,594,478      19,041,515
  Unearned discount                             (      416,726)  (     399,275)
                                                   -----------     -----------
                                                    21,177,752      18,642,240
  Allowance for loan losses                     (      552,292)  (     515,513)
                                                   -----------     -----------

                                                   $20,625,460     $18,126,727
                                                   ===========     ===========

The maturities of fixed rate loans at December 31, 1992, were as follows:


  Due in one year or less                          $ 3,594,047
  Due from one to five years                         6,128,057
  Due from five to ten years                         1,722,727
                                                   -----------
                                                    11,444,831
  Variable rate loans                               10,149,647
                                                   -----------

                                                   $21,594,478
                                                   ===========

 Loans on which the accrual of interest has been discontinued amounted to $32,585 at December 31, 1992. If interest on those loans had been accrued, such income would have approximated $1,192 for 1992.

 An analysis of the change in the allowance for loan losses follows:


                                    1992             1991
                              ----------------  ---------------

Balance at January 1,               $ 515,513        $ 542,247
Loans charged off             (        31,860)  (       63,791)
Recoveries                             38,639            7,057
Provision for loan losses              30,000           30,000
                                    ---------        ---------

Balance at December 31,             $ 552,292        $ 515,513
                                    =========        =========


PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS


Note 5 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment, at cost, and related accumulated depreciation at December 31, 1992 and 1991 are as follows:


                                        1992             1991
                                  ----------------  --------------

  Land                                 $  586,668      $  586,668
  Buildings and improvement             1,390,002       1,361,748
  Furniture and equipment                 733,374         631,844
  Automobile                               24,952          24,952
                                       ----------      ----------
                                        2,734,996       2,605,212
  Less accumulated depreciation     (     801,357)   (    689,922)
                                       ----------      ----------
                                        1,933,639       1,915,290


  Construction in progress                                    378
                                       ----------      ----------

                                       $1,933,639      $1,915,668
                                       ==========      ==========


Note 6 - DEPOSITS

 The major categories of deposits at December 31, 1992 and 1991 are as follows:


                                        1992           1991
                                    -------------  ------------

Non-interest bearing                  $16,426,229   $15,576,396
                                      -----------   -----------
Interest bearing:
  Demand                                9,264,530     7,981,720
  Savings                               3,889,474     2,863,397
  Money market accounts                19,786,487    16,703,535
  Time                                 16,289,566    19,706,092
                                      -----------   -----------
    Total interest bearing
     deposits                          49,230,057    47,254,744
                                      -----------   -----------

Total deposits                        $65,656,286   $62,831,140
                                      ===========   ===========


Note 7 - INCOME TAXES

The FASB has issued Statement 109, "Accounting for Income Taxes". The Bank currently accounts for income taxes under APB 11, having elected not to adopt Statement 109 before its effective date. Statement 109 will change the Bank's method of accounting for income taxes from the deferred method required under APB 11 to the asset and liability method. Under the deferred method, annual income tax expense is matched with pretax accounting income by providing deferred taxes at current rates for timing difference between the determination of net income for financial reporting and tax purposes. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS


Statement 109 is effective for fiscal years beginning after December 15, 1992. The Bank has elected not to retroactively restate financial statements for years before the effective date. The effect of initially applying this new pronouncement will be reported as a cumulative effect of a change in accounting principle in the 1993 results of operations. The cumulative effect of the change in accounting principle will result in a charge against operations of $27,800 for 1993.

The provision for income taxes consisted of the following:


                                                1992            1991
                                          ----------------  -------------

     Federal amount currently payable           $ 421,585        $216,150
     Deferred federal tax                 (        15,713)          1,636
     State amount currently payable                                40,000
                                          ---------------   -------------

                                                $ 405,872        $257,786
                                          ===============   =============

The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34 percent in 1992 and 1991, due to the following:


                                                  1992               1991
                                           ------------------  ----------------
Tax based on statutory rate                        $ 453,474         $ 301,818
Effect of tax-exempt income                   (       43,724)   (       56,054)
Recognition of tax benefits from
 exercise of stock option                                       (       41,738)
Loan loss provision                                   10,200    (        2,802)
Depreciation                                  (        4,929)   (        3,790)
Expense accruals                                       5,407             7,035
Accretion on investment securities            (        1,365)   (        2,078)
Interest and other nondeductible expenses              3,650             5,561
Nondeductible capital loss                                              22,411
Utilization of capital loss carryforward      (        6,970)
Gain on maturities of security
 investments                                           6,400
State income tax                                                (       13,600)
Other (net)                                   (          558)   (          613)
                                                   ---------         ---------

                                                   $ 421,585         $ 216,150
                                                   =========         =========

The components of deferred income taxes were principally related to the allowance for loan losses and depreciation.

The Bank has available at December 31, 1992, an unused capital loss carryforward of $45,415 which may be applied against future capital gains through December 31, 1996.


PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS


Note 8 - PROFIT SHARING PLAN

The Bank has a profit sharing plan that covers the employees of the Bank. Contributions to the plan are at the discretion of the Board of Directors. Contributions to the plan charged to operations were $47,604 in 1992, $27,878 in 1991, and $25,000 in 1990.


Note 9 - LEASE

The Bank leases land on which a portion of the bank building is located under a long term lease which expires December 31, 2003, with an option to extend the lease for an additional ten years. In addition to minimum rental payments, the lease requires the Bank to pay property taxes, insurance, and maintenance costs relating to the property.

The future minimum rental commitment at December 31, 1992, under the lease are as follows:


     Due in the year ending December 31,        1993   $ 14,600
                                                1994     19,000
                                                1995     19,000
                                                1996     19,000


                                                1997     19,000
     Due in the remaining term of the lease             114,000
                                                      ---------

                                                       $204,600
                                                      =========

The total rental expense was $14,600 annually in 1992, 1991, and 1990.


Note 10 - RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its executive officers, directors, significant shareholders, and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1992, was $2,727,349 and $1,993,488 at December 31, 1991.

The Bank leases land under a long-term agreement as described in Note 8 from principal shareholders of the Bank.

PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS


Note 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Bank enters into various transactions which, in accordance with generally accepted accounting principles, are not included on the balance sheets. These transactions are referred to as "off-balance sheet commitments". The Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby letters of credit which involve elements of credit risk in excess of the amounts recognized in the balance sheets. The Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval monitoring procedures.

The Bank enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially, all of the Bank's commitments to extend credit are contingent upon customers meeting specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for possible loan losses. Because these commitments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

Outstanding commitments and standby letters of credit at December 31, 1992, are as follows:


     Commitments to extend credit secured by real estate      $  356,951
     Credit card arrangements                                 $1,367,358
     Other commitments to extend credit                       $1,539,015
     Standby letters of credit                                $  439,900

Note 12 - CONTINGENT LIABILITIES

Employees of the Bank are entitled to paid vacation, paid sick days, and personal days off, depending on job classification, length of service, and other factors. It is impracticable to estimate the amount of compensation for future absences, and accordingly, no liability has been recorded in the accompanying financial statements. The Bank's policy is to recognize the cost of compensated absences when actually paid to employees.


Note 13 - CONCENTRATION OF CREDIT

Substantially all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area, which is Beaumont, Texas, and the surrounding counties. Most customers are depositors of the Bank. Investments in state and municipal securities involve governmental entities within Texas. The concentrations of credit by type of loan are set forth in Note 4. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $725,000.


PARKDALE BANK
NOTES TO FINANCIAL STATEMENTS


Note 14 - STOCK OPTION PLAN

In 1991 the Bank modified its stock option plan. Under the modified plan an officer of the Bank had an option to purchase 9,100 shares of the Bank's common stock at $7.94 per share. The officer exercised the option on December 31, 1991, and 9,100 shares of stock previously held in treasury were issued.

In 1992 the Bank entered into another stock option plan. Under the plan, an officer of the Bank has an option to purchase 5,000 shares of the Bank's common stock at $21.43 per share through December 31, 1996. As of December 31, 1992, this option had not been exercised.

Outstanding stock options have been considered as common stock equivalents in the computation of earnings per share.

                                                                     EXHIBIT A
                                                                     ---------

Section 215a of Title 12, United States Code
- --------------------------------------------

(a) One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with sections 215-2150 of this title, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall --

    (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participation in the plan of merger;

    (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank;

    (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the deceiving association; and

    (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.

(b) If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him which such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) The value of the shares of any dissenting shareholders shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any f State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

(e) The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of the court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interest as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.

(f) Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.

(g) Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.

                                                                       EXHIBIT B


                                Stock Appraisals

                             OCC Valuation Methods


Comptroller of the Currency. Administrator of National Banks. Banking Bulletin 88-22. August 22, 1988.


TO: Chief Executive Officers of National Banks,
    Deputy Comptrollers (District), Department and
    Division Heads, and Examining Personnel


Purpose
- -------

This banking bulletin is to inform all national banks of the valuation methods used by the Office of the Comptroller of the Currency to estimate the value of a bank's shares when it is involved in a conversion, merger, or consolidation. The results of appraisals performed for transactions that were consummated in 1985 and 1986 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

Background
- ----------

Under 12 U.S.C. Sections 214a, 215 and 215a, any shareholder dissenting to a conversion, consolidation, or merger involving a national bank may request from the resulting bank a valuation of the shares held by the dissenting shareholder. A committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two) is then to be formed to appraise the value of the shares. If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC).

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

Methods of Valuation Used
- -------------------------

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

Market Value
- ------------

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from The Wall Street Journal or a market-maker,
                                  -----------------------
those quotes are considered in determining the market value. If no market value is readily available, or if the market value available is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

Investment Value
- ----------------

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using locations, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

Adjusted Book Value
- -------------------

As a rule, the OCC does not place any weight on "unadjusted book value." While book value is a type of value, it is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as a going concern. The OCC does consider "adjusted book value." Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

Overall Valuation
- -----------------

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, more weight may be given to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

Purchase Premiums
- -----------------

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchaser, and such payments are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

Statistical Data
- ----------------

The chart below lists the results of appraisals performed by the OCC for transactions that were consummated in 1985 and 1986. The statistical data on book value and price/earnings ratios are provided for comparative purposes and are not necessarily relied on by the OCC in determining the value of the bank's shares. These historical data are provided to inform banks and investors about the results of past appraisals and should not be viewed as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking bulletin or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal and (2) that the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

                               Appraisal Results


                  OCC                                      Average Price/
 Appraisal     Appraisal          Price          Book      Earnings Ratio
   Date          Value           Offered         Value     of Peer Group

   1/1/85        107.05         110.00          178.29          5.3
   1/2/85         73.16          NA              66.35          6.8
  1/15/85         53.41          60.00           83.95          4.8
  1/31/85         22.72          20.00           38.49          5.4
   2/1/85         30.63          24.00           34.08          5.7
  2/25/85         27.74          27.55           41.62          5.9
  4/30/85         25.98          35.00           42.21          4.5
  7/30/85      3,153.10       2,640.00        6,063.66         NC
   9/1/85         17.23          21.00           21.84          4.7
 11/22/85        316.74         338.75          519.89          5.0
 11/22/85         30.28          NA              34.42          5.9
 12/16/85         66.29          77.00           89.64          5.6
 12/27/85         60.85          57.00          119.36          5.3
 12/31/85         61.77          NA              73.56          5.9
 12/31/85         75.79          40.00           58.74         12.1
  1/12/86         19.93          NA              26.37          7.0
  3/14/86         59.02         200.00          132.20          3.1
  4/21/86         40.44          35.00           43.54          6.4
   5/2/86         15.50          16.50           23.69          5.0
   7/3/86        405.74          NA             612.82          3.9
  7/31/86        297.34         600.00          650.63          4.4
   8/2/86        103.53         106.67          136.23         NC


The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.

NA--Not Available
NC--Not Computed

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS




Item 20.  Indemnification of Officers and Directors.


Section 1701.13(E) of the OGCL sets forth provisions which define the extent to which a corporation may indemnify directors, officers, and employees. Those provisions have been adopted by the Registrant in Article V of Registrant's Code of Regulations. Article V provides for the indemnification or the purchase of insurance for the benefit of the directors, officers, employees and agents of the Registrant in the event such persons are subject to legal action as a result of actions in their capacities as directors, officers, employees or agents of the Registrant. Registrant has entered into indemnification agreements with its directors and executive officers that provide for indemnification unless the indemnitee's conduct is finally adjudged by a court to be knowingly fraudulent, deliberately dishonest or willful misconduct. Registrant indemnifies other officers, employees or agents provided such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interest of the Registrant or, with respect to criminal actions, had no reason to believe was unlawful.


Item 21.  Exhibits and Financial Statement Schedules.


The following exhibits are filed herewith except those indicated which have been filed previously as shown below and which are incorporated herein by reference.


 2.1* Merger Agreement dated June 7, 1993, between PARKDALE BANK and Bank
      One, Texas, N.A., joined in by BANC ONE CORPORATION.


 2.3* Form of Proxy to be used by PARKDALE BANK


 3.1 Amended Articles of Incorporation of the Registrant (incorporated by reference from Exhibit 3-1 of the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1991.)


 3.2 Code of Regulations of the Registrant (incorporated by reference from Exhibit 3-2 of the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1991).


 3.3* Amended Articles of Incorporation of PARKDALE BANK


 3.4* Amended By-Laws of PARKDALE BANK


 4.1 Form of Common Stock Certificate of the Registrant (incorporated by reference from Exhibit 4.1 to the Annual Report of the Registrant on Form 10-K for the year ended December 31, 1989).


 5* Opinion of Roman J. Gerber, General Counsel and Executive Vice President of BANC ONE CORPORATION, regarding the legality of securities being offered, including consent.


 8* Opinion of Coopers & Lybrand regarding the Federal income tax consequences of the Merger, including consent.


10.1* Indenture of Lease dated July 20, 1973 between Ben J. Rogers,
      Trustee, and Rosedale Bank


10.2* Bank Contract for Electronic Data Processing Services and
      Customerfile System dated November 24, 1992 between Fiserv Financial Systems, Inc. and Parkdale Bank

24 Consents of Coopers & Lybrand and Roman J. Gerber are included elsewhere in Part II of this Registration Statement.


24.1* Consent of Coopers & Lybrand


24.2* Consent of McClelland Samuel & Fehnel, L.L.P.


25 Power of attorney is included elsewhere in Part II of this Registration Statement.

- --------
* Previously filed.


Item 22.  Undertakings.


(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.


(c) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


(g)   The undersigned Registrant hereby undertakes:


      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;


           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:


      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on January 28, 1994.




                                         BANC ONE CORPORATION




                                         By:   /s/ William C. Leiter
                                              -------------------------------
                                              William C. Leiter
                                              Senior Vice President






                                POWER OF ATTORNEY




We, the undersigned officers and directors of BANC ONE CORPORATION, hereby severally constitute and appoint Roman J. Gerber, George R. L. Meiling and William C. Leiter, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


WITNESS our hands and common seal on the dates set forth below.


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



   Signature                    Title                              Date
   ---------                    -----                              ----
John B. McCoy*              Chairman of the Board             January 28, 1994
- ----------------------      (Principal Executive Officer
John B. McCoy               & Director)


Donald L. McWhorter*        President and Director            January 28, 1994
- ----------------------
Donald L. McWhorter


Frederick L. Cullen*        Chief Financial Officer           January 28, 1994
- ----------------------      (Principal Financial Officer)
Frederick L. Cullen

                                     II-4


   Signature                    Title                              Date
   ---------                    -----                              ----
/s/ William C. Leiter          Senior Vice President           January 28, 1994
- ------------------------------ (Principal Accounting
William C. Leiter               Officer)



Charles E. Exley*               Director                       January 28, 1994
- ------------------------------
Charles E. Exley



E. Gordon Gee*                  Director                       January 28, 1994
- ------------------------------
E. Gordon Gee



John R. Hall*                   Director                       January 28, 1994
- ------------------------------
John R. Hall



Laban P. Jackson, Jr.*          Director                       January 28, 1994
- ------------------------------
Laban P. Jackson, Jr.



John G. McCoy*                  Director                       January 28, 1994
- ------------------------------
John G. McCoy



Rene C. McPherson*              Director                       January 28, 1994
- ------------------------------
Rene C. McPherson



Thekla R. Shackelford*          Director                       January 28, 1994
- ------------------------------
Thekla R. Shackelford



Frederick P. Stratton, Jr.*     Director                       January 28, 1994
- ------------------------------
Frederick P. Stratton, Jr.



Romeo J. Ventres*               Director                       January 28, 1994
- ------------------------------
Romeo J. Ventres



Robert D. Walter*               Director                       January 28, 1994
- ------------------------------
Robert D. Walter



                                Director
- ------------------------------
Leslie H. Wexner



Alex Schumate*                  Director                       January 28, 1994
- ------------------------------
Alex Schumate, Esq.



* By /s/ William C. Leiter
     ---------------------
     William C. Leiter, Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit No.                      EXHIBIT TITLE                            Page
- -----------      --------------------------------------------          ---------
     2.1*        Merger Agreement dated June 7, 1993 between
                 Parkdale Bank and Bank One, Texas, N.A., joined
                 in by BANC ONE CORPORATION and Banc One Texas
                 Corporation

     2.3*        Form of Proxy to be used by Parkdale Bank

     3.3*        Amended Articles of Incorporation of Parkdale
                 Bank

     3.4*        Amended By-Laws of Parkdale Bank

     5*          Opinion of Roman J. Gerber, General Counsel for
                 BANC ONE CORPORATION regarding legality of securities being offered, including consent

     8* Opinion of Coopers & Lybrand regarding federal income tax consequences, including consent


    10.1* Indenture of Lease dated as of July 20, 1973 between Ben J. Rogers, Trustee, and Rosedale
                 Bank


    10.2*        Contract for On-Line Electronic Data Processing
                 Services dated November 24, 1992 between Fiserv
                 Financial Systems, Inc. and Parkdale Bank


    24.1*        Consent of Coopers & Lybrand

    24.2*        Consent of McClelland, Samuel & Fehnel, L.L.P.




- --------
*Previously filed.